Filed Pursuant to Rule 424(b)(4)

Registration No. 333-228498

PROSPECTUS DATED MARCH 31, 2023

3,200,000 Ordinary Shares

Hitek Global Inc.

This is an initial public offering of our Ordinary Shares. We are offering on a firm commitment basis, 3,200,000 Ordinary Shares, par value $0.0001 per share (the “Ordinary Shares”). Prior to this offering, there has been no public market for the Ordinary Shares. The initial public offering price was $5.00 per Ordinary Share. We have been approved to list our Ordinary Shares under the symbol “HKIT” for on the Nasdaq Capital Market.

We are an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations, our operations were conducted in China by our subsidiaries and through contractual arrangements, also known as VIE Agreements, with a variable interest entity, or “VIE”, Xiamen Hengda HiTek Computer Network Co., Ltd., and its subsidiaries. Neither we nor our subsidiaries own any equity interests in VIE.. The VIE Agreements enable us to consolidate the financial results of the VIE in our consolidated financial statements under generally accepted accounting principles in the U.S. (“U.S. GAAP”), and the structure involves unique risks to investors. The VIE structure provides contractual exposure to foreign investment in China-based companies.

This is an offering of the Ordinary Shares of the offshore holding company in Cayman Islands, instead of shares of the VIE in China, therefore, you are not investing in and may never hold equity interests in the VIE. The VIE Agreements by and among Tian Dahai (Xiamen) Information Technology Co. Ltd. (the “WFOE”), HiTek, and HiTek’s shareholders include (i) certain power of attorney agreements and equity interest pledge agreement, pursuant to which shareholders of HiTek pledged all of their equity interests in HiTek to WFOE guarantee the performance of HiTek’s obligations under the exclusive technical consulting and service agreement; (ii) an exclusive technical consulting and service agreement which allows WFOE to receive substantially all of the economic benefits from HiTek; and (iii) certain exclusive equity interest purchase agreements which provide WFOE with an exclusive option to purchase all or part of the equity interests in and/or assets of HiTek when and to the extent permitted by PRC laws. Through the VIE Agreements among WFOE, HiTek and HiTek’s shareholders, we are deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes only and must consolidate the VIE because it met the conditions under U.S. GAAP to consolidate the VIE.

However, the VIE structure cannot completely replicate a foreign investment in China-based companies, as the investors will not and may never hold equity interests in the Chinese operating entities. Instead, the VIE structure provides contractual exposure to foreign investment in us. Because we do not hold equity interests in the VIE, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign ownership of internet technology companies, regulatory review of oversea listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the VIE Agreements as they have not been tested in a court of law. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations and the value of Ordinary Shares may depreciate significantly or become worthless.

The VIE Agreements may not be effective in providing control over HiTek. We may also subject to sanctions imposed by PRC regulatory agencies including Chinese Securities Regulatory Commission, or CSRC, if we fail to comply with their rules and regulations. See “Risk Factors — Risks Relating to Our Corporate Structure” starting on page 26 of this prospectus, “Risk Factors — Risks Relating to Doing Business in the PRC” starting on page 30 of this prospectus and “Risk Factors — Risks Relating to This Offering and Our Ordinary Shares” starting on page 41 of this prospectus for more information.

We are subject to certain legal and operational risks associated with the VIE’s operations in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in the VIE’s operations, significant depreciation of the value of our Ordinary Shares, or a complete hindrance of our ability to offer or continue to offer our securities to investors. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement.

Pursuant to the PRC Cybersecurity Law, which was promulgated by the Standing Committee of the National People’s Congress on November 7, 2016 and took effect on June 1, 2017, personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affects or may affect national security, it should be subject to cybersecurity review by the Cyberspace Administration of China (“CAC”). Due to the lack of further interpretations, the exact scope of “critical information infrastructure operator” remains unclear. On December 28, 2021, the CAC and other relevant PRC governmental authorities jointly promulgated the Cybersecurity Review Measures (the “CAC Revised Measures”) to replace the original Cybersecurity Review Measures. The CAC Revised Measures took effect on February 15, 2022. Pursuant to the CAC Revised Measures, if critical information infrastructure operators purchase network products and services, or network platform operators conduct data processing activities that affect or may affect national security, they will be subject to cybersecurity review. On November 14, 2021, CAC published the Administration Measures for Cyber Data Security (Draft for Public Comments), or the “Cyber Data Security Measure (Draft)”, which requires cyberspace operators with personal information of more than 1 million users who want to list abroad to file a cybersecurity review with the Office of Cybersecurity Review. The cybersecurity review will evaluate, among others, the risk of critical information infrastructure, core data, important data, or a large amount of personal information being influenced, controlled or maliciously used by foreign governments and risk of network data security after going public overseas. As confirmed by our PRC counsel, Jingtian & Gongcheng, we are not subject to cybersecurity review with the CAC in accordance with the CAC Revised Measures, because (i) we are not in possession of or otherwise holding personal information of over one million users and it is also very unlikely that it will reach such threshold in the near future; and (ii) as of the date of this prospectus, we have not received any notice or determination from applicable PRC governmental authorities identifying it as a critical information infrastructure operator. However, since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. exchange. On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. If a PRC company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such PRC company may be subject to administrative penalties, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. In addition, on February 24, 2023, the CSRC, together with Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing which was issued by the CSRC, National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the Provisions. The revised Provisions is issued under the title the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, and came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding its application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, including but not limited to (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. As of the date of this prospectus, as advised by Jingtian & Gongcheng, our PRC counsel, we have not received any formal inquiry, notice, warning, sanction, or objection from the CSRC with respect to this offering. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. If it is determined that we are subject to the Trial Measures for the listing of the Ordinary Shares on the Nasdaq, we may fail to obtain required approval, complete required filing or meet such requirements in a timely manner or at all, or completion could be rescinded. Any failure or perceived failure of us to fully comply with such new regulatory requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and could cause the value of our securities to significantly decline or be worthless.

Furthermore, as an auditor of companies that are registered with the SEC and publicly traded in the United States and a firm registered with the PCAOB, our auditor, UHY LLP is headquartered in the United States and is required under the laws of the United States to undergo regular inspections by the U.S. Public Company Accounting Oversight Board (“PCAOB”) to assess their compliance with the laws of the United States and professional standards. Although we operate through HiTek in mainland China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese government authorities, our auditor is currently inspected fully by the PCAOB. Inspections of other auditors conducted by the PCAOB outside mainland China have at times identified deficiencies in those auditors’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality.

Even though our auditor, UHY LLP, is based in United States and under full inspection by the PCAOB and we believe that it is not currently subject to the determinations announced by the PCAOB on December 16, 2021, if  any PRC law relating to the access of the PCAOB to auditor files were to apply to a company such as HiTek or its auditor, the PCAOB may be unable to fully inspect our auditor, which may result in our securities being delisted or prohibited from being traded “over-the-counter” pursuant to the Holding Foreign Companies Accountable Act and materially and adversely affect the value and/or liquidity of your investment. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), and if it were enacted, would require foreign companies to comply with the PCAOB audits within two consecutive years instead of three consecutive years, which would reduce the time before our securities may be prohibited from trading or be delisted. On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”), was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. Furthermore, UHY LLP is not among the auditor firms listed on a Holding Foreign Companies Accountable Act (“HFCA Act”) Determination List, which includes all of the auditor firms that the PCAOB is not able to inspect. There are risks and uncertainties which we cannot foresee for the time being, and rules and regulations in the PRC can change quickly with little or no advance notice. The PRC government may intervene or influence HiTek’s future operations in the PRC at any time, or may exert more control over offerings conducted overseas and/or foreign investment in companies like us. The PRC government may intervene or influence HiTek’s future operations in the PRC at any time, or may exert more control over offerings conducted overseas and/or foreign investment in companies like us. In the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor, then such lack of inspection could cause trading in our securities to be prohibited under the HFCA Act, and ultimately result in a determination by a securities exchange to delist our securities.

On August 26, 2022, the China Securities Regulatory Commission, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”), governing inspections and investigations of audit firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the U.S. Securities and Exchange Commission (the “SEC”), the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.  See “Risk Factors—Risks Related to Doing Business in the PRC” starting on page 30 of this prospectus for a detailed description of risks related to the PRC.

Our management monitors the cash position of each entity within our organization regularly and prepare budgets on a monthly basis  to ensure each entity has the necessary funds to fulfill its obligation for the foreseeable future and to ensure adequate liquidity. As a holding company, we may rely on dividends and other distributions on equity paid by our subsidiary in Hong Kong, Hitek HK, and the consolidated VIE in mainland China, HiTek, for our cash and financing requirements. According to the Companies Ordinance of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution. In order for us to pay dividends to our shareholders, we will rely on payments made from HiTek to WFOE, pursuant to VIE Agreements between them, and the distribution of such payments to HiTek HK as dividends from WFOE. Certain payments from our HiTek to WFOE are subject to PRC taxes, including business taxes and VAT. We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid or any assets will be transferred in the foreseeable future. As of the date of this prospectus, there has been no distribution of dividends or assets among the holding company, the subsidiary or the consolidated VIE.  In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us to the consolidated VIE via capital contribution or shareholder loans, as the case may be. Other than the above, we did not adopt or maintain any cash management policies and procedures as of the date of this prospectus. For more information, please see “Prospectus Summary - Dividend Distributions or Assets Transfer among the Holding Company, its Subsidiaries and the Consolidated VIE” starting on page 6 of this prospectus, “Selected Condensed Consolidating Financial Statements of Parent, Subsidiaries, VIE and its Subsidiaries” starting on page 16 of this prospectus, “Management’s Discussion and Analysis of Financial Conditions and Results of Operations - Consolidation” starting on page 54 of this prospectus, and our consolidated financial statements starting on page F-1 of this prospectus for more information.

In addition, we are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 43 of this prospectus for more information.

Furthermore, we are, and following the completion of this offering, will continue to be a “controlled company” as defined under the Nasdaq Stock Market Rules because Mr. Shenping Yin, our founder, the chairman of our board of directors and his wife, Ms. Xiaoyang Huang our chief executive officer, will beneficially own all of our then issued and outstanding Ordinary Shares and will be able to exercise 57.74% of our total voting power, assuming no over-allotment option is exercised. Therefore, we may elect not to comply with certain corporate governance requirements of Nasdaq. Currently, we do not plan to utilize the “controlled company” exemptions with respect to our corporate governance practice after we complete this offering. Please read the disclosures beginning on page 44 of this prospectus for more information.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 22 to read about factors you should consider before buying our Ordinary Shares.

	Per Share	Total (3)
Public offering price	$5.00	$16,000,000
Underwriter discount (1)	$0.425	$1,360,000
Proceeds to us, before expenses (2)	$4.575	$14,640,000

(1)	We have agreed to pay Pacific Century Securities, LLC and R.F. Lafferty & Co., Inc., the representatives of the underwriters (the “Representatives”), underwriting commissions equal to 8.5% of the gross proceeds of the offering.

(2)	The total Representatives’ expenses related to this offering are set forth in the section entitled “Underwriting.”

(3)	Assumes that the underwriters do not exercise any portion of its over-allotment option.

We expect our total cash expenses for this offering (including cash expenses payable to our underwriters for their out-of-pocket expenses) to be approximately $1,116,860, exclusive of the above commissions. In addition, we paid additional items of value in connection of this offering that are viewed by the Financial Industry Regulatory, or FINRA, as underwriting compensation. These payments further reduced proceeds available to us before expenses. See “Underwriting” starting on page 112 of this prospectus for more information.

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the shares if any such shares are taken. We have granted the underwriters an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of our Ordinary Shares to be offered by us pursuant to this offering (excluding shares subject to this option), solely for the purpose of covering overallotments, at the initial public offering price less the underwriting discount. If the underwriters exercise the option in full, the total underwriting discounts payable will be $1,564,000   and the total proceeds to us, after underwriting discounts but before offering expenses, will be approximately $16,836,000. If we complete this offering, net proceeds will be delivered to our company on the closing date.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated March 31, 2023

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About this Prospectus

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Other Pertinent Information

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“we”, “us” or the “Company” in this prospectus are to Hitek Global Inc.;

●	“China” or the “PRC” are to the People’s Republic of China, excluding Taiwan for the purposes of this prospectus only;

●	“Haitian Weilai” are to Xiamen Haitian Weilai Technology Co., Ltd., a limited liability company organized under the laws of the PRC that function as Tian Dahai’s operating subsidiary;

●	“HiTek HK” are to the Company’s wholly owned subsidiary, HiTek Hong Kong Ltd., a Hong Kong corporation;

●	“HiTek”, or “VIE entity”, are to Xiamen Hengda HiTek Computer Network Co., Ltd., a limited liability company organized under the laws of the PRC, that we control via a series of contractual arrangements between WFOE and HiTek;

●	“Huasheng” are to Xiamen Huasheng HiTek Computer Network Co., Ltd., a limited liability company organized under the laws of the PRC that function as HiTek’s operating subsidiary;

●	“Huoerguosi” are to Huoerguosi Hengda Information Technology Co., Ltd., a limited liability company organized under the laws of the PRC that function as HiTek’s operating subsidiary;

●	“Ordinary Shares” are to the Ordinary Shares of Hitek Global Inc., par value $0.0001 per share; and

●	“Representatives” are to R.F. Lafferty & Co., Inc. and Pacific Century Securities, LLC or the representatives of the underwriters.

●	“VIE Agreements” are to a series of contractual arrangements by and among HiTek, WFOE, and HiTek’s shareholders, including exclusive technical consulting and service agreement, equity interest pledge agreement, exclusive equity interests purchase agreement, and powers of attorney.

●	“WFOE” are to Tian Dahai (Xiamen) Information Technology Co. Ltd. (“Tian Dahai”), a limited liability company organized under the laws of the People’s Republic of China (the “PRC”), which is wholly-owned by us through HiTek HK;

Our business is conducted via HiTek, the VIE entity in the PRC, using RMB, the currency of China. Our consolidated financial statements are presented in United States dollars. In this prospectus, we refer to assets, obligations, commitments and liabilities in our consolidated financial statements in United States dollars. These dollar references are based on the exchange rate of RMB to United States dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of United States dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Ordinary Shares, discussed under “Risk Factors”, before deciding whether to buy our Ordinary Shares.

We are an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations, our operations were conducted in China by our subsidiaries and through contractual arrangements, or VIE Agreements, with a variable interest entity, or “VIE”, Xiamen Hengda HiTek Computer Network Co., Ltd., and its subsidiaries. The VIE Agreements enable us to consolidate the financial results of the VIE in our consolidated financial statements. The VIE Agreements are designed so that the operations of the VIE are solely for the benefit of the Company. As such, under U.S. GAAP, the Company is deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes only and must consolidate the VIE because it met the conditions under U.S. GAAP to consolidate the VIE. This is an offering of the ordinary shares of the offshore holding company in Cayman Islands. You are not investing in securities of the VIE. Neither we nor our subsidiaries own any share in HiTek.

Our corporate structure as of the date of this prospectus and as of the closing of this offering (assuming no over-allotment option is exercised) is as follows:

The VIE Agreements included: Exclusive Technical Consulting and Service Agreement, Equity Interest Pledge Agreement, Exclusive Equity Interests Purchase Agreement, and Powers of Attorney. None of the agreement has been tested in a court of law. Through the VIE Agreements among WFOE, HiTek and HiTek’s shareholders, we are deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes only and must consolidate the VIE because it met the conditions under U.S. GAAP to consolidate the VIE. However, the VIE structure cannot completely replicate a foreign investment in China-based companies, as the investors will not and may never hold equity interests in the Chinese operating entities. Instead, the VIE structure provides contractual exposure to foreign investment in us.

Because we do not hold equity interests in the VIE, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign ownership of internet technology companies, regulatory review of oversea listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the VIE Agreements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations and the value of Ordinary Shares may depreciate significantly or become worthless.

The VIE Agreements may not be effective in providing control over HiTek. We may also subject to sanctions imposed by PRC regulatory agencies including Chinese Securities Regulatory Commission, or CSRC, if we fail to comply with their rules and regulations. See “Risk Factors — Risks Relating to Our Corporate Structure” starting on page 26 of this prospectus, “Risk Factors — Risks Relating to Doing Business in the PRC” starting on page 30 of this prospectus and “Risk Factors — Risks Relating to This Offering and Our Ordinary Shares” starting on page 41 of this prospectus for more information.

We are subject to certain legal and operational risks associated with the VIE’s operations in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in the VIE’s operations, significant depreciation of the value of our Ordinary Shares, or a complete hindrance of our ability to offer or continue to offer our securities to investors. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. exchange. See “Risk Factors — PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitable” starting on page 29 of this prospectus, and “Risk Factors — The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. Any actions by Chinese government, including any decision to intervene or influence our operations or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to our operation, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless” starting on page 39 of this prospectus for more information.

We cannot assure you that the PRC courts or regulatory authorities may not determine that our corporate structure and VIE Agreements violate PRC laws, rules or regulations. If the PRC courts or regulatory authorities determine that our contractual arrangements are in violation of applicable PRC laws, rules or regulations, the VIE Agreements will become invalid or unenforceable, and HiTek will not be treated as a VIE and we will not be entitled to treat HiTek’s assets, liabilities and results of operations as our assets, liabilities and results of operations, which could effectively eliminate the assets, revenue and net income of HiTek from our balance sheet, which would most likely require us to cease conducting our business and would result in the delisting of our Ordinary Shares from Nasdaq Capital Market after this offering and a significant impairment in the market value of our Ordinary Shares. If the VIE structure is determined to be in violation of any existing or future PRC laws, rules or regulations, or if our WFOE or the VIE fails to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including: imposing fines on the WFOE or the VIE, revoking the business and operating licenses of WFOE or the VIE, discontinuing or restricting the operations of WFOE or the VIE; imposing conditions or requirements with which we, WFOE, or the VIE may not be able to comply; requiring us, WFOE, or the VIE to restructure the relevant ownership structure or operations which may significantly impair the rights of the holders of our Ordinary Shares in the equity of the VIE; and restricting or prohibiting our use of the proceeds from our initial public offering to finance our business and operations in China.

Business Overview

We are an information technology (“IT”) consulting and solutions service provider focusing on delivering services to business in various industry sectors in China. As of the date of prospectus, we have two lines of businesses— 1) services to small and medium businesses (“SMEs”), which consists of Anti-Counterfeiting Tax Control System (“ACTCS”) tax devices, including Golden Tax Disk (“GTD”) and printers, ACTCS services, and IT services, and 2) services to large businesses, which consists of hardware sales and software sales. We expect to actively develop our system integration services and online service platform in the near future. Our vision is to become a one-stop consulting destination for holistic IT and other business consulting services in China.

The VIE entity, HiTek, is authorized to carry out the sales of Golden Tax Disk and a market leader in the Xiamen metropolitan area with respect to ACTCS tax device and services since 1996. We provide our customers with the necessary ACTCS for their value added tax (“VAT”) reporting, collection and processing. VAT reporting is mandatory for all business enterprises in China. The ACTCS is one of the two major VAT control systems that a business entity may choose to comply with the VAT reporting requirements. Developed by the PRC government, ACTCS was intended to effectively eliminate counterfeit invoices, providing accurate and complete tax information for the regional and national audit system. We are authorized by the State Taxation Bureau, Xiamen Branch, as one of the first ACTCS service providers in the Xiamen metropolitan area. GTD is an ACTCS device necessary for normal operation of ACTCS software. The purchase of GTD is allowed only in conjunction with the use of the ACTCS software and its supporting services.  Since 1996, we have been the number one ACTCS services provider for Xiamen business enterprises according to the data compiled by Xiamen Province Taxation Bureau.

Complementing our physical service center, we started developing online service center in 2018 to enable tens of thousands of businesses in the Xiamen metropolitan area to securely process VAT reporting and payment from their desktop virtually anytime and anywhere. Currently, our customers range from small, medium to large enterprises across industries in the Xiamen metropolitan area. Coupled with our first-mover advantage, this broad applicability has been driving our client base, resulting around 55,993 active users, which accounted for approximately 27.8% of Xiamen’s tax device service market shares as of September 30, 2022, according to the Xiamen Province Taxation Bureau’s statistics.

In April 2021, WFOE established a wholly-owned subsidiary, Xiamen Haitian Weilai Technology Co., Ltd. (“Haitian Weilai”) under the laws of the PRC.  The strategy purpose of establishing the new subsidiary is for the integration of tax invoicing management services from Hitek to Haitian Weilai.

As part of the services provided to large businesses, HiTek currently sells Communication Interface System (“CIS”), its self-developed software which provides embedded system interface solutions for large businesses. CIS is a universal embedded interface system used in petrochemical and coal businesses to collect industrial, electricity, facility pressure and temperature statistics and convert to readable format for analytical purposes.

As part of our services provided to large businesses, Huasheng sold hardware such as laptops, printers, desktop computers and associated accessories, together with certain internet servers, cameras and monitors. Huasheng’s major business strategy in its market was to connect and source through exclusive relationships with manufacturers so that Huasheng could offer competitively priced hardware. Huasheng has established its online support system in the beginning of 2018. The online system further enhanced Huasheng’s customer experience, which is complemented by highly trained professionals and attractive physical store environment. From the beginning of 2022, Huasheng transferred the above business to the VIE.

For the six months ended June 30, 2022, we generated revenue of $2,859,150. We generated revenues of $6,461,163 and $5,804,727 for the years ended December 31, 2021 and 2020, respectively. For the six months ended June 30, 2022, our net income was $638,427 (unaudited). For the years ended December 31, 2021 and 2020, our net income was $1,669,357 and $1,688,859, respectively.

For the six months ended June 30, 2022, HiTek’s two business lines operated in three revenue streams. The first business line, services to large businesses, include hardware sales, accounting for 28.0% of the total revenue, and the software sales, accounting for 38.4% of the total revenue, and the second business line, ACTCS devices and services, accounted for 33.6% of the total revenue. For the year ended December 31, 2021, HiTek’s two business lines operated in three revenue streams the first business line, services to large businesses, include hardware sales, accounting for 37.7% of total revenue, and software sales, accounting for 31.8% of total revenue, and the second business line, ACTCS devices and services accounted for 30.5% of the total revenue. For the year ended December 31, 2020, HiTek’s two business lines operated in four revenue streams. The first business line, services to large businesses, include hardware sales, accounting for 40.7% of the total revenue, and the software sales, accounting for 18.1% of the total revenue, and the second business line, the services to SMEs, include IT services, accounting for 2.4% of the total revenue, and ACTCS devices and services 38.8% of the total revenue.

Contractual Arrangements between WFOE and HiTek

Due to PRC legal restrictions on foreign ownership in the telecommunications sector, neither we nor our subsidiaries own any equity interest in HiTek. As a result, neither we nor our subsidiaries own any share in HiTek. This is an offering of the ordinary shares of the offshore holding company in Cayman Islands. You are not investing in HiTek, the VIE.

WFOE, HiTek and its shareholders entered into a series of contractual arrangements, also known as VIE Agreements, on March 31, 2018, which have not been tested in a court of law. The VIE Agreements are designed so that the operations of the VIE are solely for the benefit of the Company. As such, through the VIE Agreements among WFOE, HiTek and HiTek’s shareholders, we are deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes only and must consolidate the VIE because it met the conditions under U.S. GAAP to consolidate the VIE. However, the VIE structure cannot completely replicate a foreign investment in China-based companies, as the investors will not and may never hold equity interests in the Chinese operating entities. Instead, the VIE structure provides contractual exposure to foreign investment in us. The VIE structure has its inherent risks that may affect your investment, including less effectiveness and certainties than direct ownership and potential substantial costs to enforce the terms of the VIE Agreements. We, as a Cayman Islands holding company, may have difficulty in enforcing any rights we may have under the VIE Agreements with the VIE, its founders and owners, in PRC because all of the VIE Agreements are governed by the PRC laws and provide for the resolution of disputes through arbitration in the PRC, where legal environment in the PRC is not as developed as in the United States. Furthermore, these VIE Agreements may not be enforceable in China if PRC government authorities or courts take a view that such VIE Agreements contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. We may face challenges to enforce the VIE Agreements due to legal uncertainties and jurisdictional limits. Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management named in the prospectus. It may also be difficult for the investor or overseas regulators to conduct investigations or collect evidence within China.

Each of the VIE Agreements is described in detail below:

Exclusive Technical Consulting and Service Agreement

Pursuant to the Exclusive Technical Consulting and Service Agreement between HiTek and WFOE, WFOE provides HiTek with technical support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, business management and information. For services rendered to HiTek by WFOE under this agreement, WFOE is entitled to collect a service fee that shall be paid per quarter in accordance with the consulting and service actually provided by WFOE. WFOE has the right, solely at its discretion, to determine the amount of the fees to be paid, and both parties agree to, at WFOE’s discretion, amend or enter into supplementary agreement in respect of the provisions under this agreement regarding consulting fees. The consulting fees could be 100% of HiTek’s quarterly profit.

The Exclusive Technical Consulting and Service Agreement shall remain in effect for ten years unless earlier terminated upon written confirmation from both WFOE and HiTek before expiration. Otherwise, this agreement shall be extended by another ten years. HiTek does not have the right to terminate the agreement unilaterally.

The legal representative of WFOE, Mr. Shenping Yin, is currently managing HiTek pursuant to the terms of the Exclusive Technical Consulting and Service Agreement. WFOE has absolute authority relating to the management of HiTek, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions. The Exclusive Technical Consulting and Service Agreement does not prohibit related party transactions. Upon establishment of the audit committee at the consummation of this offering, the audit committee of the registrant will be required to review and approve in advance any related party transactions, including transactions involving WFOE or HiTek.

Equity Interest Pledge Agreement

Under the Equity Interest Pledge Agreement between WFOE and Xiaoyang Huang, Shenping Yin, Bo Shi, Zhishuang Wang, Liuqing Huang, Jingru Li, Mian Tang, Ce Tian, Xianfeng Lin, Inner Mongolia Guangxin Investment Co., Ltd. and Baotou Zhongzhe Hengtong Technology Co., Ltd., together holding 100% shares of HiTek (“HiTek Shareholders”), the HiTek Shareholders pledged all of their equity interests in HiTek to WFOE to guarantee the performance of HiTek’s obligations under the Exclusive Technical Consulting and Service Agreement. Under the terms of the agreement, in the event that HiTek breaches its contractual obligations under the Exclusive Technical Consulting and Service Agreement, WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends generated by the pledged equity interests. The HiTek Shareholders also agreed that upon occurrence of any event of default, as set forth in the Equity Interest Pledge Agreement, WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws. The HiTek Shareholders further agree not to dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest.

The Equity Interest Pledge Agreement shall be effective until all payments due under the Exclusive Technical Consulting and Service Agreement have been paid by HiTek. WFOE shall cancel or terminate the Equity Interest Pledge Agreement upon HiTek’s full payment of fees payable under the Exclusive Technical Consulting and Service Agreement.

The purposes of the Equity Interest Pledge Agreement are to (1) guarantee the performance of HiTek’s obligations under the Exclusive Technical Consulting and Service Agreement, (2) ensure the HiTek Shareholders do not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice WFOE’s interests without WFOE’s prior written consent and (3) provide WFOE control over HiTek. Under the Equity Interests Purchase Agreement, WFOE may be able to acquire the equity interests in HiTek any time to the extent permitted by the PRC Law. In the event HiTek breaches its contractual obligations under the Exclusive Technical Consulting and Service Agreement, WFOE will be entitled to foreclose on the HiTek Shareholders’ equity interests in HiTek and may (1) exercise its option to purchase or designate third parties to purchase part or all of their equity interests in HiTek and in this situation, WFOE may terminate the Exclusive Technical Consulting and Service Agreement, Equity Interest Pledge Agreement and Exclusive Equity Interests Purchase Agreement after acquisition of all equity interests in HiTek or form new VIE structure with the third parties designated by WFOE; or (2) dispose the pledged equity interests and be paid in priority out of proceed from the disposal in which case the VIE structure will be terminated.

Exclusive Equity Interests Purchase Agreement

Under the Exclusive Equity Interests Purchase Agreement, the HiTek Shareholders irrevocably granted WFOE (or its designee) an exclusive right to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, a portion or whole of the equity interests in HiTek held by the HiTek Shareholders. The purchase price is equal to the capital paid in by the HiTek Shareholders subject to any appraisal or restrictions required by applicable PRC laws and regulations. As of the date of this prospectus, if WFOE exercised such exclusive right, the total purchase price that would be paid to all of the HiTek Shareholders would be approximately $990,069, which is the aggregate registered capital of HiTek.

Under the Exclusive Equity Interests Purchase Agreement, WFOE may at any time under any circumstances, purchase, or have its designated person to purchase, at its discretion, to the extent permitted under PRC law, all or part of the shareholders’ equity interests in HiTek. of HiTek’s obligations under the exclusive technical consulting and service agreement.

The agreement remains effective for a term of ten years and may be extended by another ten years at WFOE’s election.

Powers of Attorney

Under each Power of Attorney, each HiTek Shareholder authorizes WFOE to act on their behalf as their exclusive agent and attorney with respect to all rights as shareholders, including but not limited to: (a) the attendance of the shareholder’s meeting and the execution of relative Shareholder Resolution(s) of HiTek; (b) exercising all the shareholder’s rights, including voting, that shareholders are entitled to under the laws of China and the Articles of Association, including but not limited to the sale or transfer or pledge or disposition of shares in part or in whole; and (c) designating and appointing on behalf of shareholders the legal representative, the executive director, supervisor, the chief executive officer and other senior management members of HiTek.

Although it is not explicitly stipulated in the Powers of Attorney, the term of the Powers of Attorney shall be the same as the term of that of the Exclusive Equity Interests Purchase Agreement.

The Powers of Attorney are coupled with an interest and shall be irrevocable and continuously valid from the date of their execution, so long as the relevant HiTek Shareholder is a shareholder of Company.

Permission or Approval Required from the PRC Authorities for The VIE’s Operation and This Offering

To operate our general business activities currently conducted in China, the consolidated VIE is required to obtain a business license from the State Administration for Market Regulation (“SAMR”). HiTek has obtained a valid business license from the SAMR, and no application for any such license has been denied.

We are aware, however, recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. The Opinions and any related implementing rules to be enacted may subject us to compliance requirement in the future. Given the current regulatory environment in the PRC, we are still subject to the uncertainty of different interpretation and enforcement of the rules and regulations in the PRC adverse to us, which may take place quickly with little advance notice.

On December 28, 2021, the CAC published the CAC Revised Measures, which further restates and expands the applicable scope of the cybersecurity review. The CAC Revised Measures took effect on February 15, 2022. Pursuant to the CAC Revised Measures, if a network platform operator holding personal information of over one million users seeks for “foreign” listing, it must apply for the cybersecurity review. In addition, operators of critical information infrastructure purchasing network products and services are also obligated to apply for the cybersecurity review for such purchasing activities. Although the CAC Revised Measures provides no further explanation on the extent of “network platform operator” and “foreign” listing, we do not believe we are obligated to apply for a cybersecurity review pursuant to the CAC Revised Measures, considering that (i) we are not in possession of or otherwise holding personal information of over one million users and it is also very unlikely that we will reach such threshold in the near future; (ii) as of the date of this this prospectus, we have not received any notice or determination from applicable PRC governmental authorities identifying it as a critical information infrastructure operator.

That being said, the CAC Revised Measures empowers the cybersecurity review office to initiate cybersecurity review when they believe any particular data processing activities “affect or may affect national security”. In addition, on November 14, 2021, the CAC promulgated the Regulations on the Administration of Cyber Data Security (Draft for Comments) (the “Draft CAC Regulations”), and according to the Draft CAC Regulations, any data processors shall, in accordance with relevant state provisions, apply for a cybersecurity review when carrying out, among other things, “other data processing activities that affect or may affect national security”. However, neither the CAC Revised Measures nor the Draft CAC Regulations provides for any further explanation or interpretation over what constitutes activities that “affect or may affect national security”. Therefore, if any competent government authorities deem that HiTek’s data processing activities may affect national security, we may be subject cybersecurity review, and in that scenario, failure to pass such cybersecurity review and/or to comply with the data privacy and data security requirements raised during such cybersecurity review could subject HiTek to penalties, damage its reputation and brand, and harm its business and results of operations. See risk factor titled “in light of recent events indicating greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing on Nasdaq, financial condition, results of operations, and the offering” starting on page 36 of this prospectus for more information.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. If a PRC company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such PRC company may be subject to administrative penalties, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. In addition, on February 24, 2023, the CSRC, together with Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing which was issued by the CSRC, National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the Provisions. The revised Provisions is issued under the title the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, and came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding its application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, including but not limited to (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. As of the date of this prospectus, as advised by Jingtian & Gongcheng, our PRC counsel, we have not received any formal inquiry, notice, warning, sanction, or objection from the CSRC with respect to this offering. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. If it is determined that we are subject to the Trial Measures for the listing of the Ordinary Shares on the Nasdaq, we may fail to obtain required approval, complete required filing or meet such requirements in a timely manner or at all, or completion could be rescinded. Any failure or perceived failure of us to fully comply with such new regulatory requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and could cause the value of our securities to significantly decline or be worthless.

In summary, we are currently not required to obtain permission from any of the PRC authorities to operate and issue our Ordinary Shares to foreign investors. In addition, we, our subsidiaries, or VIE are not required to obtain permission or approval from the PRC authorities including CSRC or CAC for the VIE’s operation, nor have we, our subsidiaries, or VIE received any denial for the VIE’s operation. We are subject to the risks of uncertainty of any future actions of the PRC government in this regard including the risk that we inadvertently conclude that the permission or approvals discussed here are not required, that applicable laws, regulations or interpretations change such that we or HiTek is required to obtain approvals in the future, or that the PRC government could disallow our holding company structure, which would likely result in a material change in our operations, including our ability to continue our existing holding company structure, carry on our current business, accept foreign investments, and offer or continue to offer securities to our investors. These adverse actions could cause the value of our Ordinary Shares to significantly decline or become worthless. We may also be subject to penalties and sanctions imposed by the PRC regulatory agencies, including the CSRC, if we fail to comply with such rules and regulations, which would likely adversely affect the ability of our securities to be listed on the U.S. exchange, which would likely cause the value of our securities to significantly decline or become worthless.

Dividend Distributions or Assets Transfer among the Holding Company, its Subsidiaries and the Consolidated VIE

We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid or any assets will be transferred in the foreseeable future. As of the date of this prospectus, there has been no distribution of dividends or assets among the holding company, the subsidiary or the consolidated VIE.  Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, HiTek HK.

Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current VIE Agreements, we may be unable to pay dividends on our Ordinary Shares.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%.

In order for us to pay dividends to our shareholders, we will rely on payments made from HiTek to WFOE, pursuant to VIE Agreements between them, and the distribution of such payments to HiTek HK as dividends from WFOE. Certain payments from our HiTek to WFOE are subject to PRC taxes, including business taxes and VAT.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, HiTek HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. HiTek HK intends to apply for the tax resident certificate when WFOE plans to declare and pay dividends to HiTek HK. See “Risk Factors- There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

Our Competitive Strengths

We believe we have significant advantages that will enable us to continue our market leadership in ACTCS tax device services and continue our business prosperity:

●	First Move Advantage. We are one of the first businesses that started ACTCS business in the Xiamen metropolitan areas in 1996. We accumulated our client base and maintained our business edge since then. Since inception, HiTek has invested approximately $300,000 in research and development to build our ACTCS supporting software, which are free and complement our ACTCS services. Over the past 26 years, we have built a strong reputation amongst tax/finance professionals in the Xiamen metropolitan area. According to the Xiamen Province Taxation Bureau’s statistics, we had approximately 27.8% of Xiamen’s tax device service market shares as of September 30, 2022. We have relied upon referrals from tax or accounting professionals that we have worked with or served, leveraging our client base to expand our business.

●	Sufficient practical experience. We have a full understanding of tax control software and network equipment to provide customers with better tax invoicing management services

●	Visionary Management Team. We have a sophisticated and long-serving management team who have led us through multiple business breakthroughs. Most of our senior management team has served us for around 20 years and with significant experience in many influential engineering and IT projects in China.

●	Highly Capable Employees. As of September 30, 2022, we had 3 full-time research and development professionals; 71% of our employees held Bachelor’s degrees and 26% of our employees held Master’s degrees or Ph.D.’s.

●	Carefully Planned Referral Network. Our carefully planned and implemented marketing efforts have led to a stronger referral base service, better networking opportunities, increased customer volume, and improved client satisfaction through frequent in-person shop visits near governmental tax agencies by our loyal customers and local tax officials.

While we are confident that our competitive strengths will continue improving our business, we are keenly aware of the challenges that our business faces, especially the challenges in our services to SMEs, which are stemmed from the ACTCS services. The services provided to the SMEs are restricted in the Xiamen metropolitan areas since we are only authorized by the State Taxation Bureau, Xiamen Branch to provide ACTCS services that is the cornerstone of our services to the SMEs. Prices of GTD and ACTCS annual service fees are regulated and subject to the State Tax Administration’s pricing mandates. We are not able to adjust such pricing and as such our profit margin is limited. In recent years, the Chinese tax regulators have been rolling out the electronic invoicing system. Increasing use of electronic invoices will reduce our SME client base by around 5% per year in the future since electronic invoicing system will enable some of our existing clients to apply for, issue, transfer and check the invoices through the unified online electronic invoice management system of Chinese Tax authority. Our client base growth may be limited in spite of our diligent marketing efforts since it is beyond our control how many new SMEs will open each year in the Xiamen metropolitan area.

Our Business Strategies

We intend to drive the growth of our business by executing on the following strategies:

●	Leveraging our existing ACTCS client base to deepen our relationship with our ACTCS clients and expanding our service and hardware sales offerings. As an ACTCS devices and service provider, we currently work with approximately 55,993 ACTCS clients based in Xiamen that we believe have a wide range of organizational service needs and needs for various hardware products and systems to support their organizations. We expect such service needs to include, without limitation, technology- and finance-related organization needs. Leveraging our existing well-recognized service reputation in the ACTCS industry, we believe that we can deepen our relationship with existing ACTCS clients to provide expanded service offerings to respond to their business, finance, technology and organizational needs.

●	Broadening our geographic coverage with our online service platform to become a full-service platform with national coverage. In May 2018, we launched our online service platform capable of servicing the needs of our ACTCS customers primarily through online customer and technical support, and covering various aspects of the VAT filing process, we intend to support more service offerings for our customers. We are having various software programs in progress and setting up online customer support processes, which combined together are expected to provide full-service support with respect to tax, finance and IT services. We intend to offer our clients connection to other local, third-party service providers through our online platform, so that they are able to seek business, technology and operational support via our online service platform. We believe this will enable our expansion beyond the Xiamen market to reach national service coverage.

●	In the next few years, we plan to complete our full-service platform and aim to transfer 85% of our clients onto the platform. We plan to offer business management service, such as agent accounting services and online IT outsourcing services to the SME clients using our ACTCS services. We also plan to expand our service to large businesses to other geographic regions.

Summary of Risk Factors

Risks Related to Our Business Operations

Risks and uncertainties related to our business include, but are not limited to, the following:

●	We face risks related to health epidemics such as the COVID-19, and other outbreaks, which could significantly disrupt our operations and adversely affect our business, financial condition and results of operations. See more detailed discussion of this risk factor on page 22 of this prospectus.

●	Increased use of electronic invoice will reduce the number of customers using our ACTCS services. See more detailed discussion of this risk factor on page 22 of this prospectus.

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Our IT services and hardware and software sales rely on evolving information technologies to maintain our competitiveness. See more detailed discussion of this risk factor on page 23 of this prospectus.

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A significant portion of our revenue is concentrated on a few large customers, and we do not have long-term service agreements with our key customers but we rely upon our longstanding relationship with them. See more detailed discussion of this risk factor on page 24 of this prospectus.

●	Extended payment terms may cause deferred payments or bad debts, which could negatively affect our business operations. See more detailed discussion of this risk factor on page 24 of this prospectus.

●	We source our retail hardware primarily from a limited number of suppliers. See more detailed discussion of this risk factor on page 24 of this prospectus.

●	We may not be able to adequately protect our intellectual property rights, and our competitors may be able to offer similar products and services. See more detailed discussion of this risk factor on page 25 of this prospectus.

●	We have engaged in transactions with related parties, and such transactions present possible conflicts of interest that could have an adverse effect on our business and results of operations. See more detailed discussion of this risk factor on page 26 of this prospectus.

●	Our future revenues and growth prospects depend on the ACTCS pricing model mandated by the PRC government. See more detailed discussion of this risk factor on page 22 of this prospectus.

●	There may be changes in the regulations of PRC government bodies and agencies relating to VAT collection procedure and ACTCS business. See more detailed discussion of this risk factor on page 34 of this prospectus.

Risks Relating to Our Corporate Structure

We are also subject to risks and uncertainties related to our corporate structure, including, but are not limited to, the following:

●	We do not have direct ownership of our operating entities in China, but have the control rights and the rights to the assets, property, and revenue of HiTek and its subsidiaries in China through VIE Agreements, which may not be effective in providing us with control over HiTek. See more detailed discussion of this risk factor on page 26 of this prospectus.

●	Because we are an offshore holding company and our business was conducted through VIE Agreements with HiTek, the VIE in China, if we fail to comply with applicable PRC laws, we could be subject to severe penalties and our business could be adversely affected. See more detailed discussion of this risk factor on page 26 of this prospectus.

●	We may have difficulty in enforcing any rights we may have under the VIE Agreements in PRC. See more detailed discussion of this risk factor on page 27 of this prospectus.

●	The approval of the China Securities Regulatory Commission and other compliance procedures may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval. As a result, both you and us face uncertainty about future actions by the PRC government that could significantly affect HiTek’s financial performance and the enforceability of the VIE Agreements. See more detailed discussion of this risk factor on page 27 of this prospectus.

●	PRC laws and regulations governing our current business operations are sometimes vague and uncertain. See more detailed discussion of this risk factor on page 29 of this prospectus.

●	Regulations relating to offshore investment activities by PRC residents may limit our ability to acquire PRC companies and could adversely affect our business. See more detailed discussion of this risk factor on page 29 of this prospectus.

●	Uncertainties exist with respect to the interpretation and implementation of the Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations. See more detailed discussion of this risk factor on page 30 of this prospectus.

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Any actions by Chinese government, including any decision to intervene or influence our operations or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless. See more detailed discussion of this risk factor on page 39 of this prospectus.

Risks Relating to Doing Business in the PRC

We are based in China and having the majority of our operations in China, and therefore, we face risks and uncertainties relating to doing business in the PRC in general, including, but not limited to, the following:

●	As of the date of this prospectus, we have not received or denied any permission from the PRC authorities to list on U.S. stock exchanges. We face uncertainty about future actions by the PRC government that could significantly affect the operating company’s financial performance and the enforceability of the VIE Agreements. See more detailed discussion of this risk factor on page 28 of this prospectus.

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Although our auditors are currently inspected by the Public Company Accounting Oversight Board (the “PCAOB”), there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the HFCA Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.. Furthermore, UHY LLP is not among the auditor firms listed on an HFCA Act Determination List, which includes all of the auditor firms that the PCAOB is not able to inspect. See more detailed discussion of this risk factor on page 30 of this prospectus.

●	On December 16, 2021, SEC announced that the PCAOB designated China and Hong Kong as the jurisdictions where the PCAOB is not allowed to conduct full and complete audit inspections as mandated under the HFCA Act. The Company’s auditor, UHY LLP, is headquartered in United States, and therefore is not currently subject to the determinations announced by the PCAOB on December 16, 2021, Furthermore, although we operate through HiTek in mainland China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese government authorities, our auditor is currently inspected fully by the PCAOB. While the our auditor is based in the U.S. and is registered with PCAOB and subject to PCAOB inspection, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the Holding Foreign Companies Accountable Act, and ultimately result in a determination by a securities exchange to delist the our securities. See more detailed discussion of this risk factor on page 31 of this prospectus.

●	The recent joint statement by the SEC, proposed rule changes submitted by Nasdaq, and an act passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to emerging market companies. These developments could add uncertainties to our offering, business operations, share price and reputation. See more detailed discussion of this risk factor on page 32 of this prospectus.

●	Because we are a Cayman Islands corporation and all of our business is conducted in the PRC, you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain. See more detailed discussion of this risk factor on page 33 of this prospectus.

●	Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and our insiders will hold a large portion of our listed securities. See more detailed discussion of this risk factor on page 33 of this prospectus.

●	It may be difficult for overseas shareholders and/or regulators to conduct investigation or collect evidence within China. See more detailed discussion of this risk factor on page 32 of this prospectus.

●	Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick with little advance notice and could have a significant impact upon our ability to operate profitably in the PRC. See more detailed discussion of this risk factor on page 34 of this prospectus.

●	China’s economic, political and social conditions, as well as interventions and influences of any government policies, laws and regulations, are uncertain could have a material adverse effect on our business and the value of our Ordinary Shares. See more detailed discussion of this risk factor on page 34 of this prospectus.

●	Because our business is conducted in RMB and the price of our Ordinary Shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments. See more detailed discussion of this risk factor on page 35 of this prospectus.

●	Under the PRC Enterprise Income Tax Law, or the EIT Law, we may be classified as a “resident enterprise” of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders. See more detailed discussion of this risk factor on page 34 of this prospectus.

●	We are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations. See more detailed discussion of this risk factor on page 36 of this prospectus.

●	In light of recent events indicating greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing on Nasdaq, financial condition, results of operations, and the offering. See more detailed discussion of this risk factor on page 36 of this prospectus.

●	The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. See more detailed discussion of this risk factor on page 39 of this prospectus.

●	We face exposure to foreign currency exchange rate fluctuations. See more detailed discussion of this risk factor on page 39 of this prospectus.

Risks Relating to this Offering and Our Ordinary Share

In addition to the risks described above, we are subject to general risks and uncertainties relating to this offering and our Ordinary Shares, including, but not limited to, the following:

●	There has been no public market for our Ordinary Shares prior to this offering, and you may not be able to resell our Ordinary Shares at or above the price you pay for them, or at all. See more detailed discussion of this risk factor on page 41 of this prospectus.

●	The initial public offering price for our Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile. See more detailed discussion of this risk factor on page 41 of this prospectus.

●

We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Ordinary Shares. See more detailed discussion of this risk factor on page 41 of this prospectus.

●	You will experience immediate and substantial dilution in the net tangible book value of Ordinary Shares purchased. See more detailed discussion of this risk factor on page 41 of this prospectus.

●	We do not intend to pay dividends for the foreseeable future. See more detailed discussion of this risk factor on page 42 of this prospectus.

●	The market price of our Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price. See more detailed discussion of this risk factor on page 42 of this prospectus.

●	Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Ordinary Shares. See more detailed discussion of this risk factor on page 43 of this prospectus.

●	Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Ordinary Share. See more detailed discussion of this risk factor on page 43 of this prospectus.

●	Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Ordinary Shares. See more detailed discussion of this risk factor on page 43 of this prospectus.

●	Since Mr. Shenping Yin, our Chairman, and his wife, Ms. Xiaoyang Huang, chief executive office of the Board will be able to exercise more than 60% of the total voting power of our issued and outstanding share capital following the offering, Mr. Yin will have the ability to elect directors and approve matters requiring shareholder approval. See more detailed discussion of this risk factor on page 43 of this prospectus.

●	Following this offering, we will be a “controlled company” within the meaning of the NASDAQ Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies. See more detailed discussion of this risk factor on page 44 of this prospectus.

Our History and Corporate Structure

We were incorporated in the Cayman Islands on November 3, 2017. HiTek Hong Kong Limited (“HiTek HK”), our wholly-owned subsidiary, was incorporated in Hong Kong on November 20, 2017. Tian Dahai (Xiamen) Information Technology Co. Ltd. (“WFOE”), HiTek HK’s wholly owned subsidiary, was organized pursuant to PRC laws on March 15, 2018. In April 2021, Xiamen Haitian Weilai Technology Co., Ltd. (“Haitian Weilai”), a fully owned subsidiary of WFOE was incorporated under the laws of the PRC. The variable interest entity, Xiamen Hengda HiTek Computer Network Co., Ltd., which we refer to as HiTek, was established on January 18, 1996 in Xiamen, Fujian Province, PRC pursuant to PRC laws. HiTek’s shareholders include certain PRC residents and corporate entities controlled by PRC residents.

On March 31, 2018, the Company consummated a reorganization pursuant to which, WFOE, HiTek and HiTek’s shareholders entered into a series of contractual arrangements. Such agreements are described under “Prospectus Summary — Contractual Arrangements between WFOE and HiTek. Hitek Global Inc. is a holding company with no business operation other than holding the shares in HiTek HK and HiTek HK is a pass-through entity with no business operation. WFOE is exclusively engaged in the business of managing the operation of HiTek.

Corporate Information

Our principal executive offices are located at Unit 304, No. 30 Guanri Road, Siming District, Xiamen City, Fujian Province, People’s Republic of China, and our phone number is +86 592-5395967. We maintain a corporate website at http://www.xmhitek.com/. The information contained in or accessible from, our website or any other website does not constitute a part of this prospectus.

We are and, following the closing of this offering, will be a “controlled company” as defined under the NASDAQ Stock Market Rules because Shenping Yin and Xiaoyang Huang, who are husband and wife, will beneficially own more than 50% of voting power for the election of directors.

Implications of Being an Emerging Growth Company, a Foreign Private Issuer, a Controlled Company, and a China-based company.

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	a requirement to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	an exemption from implementation of new or revised accounting standards until they would apply to private companies and from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

●	reduced disclosure obligations regarding executive compensation arrangements; and

●	no requirement to seek nonbinding advisory votes on executive compensation or golden parachute arrangements.

We have elected to avail ourselves of the extended transition period for implementing new or revised financial accounting standards. We may take advantage of some or all of the other provisions described above until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier to occur of (1) (a) the last day of the fiscal year following the fifth anniversary of the closing of this offering, (b) the last day of the fiscal year in which our annual gross revenue is $1.235  billion or more, or (c) the date on which we are deemed to be a “large accelerated filer,” under the rules of the U.S. Securities and Exchange Commission, or SEC, which means the market value of our equity securities that is held by non-affiliates exceeds $700 million as of the prior July 1st, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. Following this offering, we intend to rely on home country practice to be exempted from the corporate governance requirements that we have a majority of independent directors on our board of directors and the audit committee of our board of directors has a minimum of three members. As a result, we will not have a majority of independent directors and our audit committee will consist of two independent directors instead of three members. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq listing standards.

Upon the completion of this offering, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because Mr. Shenping Yin, our founder, the chairman of our board of directors and his wife, Ms. Xiaoyang Huang our chief executive officer, will beneficially own all of our then issued and outstanding Ordinary Shares and will be able to exercise 57.74% of our total voting power (assuming no over-allotment option is exercised). Under the Nasdaq Stock Market Rules, a “controlled company” may elect not to comply with certain corporate governance requirements. Currently, we do not plan to utilize the “controlled company” exemptions with respect to our corporate governance practice after we complete this offering.

In addition, we are an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations, our operations were conducted in China by our subsidiaries and through VIE Agreements, with HiTek and its subsidiaries. This is an offering of the ordinary shares of the offshore holding company in Cayman Islands. You are not investing in HiTek, the VIE. Neither we nor our subsidiaries own any share in HiTek. Through the VIE Agreements among WFOE, HiTek and HiTek’s shareholders, we are deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes only and must consolidate the VIE because it met the conditions under U.S. GAAP to consolidate the VIE. However, the VIE structure cannot completely replicate a foreign investment in China-based companies, as the investors will not and may never hold equity interests in the Chinese operating entities. Instead, the VIE structure provides contractual exposure to foreign investment in us. Because of our corporate structure, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign ownership of internet technology companies, and regulatory review of oversea listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the VIE Agreements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard. The VIE Agreements may not be effective in providing control over HiTek. We may also subject to sanctions imposed by PRC regulatory agencies including Chinese Securities Regulatory Commission if we fail to comply with their rules and regulations.

Furthermore, Our Ordinary Shares may be prohibited to trade on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2021. The AFCAA was passed by the U.S. Senate and if enacted, would require foreign companies to comply with the PCAOB audits within two consecutive years instead of three consecutive years, which would reduce the time before our securities may be prohibited from trading or be delisted. On December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. Therefore, if our auditor cannot be inspected by PCAOB, for two consecutive years, the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the U.S., will be prohibited.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. On August 26, 2022, the China Securities Regulatory Commission, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of audit firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.

Our auditor is not subject to the determinations as to the inability to inspect or investigate registered firms completely announced by the PCAOB on December 16, 2021. Our auditor is currently subject to PCAOB inspections and PCAOB is able to inspect our auditor.

However, these recent developments would add uncertainties to this offering, and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or the sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. In the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in our securities to be prohibited under the HFCA Act, and ultimately result in a determination by a securities exchange to delist our securities.

Transfers of Cash to and from Our Subsidiaries and VIE

HiTek Global Inc is permitted under the laws of the Cayman Islands to provide funding to HiTek HK through loans or capital contributions without restrictions on the amount of the funds. HiTek HK is permitted under the respective laws of Hong Kong to provide funding to HiTek Global Inc through dividend distribution without restrictions on the amount of the funds. There are no restrictions on dividends transfers from Hong Kong to the Cayman Islands.

To transfer cash from HiTek HK to WFOE, HiTek HK can increase the WFOE’s registered capital, which requires reporting to the local commerce department, or through a shareholder loan, which requires a registration with the PRC State Administration of Foreign Exchange or its local bureau. Aside from the registration with the State Administration of Foreign Exchange, there is no restriction or limitations on such cash transfer or earnings distribution. In practice, under the condition that WFOE is prepared with complete materials, the local AMR will generally approve the application within several business days, and the local bank’s approval for the inward remittances of registered capital can be also completed within a few business days.

To make loans to WFOE or the VIE, according to Matters relating to the Macro-prudential Management of Comprehensive Cross-border Financing, or PBOC 379 promulgated by the People’s Bank of China (“PBOC”), the total cross-border financing of a company shall be calculated using a risk-weighted approach and shall not exceed an upper limit. The upper limit shall be calculated as capital or assets (for enterprises, net assets shall apply) multiplied by a cross-border financing leverage ratio and multiplied by a macro-prudential regulation parameter. The macro-prudential regulation parameter of companies is currently 1, which may be adjusted by the People’s Bank of China and the State Administration of Foreign Exchange in the future, and the cross-border financing leverage ratio is 2 for enterprises. Therefore, the upper limit of the loans that a PRC company can borrow from foreign companies shall be calculated at 2 times the borrower’s net assets. With regards to our WFOE, the upper limit of borrowing from foreign companies shall be 2 times of its net assets, or, as an alternative, the difference between its total investment amount and registered capital, subject to its choice and acceptance by the competent governmental authority.

As a result of PRC laws and regulations (noted below) that require annual appropriations of 10% of after-tax income to be set aside in a general reserve fund prior to payment of dividends, WFOE is restricted in that respect, as well as in other respects noted below, in their ability to transfer a portion of their net assets to HiTek HK as a dividend. We note the following:

1.	PRC regulations currently permit the payment of dividends only out of accumulated profits, as determined in accordance with accounting standards and PRC regulations;

2.	WFOE is required to set aside, at a minimum, 10% of their net income after taxes, based on PRC accounting standards, each year as statutory surplus reserves until the cumulative amount of such reserves reaches 50% of their registered capital; in addition, it may, subject to a resolution of its shareholder, draw a discretionary common reserve from its after-tax profits;

3.	Those reserves may not be distributed as cash dividends and may be used to cover losses made in past years, to enhance the company’s productivity and expand its business or to increase its registered capital; and

4.	The incurrence of debt, specifically the instruments governing such debt, may restrict a subsidiary’s ability to pay shareholder dividends or make other cash distributions.

We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid or any assets will be transferred in the foreseeable future. As of the date of this prospectus, the VIE has not remitted any consulting fee to WFOE. However, the VIE is obligated to pay a consulting fee equivalent to 100% of VIE’s net income after deduction of certain tax and operational expenses. As of the date of this prospectus, none of our subsidiaries or VIE have made any dividends or distributions to us and we have not made any dividends or distributions to our shareholders.

Subject to the Companies Act (As Revised) of Cayman Islands, which we refer to as the “Companies Act” below, and our memorandum and articles of association, as amended and restated from time to time, our board of directors has discretion as to whether to distribute dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. The laws and regulations of the PRC do not currently have any material impact on transfer of cash from HiTek Global Inc. to HiTek HK or from HiTek HK to HiTek Global Inc. There are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong or across borders and to U.S. investors.

Current PRC regulations permit WFOE to pay dividends to HiTek HK only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of shareholders. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations, we may be unable to pay dividends on our securities.

Cash dividends, if any, on our ordinary shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%. In order for us to pay dividends to our shareholders, we will rely on payments made from WFOE and HiTek HK. Certain payments from WFOE to HiTek HK are subject to PRC taxes, including income taxes and VAT. As of the date of this prospectus, our PRC subsidiary, VIE and its subsidiaries have not made any transfers or distributions.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC entity. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including, without limitation, that (a) the Hong Kong entity must be the beneficial owner of the relevant dividends; and (b) the Hong Kong entity must directly hold no less than 25% share ownership in the PRC entity during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by WFOE to its immediate holding company, HiTek HK.

As of the date of this prospectus, WFOE does not have plan to declare and pay dividends to HiTek HK and we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. HiTek HK intends to apply for the tax resident certificate when WFOE plans to declare and pay dividends to HiTek HK.

Dividend Policy

We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business after the Company’s initial public offering. Therefore, we do not expect to pay cash dividends again in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board of Directors may deem relevant. As of the date of this prospectus, we have not paid any dividends or distributions to our shareholders, there have not been any such dividends, transfers or other distributions among HiTek Global Inc., HiTek HK, WFOE or their respective shareholders.

Selected Condensed Consolidating Financial Statements of Parent, Subsidiaries, VIE and its Subsidiaries

The following tables present Selected condensed consolidating financial data of the Parent (HiTek Global Inc.), HiTek HK (HiTek Hong Kong Limited), WFOE and its Subsidiary (Tian Dahai (Xiamen) Information Technology Co. Ltd. and Xiamen Haitian Weilai Technology Co., Ltd.), the VIE (Xiamen Hengda HiTek Computer Network Co., Ltd.) and its Subsidiaries (Xiamen Huasheng HiTek Computer Network Co., Ltd and Huoerguosi Hengda Information Technology Co., Ltd). Such financial data include condensed consolidating balance sheets data as of June 30, 2022 (unaudited), December 31, 2021 and 2020 and the related condensed consolidating statements of operations and cash flows data for the six months ended June 30, 2022 and 2021 (unaudited), the years ended December 31, 2021 and 2020. The Parent records its investments in its subsidiaries under the equity method of accounting. Such investments are presented in the selected condensed consolidating balance sheets of the Parent as “investments in non-VIE subsidiaries” and “equity in the VIE and its subsidiaries through the VIE agreements” and the profit of the subsidiaries is presented as “Income for Non-VIE subsidiaries” and “Income for VIE and its subsidiaries” in the selected condensed consolidating statements of operations. You should read this “Selected Condensed Consolidated Financial Data” section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

SELECTED CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2021
	Parent	HiTek HK	WFOE and its Subsidiary	VIE and its Subsidiaries	Eliminations	Consolidated

Revenues	$-	$-	$53,344	$6,473,638	$(65,819)	$6,461,163
Cost of revenues	$-	$-	$(104,115)	$(2,542,922)	$65,819	$(2,581,218)
Income for Non-VIE subsidiaries	$1,994,595	$1,997,821	$-	$-	$(3,992,416)	$-
Income for VIE and its subsidiaries	$-	$-	$2,061,517	$-	$(2,061,517)	$-
Net income	$1,669,357	$1,994,595	$1,997,821	$2,061,517	$(6,053,933)	$1,669,357
Comprehensive income	$1,669,357	$1,994,595	$1,996,896	$2,352,849	$(6,053,933)	$1,959,764

	For the Year Ended December 31, 2020
	Parent	HiTek HK	WFOE and its Subsidiary	VIE and its Subsidiaries	Eliminations	Consolidated

Revenues	$-	$-	$-	$5,804,727	$-	$5,804,727
Cost of revenues	$-	$-	$-	$(2,633,455)	$-	$(2,633,455)
Income for Non-VIE subsidiaries	$1,733,051	$1,734,927	$-	$-	$(3,467,978)	$-
Income for VIE and its subsidiaries	$-	$-	$1,735,341	$-	$(1,735,341)	$-
Net income	$1,688,859	$1,733,051	$1,734,927	$1,735,341	$(5,203,319)	$1,688,859
Comprehensive income	$1,688,859	$1,733,051	$1,734,901	$2,257,281	$(5,203,319)	$2,210,773

	For the Six Months Ended June 30, 2022
	Parent	HiTek HK	WFOE and its Subsidiary	VIE and its Subsidiaries	Eliminations	Consolidated
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$-	$-	$153,144	$2,752,332	$(46,326)	$2,859,150
Cost of revenues	$-	$-	$(75,434)	$(989,920)	$46,326	$(1,019,028)
Income for Non-VIE subsidiaries	$913,385	$914,514	$-	$-	$(1,827,899)	$-
Income for VIE and its subsidiaries	$-	$-	$845,693	$-	$(845,693)	$-
Net income	$638,427	$913,385	$914,514	$845,693	$(2,673,592)	$638,427
Comprehensive income	$638,427	$913,385	$915,530	$206,052	$(2,673,592)	$(198)

	For the Six Months Ended June 30, 2021
	Parent	HiTek HK	WFOE and its Subsidiary	VIE and its Subsidiaries	Eliminations	Consolidated
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$-	$-	$982	$2,989,950	$-	$2,990,932
Cost of revenues	$-	$-	$78	$(1,092,975)	$-	$(1,092,897)
Income for Non-VIE subsidiaries	$879,978	$882,105	$-	$-	$(1,762,083)	$-
Income for VIE and its subsidiaries	$-	$-	$891,368	$-	$(891,368)	$-
Net income	$867,202	$879,978	$882,105	$891,368	$(2,653,451)	$867,202
Comprehensive income	$867,202	$879,978	$882,075	$1,027,474	$(2,653,451)	$1,003,278

SELECTED CONDENSED CONSOLIDATING BALANCE SHEETS

	As of December 31, 2021
	Parent	HiTek HK	WFOE and its Subsidiary	VIE and its Subsidiaries	Eliminations	Consolidated

Cash and cash equivalents	$509,728	$8,605	$86,664	$1,486,311	$-	$2,091,308
Total current assets	$969,570	$8,605	$218,969	$13,425,543	$(1,655,548)	$12,967,139
Investments in non-VIE subsidiaries	$13,515,589	$13,740,060	$-	$-	$(27,255,649)	$-
Equity in the VIE and its subsidiaries Through the VIE Agreements	$-	$-	$13,805,168	$-	$(13,805,168)	$-
Total non-current assets	$13,515,589	$13,740,060	$13,809,284	$4,173,234	$(41,064,933)	$4,173,234
Total Assets	$14,485,159	$13,748,665	$14,028,253	$17,598,777	$(42,720,481)	$17,140,373
Total Liabilities	$1,358,930	$20,000	$288,193	$3,793,609	$(1,446,587)	$4,014,145
Total Shareholders’ Equity	$13,126,229	$13,728,665	$13,740,060	$13,805,168	$(41,273,894)	$13,126,228
Total Liabilities and Shareholders’ Equity	$14,485,159	$13,748,665	$14,028,253	$17,598,777	$(42,720,481)	$17,140,373

	As of December 31, 2020
	Parent	HiTek HK	WFOE and its Subsidiary	VIE and its Subsidiaries	Eliminations	Consolidated

Cash and cash equivalents	$516,204	$1,831	$7,792	$1,335,727	$-	$1,861,554
Total current assets	$1,814,507	$1,831	$7,792	$11,020,726	$(2,068,688)	$10,776,168
Investments in non-VIE subsidiaries	$11,230,587	$11,410,535	$-	$-	$(22,641,122)	$-
Equity in the VIE and its subsidiaries Through the VIE Agreements	$-	$-	$11,411,022	$-	$(11,411,022)	$-
Total non-current assets	$11,230,587	$11,410,535	$11,411,022	$3,628,891	$(34,052,144)	$3,628,891
Total Assets	$13,045,094	$11,412,366	$11,418,814	$14,649,617	$(36,120,832)	$14,405,059
Total Liabilities	$1,878,630	$10,000	$8,279	$3,238,595	$(1,896,909)	$3,238,595
Total Shareholders’ Equity	$11,166,464	$11,402,366	$11,410,535	$11,411,022	$(34,223,923)	$11,166,464
Total Liabilities and Shareholders’ Equity	$13,045,094	$11,412,366	$11,418,814	$14,649,617	$(36,120,832)	$14,405,059

	As of June 30, 2022
	Parent	HiTek HK	WFOE and its Subsidiary	VIE and its Subsidiaries	Eliminations	Consolidated
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cash and cash equivalents	$294,769	$7,475	$59,422	$1,329,153	$-	$1,690,819
Total current assets	$694,611	$7,475	$181,924	$12,261,724	$(1,543,270)	$11,602,464
Investments in non-VIE subsidiaries	$13,790,350	$13,936,733	$-	$-	$(27,727,083)	$-
Equity in the VIE and its subsidiaries Through the VIE Agreements	$-	$-	$13,932,004	$-	$(13,932,004)	$-
Total non-current assets	$13,790,350	$13,936,733	$13,935,581	$9,070,380	$(41,662,664)	$9,070,380
Total Assets	$14,484,961	$13,944,208	$14,117,505	$21,332,104	$(43,205,934)	$20,672,844
Total Liabilities	$1,358,930	$20,000	$180,772	$7,400,100	$(1,412,988)	$7,546,814
Total Shareholders’ Equity	$13,126,031	$13,924,208	$13,936,733	$13,932,004	$(41,792,946)	$13,126,030
Total Liabilities and Shareholders’ Equity	$14,484,961	$13,944,208	$14,117,505	$21,332,104	$(43,205,934)	$20,672,844

SELECTED CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2021
	Parent	HiTek HK	WFOE and its Subsidiary	VIE and its Subsidiaries	Eliminations	Consolidated

Net cash (used in) provided by operating activities	$(276,777)	$(3,226)	$69,801	$(278,773)	$274,400	$(214,575)
Net cash (used in) provided by investing activities	$(10,000)	$-	$-	$392,254	$17,752	$400,006
Net cash provided by financing activities	$280,300	$10,000	$7,752	$-	$(298,052)	$-

	For the Year Ended December 31, 2020
	Parent	HiTek HK	WFOE and its Subsidiary	VIE and its Subsidiaries	Eliminations	Consolidated

Net cash (used in) provided by operating activities	$(290,054)	$(1,876)	$(414)	$1,527,162	$698,032	$1,932,850
Net cash used in investing activities	$-	$-	$-	$(981,392)	$116,345	$(865,047)
Net cash provided by financing activities	$745,570	$-	$7,345	$-	$(752,915)	$-

	For the Six Months Ended June 30, 2022
	Parent	HiTek HK	WFOE and its Subsidiary	VIE and its Subsidiaries	Eliminations	Consolidated
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net cash (used in) provided by operating activities	$(214,958)	$(1,129)	$(23,672)	$4,462,072	$-	$4,222,313
Net cash used in investing activities	$-	$-	$-	$(7,636,014)	$-	$(7,636,014)
Net cash provided by financing activities	$-	$-	$-	$3,088,422	$-	$3,088,422

	For the Six Months Ended June 30, 2021
	Parent	HiTek HK	WFOE and its Subsidiary	VIE and its Subsidiaries	Eliminations	Consolidated
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net cash provided by operating activities	$(106,086)	$(2,127)	$6,478	$117,912	$252,956	$269,133
Net cash used in investing activities	$(10,000)	$-	$-	$(503,115)	$10,000	$(503,115)
Net cash provided by financing activities	$280,300	$10,000	$-	$-	$(290,300)	$-

For the year ended December 31, 2021 and 2020, net cash provided by financing activities of HiTek Global Inc., or the “parent”, was $280,300 and $745,570, for the six months ended June 30, 2021, net cash provided by financing activities of HiTek Global Inc., or the “parent”, was $280,300, which was mainly because that parent received sales collection dominated in USD on behalf of the VIE and its subsidiaries. As of the date of this prospectus, the VIE and its subsidiaries have not set up a USD bank account. The cash amount will be mainly used as the payment for the costs occurred for this offering in the future. At the parent level, the retaining cash of VIE and its subsidiaries was deemed to be an intercompany financing activity. But on a consolidation level, the cash received from the sales was still reported in cash provided by operating activity.

LONG-TERM INVESTMENTS ROLL-FORWARD

Investments in Non-VIE subsidiaries and VIE and its subsidiaries
As of December 31, 2019	$8,975,622
Equity pick-up during the period	1,733,051
Foreign currency translation adjustment	521,914
As of December 31, 2020	11,230,587
Equity pick-up during the period	1,994,595
Foreign currency translation adjustment	290,407
As of December 31, 2021	$13,515,589
Equity pick-up during the period	913,385
Foreign currency translation adjustment	(638,624)
As of June 30, 2022 (unaudited)	13,790,350

THE OFFERING

Ordinary Shares offered by us	3,200,000 Ordinary Shares (excluding the over-allotment discussed below).

Price per Ordinary Share	The initial offering price was $5.00 per Ordinary Share.

Over-allotment	We have granted the underwriters an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of our Ordinary Shares to be offered by us pursuant to this offering (excluding shares subject to this option), solely for the purpose of covering overallotments, at the initial public offering price less the underwriting discount. We may issue up to 480,000 Ordinary Shares pursuant to underwriters’ over-allotment option.

Ordinary Shares outstanding prior to completion of this offering	10,987,679 Ordinary Shares

Ordinary Shares outstanding immediately after this offering	14,187,679 Ordinary Shares, assuming no exercise of the underwriters’ over-allotment option.

Listing	Our Ordinary Shares have been approved for listing on the NASDAQ Capital Market under the symbol “HKIT”.

Transfer Agent	VStock Transfer, LLC

Use of proceeds	We intend to use the proceeds from this offering to for working capital and general corporate purposes, including the expansion of our business. To the extent that we are unable to raise the proceeds in this offering, we may not be able to achieve all of our business objectives in a timely manner. See “Use of Proceeds” starting on page 48 of this prospectus for more information.

Risk factors	The Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 22 for a discussion of factors to consider before deciding to invest in our Ordinary Shares.

Lock-Up	We, our directors and executive officers, and our existing beneficial owners of 5% or more of our outstanding Ordinary Shares have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any Ordinary Shares or similar securities for a period ending 180 days after the commencement of the trading of the Ordinary Shares. See “Underwriting” starting on page 112 of this prospectus for more information.

Summary Financial Data

The following table sets forth selected historical statements of operations for the six months ended June 30, 2022 and 2021 (unaudited), the fiscal year ended December 31, 2021 and 2020, and balance sheets data as of June 30, 2022 (unaudited), December 31, 2021 and December 31, 2020, which have been derived from our audited financial statements for those periods. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read this data together with our consolidated financial statements and related notes appearing elsewhere in this prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in the prospectus.

	Years Ended		Six months ended
	December 31,		June 30,
Consolidated Statement of Operations Data	2021	2020	2022	2021
			(unaudited)	(unaudited)
Revenues	6,461,163	5,804,727	2,859,150	2,990,932
Cost of revenues	(2,581,218)	(2,633,455)	(1,019,028)	(1,092,897)
Total operating expenses	(1,776,411)	(1,417,496)	(1,078,385)	(774,951)
Total other (expense) income	108,676	204,325	124,040	29,386
Income tax expense	(542,853)	(269,242)	(247,350)	(285,268)
Net income	$1,669,357	$1,688,859	$638,427	$867,202
Earnings per ordinary share
– Basic and diluted	$0.15	$0.15	$0.06	$0.08
Weighted average number of ordinary shares outstanding
– Basic and diluted	10,987,679	10,987,679	10,987,679	10,987,679

	As of December 31,		As of June 30,
Consolidated Balance Sheet Data	2021	2020	2022
			(unaudited)
Cash and cash equivalents	$2,091,308	$1,861,554	$1,690,819
Total Assets	$17,140,373	$14,405,059	$20,672,844
Total Liabilities	$4,014,145	$3,238,595	$7,546,814
Total Shareholders’ Equity	$13,126,228	$11,166,464	$13,126,030
Total Liabilities and Shareholders’ Equity	$17,140,373	$14,405,059	$20,672,844

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related to Our Business Operations

We face risks related to health epidemics such as the COVID-19, and other outbreaks, which could significantly disrupt our operations and adversely affect our business, financial condition and results of operations.

Our business could be materially and adversely affected by health epidemics such as the COVID-19 and other outbreaks affecting the PRC. Health epidemics may give rise to severe interruptions to public transportation and usual business operations, which could severely disrupt our operations. Our business operations depend on overall economy and demand for IT consulting and solutions service in Xiamen area, which could be disrupted by health epidemics. Public transportation services in Xiamen city were curtailed over COVID-19 concerns. For our Tax Devices and Services sector, we have to collect the service fee on-site from those customers who have not used our online payment platform, which may lead to a delay in collection. As of the date this prospectus, there is no clear sign of slow-down in our hardware and software sales. However, since the customers of these two sectors are located in different provinces, including some severe epidemic areas, the COVID-19 outbreak may have a negative impact on our revenue in the short run. A prolonged outbreak of the COVID-19 or other adverse public health developments in China would likely have a material adverse effect on our business operations because such outbreak or other development could significantly impact the Chinese economy and IT service industry, severely disrupt our operations and adversely affect our business, financial condition and results of operations.

Our future revenues and growth prospects depend on the ACTCS pricing model mandated by the PRC government. If the PRC government continues to reduce the annual fee per user we are allowed to charge, our operations and revenues may be negatively impacted.

We sell ACTCS tax devices and provide ACTCS supporting services to our clients. The prices of GTD and annual service fees are regulated and subject to the State Tax Administration’s pricing mandates. In the past 20 years, the annual service fee has undergone three major adjustments -- from RMB 450 per year per user to RMB 370 per year per user, and then further reduced to RMB 330 per year per user. Most recently, the ACTCS annual service fee was again reduced to RMB 280 per year per user, according to the “Notice of the National Development and Reform Commission on Relevant Issues Concerning the Reduction of ACTCS Products and Maintenance Service Fee” (Development and Reform Commission Case [2017] No. 1243). In addition, State Administration of Taxation, Goods and Services Tax Division issued a notice related to the tax control service fee on January 31, 2019. According to the notice, the small-scale taxpayers which the sales amount did not exceed RMB 100,000 for each month are exempt from Anti-Counterfeiting Tax Control System or Golden Tax Disk technical service fee. The notice was updated on April 1, 2021 that the small-scale taxpayers which the sales amount did not exceed RMB 150,000 for each month are exempt from Anti-Counterfeiting Tax Control System or Golden Tax Disk technical service fee.    Since we do not control the pricing of the ACTCS services, we cannot guarantee our profit margin will be stable or we will make a profit on such services at all. We cannot guarantee that the annual service fee will not be further reduced, and therefore our revenues to be derived from ACTCS supporting services may be subject to significant fluctuation.

Our future revenues and growth prospects depend on the growth of new business entities in the Xiamen metropolitan areas, which is not within our control and the growth rate may decrease. As such, our operations and revenues may be negatively impacted.

The willingness of people to establish business entities in the Xiamen metropolitan areas is beyond our control. There are multiple reasons people may find appealing to establish a particular business in the Xiamen metropolitan areas, such as people’s personal belief and volatility in the Chinese capital markets. To the extent that people are unwilling to establish new businesses in the Xiamen metropolitan area either due to political or economic climate, we will not be able to acquire new customers to our ACTCS services. Thus, our ability to generate revenue or operate profitably may be negatively impacted.

Increased use of electronic invoice will reduce the number of customers using our ACTCS services.

In recent years, the Chinese tax regulators have been rolling out the electronic invoicing system. Currently, electronic invoices can be used by all businesses. The electronic invoices enable enterprises to apply for, issue, transfer and check the invoices through the unified online electronic invoice management system of Chinese Tax authority. Electronic invoices are very useful in helping business entities reduce operating costs and streamline service process, since they do not involve printing, storage and postage procedures. From January 21, 2021, the new taxpayers can receive electronic tax control ukey for free from the Tax authority. Increased use of electronic invoices and the free distribution of GTD will reduce our annual service fee revenue and thus negatively affect our total revenue.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

The war in Ukraine could materially and adversely affect our business and results of operations.

The recent outbreak of war in Ukraine has already affected global economic markets, including a dramatic increase in the price of oil and gas, and the uncertain resolution of this conflict could result in protracted and/or severe damage to the global economy. Russia’s recent military interventions in Ukraine have led to, and may lead to, additional sanctions being levied by the United States, European Union and other countries against Russia. Russia’s military incursion and the resulting sanctions could adversely affect global energy and financial markets and thus could affect our customers’ businesses and our business, even though we do not have any direct exposure to Russia or the adjoining geographic regions. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions caused by Russian military action or resulting sanctions may magnify the impact of other risks described herein. We cannot predict the progress or outcome of the situation in Ukraine, as the conflict and governmental reactions are rapidly developing and beyond their control. Prolonged unrest, intensified military activities or more extensive sanctions impacting the region could have a material adverse effect on the global economy, and such effect could in turn have a material adverse effect on our business, financial condition, results of operations and prospects.

Increasing competition within our industry could have an impact on our business prospects.

While the VAT reporting service industry in China is a heavily regulated industry where new players must obtain approval by the relevant PRC government agencies before entering this industry, it is still highly possible that new competitors will enter into the market and have significantly greater financial and other resources than we have and may offer services that is more attractive and more advanced that we can provide for large business enterprises and SMEs. Thus, we anticipate increasing competition, which may have a negative impact on both our revenues and our profit margins.

Our IT services and hardware and software sales rely on evolving information technologies to maintain our competitiveness, and any failure to adapt to technological developments or industry trends could harm our business.

We depend upon the use of sophisticated information technologies and systems, including technologies and systems utilized for communications, procurement and administrative systems. As our operations grow in both size and scope, we continuously need to improve and upgrade our systems and infrastructure to offer an increasing number of clients enhanced products, services, features and functionality, while maintaining the reliability and integrity of our systems and infrastructure. Our future success in IT services and hardware and software sales also depends on our ability to adapt to rapidly changing technologies, particularly the increasing use of internet-based products and services, to change our services and infrastructure so they address evolving industry standards and to improve the performance, features and reliability of our services in response to competitive service and product offerings in the Chinese software markets and the evolving demands of the IT service markets. If there are technological impediments to introducing new technological products or maintaining current technologies or other products and services, or if these products and services do not meet the requirements of our clients’ evolving needs, our business, financial condition or results of operations may be adversely affected.

In addition, the emergence of competitors who may be able to optimize products, services or strategies that use advanced computing such as cloud computing, as well as other technological changes and developing technologies, such as machine learning and artificial intelligence, have, and will mandate us to make new and costly investments. Transitioning to new technologies may be disruptive to resources and the services we provide, and may increase our reliance on third party service providers. We may not be successful, or may be less successful than our current or new competitors, in developing technology that operates effectively across multiple devices and platforms and that is appealing to our customers, either of which would negatively affect our business and financial performance.

It is possible that, if we are not able to maintain existing systems, obtain new technologies and systems, or replace or introduce new technologies and systems as quickly as our competitors or in a cost-effective manner, our business and operations could be materially adversely affected. Also, we may not achieve the benefits anticipated or required from any new technology or system, or be able to devote financial resources to new technologies and systems in the future.

We are dependent upon software, equipment and services provided by third parties.

We are dependent upon software, equipment and services provided and/or managed by third parties in the operation of our business. In the event that the performance of such software, equipment or services provided and/or managed by third parties deteriorates or our arrangements with any of these third parties related to the provision and/or management of software, equipment or services are terminated, we may not be able to find alternative services, equipment or software on a timely basis or on commercially reasonable terms, or at all, or be able to do so without significant cost or disruptions to our business, and our relationships with our customers may be adversely impacted.

A significant portion of our revenue is concentrated on a few large customers, and we do not have long-term service agreements with our key customers and rely upon our longstanding relationship with them. If we lose one or more of our customers, our results of operations may be adversely and materially impacted.

For the six months ended June 30, 2022, two customers accounted for 34% and 17% of total HiTek’s revenues. For the year ended December 31, 2021, two customers accounted together for 42% of total HiTek’s revenues, the largest of which represented 28%. For the year ended December 31, 2020, two customers accounted together for 32% of total HiTek’s revenues, the largest of which represented 22%, while one customer which is a related party of HiTek represented 10% of HiTek’s revenues. Since we do not have long-term customer supply agreements with such large customers and rely primarily upon our goodwill and reputation to sustain the business relationship, our results of operations may be adversely and materially impacted if one or more of these customers stop purchasing from us.

Extended payment terms may cause deferred payments or bad debts, which could negatively affect our business operations.

The Company gave a two-year credit period to large customers such as large-scale oil and coal mining groups. Their collection period is usually longer than other medium or small-sized companies. An extended credit period will have a potential risk of causing deferred payments or bad debts, which could negatively affect our business operations.

We source our retail hardware primarily from a limited number of suppliers. If we lose one or more of the suppliers, our operation may be disrupted, and our results of operations may be adversely and materially impacted.

For the six months ended June 30, 2022, three suppliers accounted for 28%, 25%and 20% of the total purchases. For the year ended December 31, 2021, two suppliers accounted for 21% of the total purchases. For the year ended December 31, 2020, two suppliers accounted for 38% of the total purchases. If we lose suppliers and are unable to swiftly engage new suppliers, our operations may be disrupted or suspended, and we may not be able to deliver hardware products to our customers on time. We may also have to pay a higher price to source from a different supplier on short notice. While we are actively searching for and negotiating with new suppliers, there is no guarantee that we will be able to locate appropriate new suppliers or supplier merger targets in our desired timeline. As such, our results of operations may be adversely and materially impacted.

We face the risk that a third party borrower may not repay the loans we made to it. An event of default could have a material adverse effect on our cash flow, results of operations and financial condition.

On January 21, 2022, March 28, 2022, and June 14, 2022, HiTek, Beijing Baihengda Petroleum Technology Co., Ltd. (“Beijing Baihengda,” together with HiTek, the Lenders) and Guangxi Beihengda Mining Co., Ltd. (“Guagnxi Beihengda,” or the Borrower) entered into three loan agreements with similar terms, pursuant to which the Lenders loaned an aggregate amount of RMB 40 million (approximately US$5.98 million with an exchange rate of 0.1494 as of June 30, 2022)  (collectively, the “Loans”) to the Borrower at a monthly interest rate of 1%. Each of HiTek and Baihengda funded RMB 20 million of the Loans (approximately US$2.99 million with an exchange rate of 0.1494 as of June 30, 2022).  As of the date of this prospectus, the aggregate outstanding principal amount of the Loans is RMB 37 million (approximately US $5.53 million  with an exchange rate of 0.1494 as of June 30, 2022). The loans will be due by January 20, 2024, and June 13, 2023, respectively. The Borrower can pre-pay the outstanding loan amount after twelve months without penalty. Pursuant to a mining right pledge agreement dated August 5, 2022 between HiTek, as representative of the Lenders, and the Borrower, the Loans are secured by the Borrower’s coal mining permit, issued by Bobai County Natural Resources Bureau, which grants the Borrower a 20-year mining rights for certain building granite mine in Daguang Village, Shuiming Town, Bobai County, Guangxi Province, for a production of 1.306 million cubic meters.

In the event the Borrower is unable to make full and timely payments of interest and principal on the Loans when due, our cash flow, results of operations and financial conditions may be adversely affected. In addition, there is risk that the mining property is not well managed or decreases in value during the term of the Loans. In the event the underlying collateral value is less than the loan amount at the time of default, we will suffer a loss.

We may need additional capital to fund our future operations and, if it is not available when needed, we may need to reduce our planned expansion and marketing efforts, which may reduce our revenue.

We believe that our existing working capital and cash available from operations will enable us to meet our working capital requirements for at least the next 12 months. However, if cash from future operations is insufficient, or if cash is used for acquisitions or other currently unanticipated uses, we may need additional capital. As a result, we could be required to raise additional capital. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution of the shares held by existing shareholders. If additional funds are raised through the issuance of debt or equity securities, such securities may provide the holders certain rights, preferences, and privileges senior to those of shareholders holding Ordinary Shares, and the terms of any such debt securities could impose restrictions on our operations. We cannot assure you that additional capital, if required, will be available on acceptable terms, or at all. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our business, financial condition and operating results.

If we are unable to manage our anticipated growth effectively, our business could be adversely affected.

In order to develop our business, we need to hire and retain key managers and executives in all areas of our operations. Our future operating results depend to a large extent on our ability to develop and manage expansion and growth successfully. For us to manage such growth, we must put in place legal and accounting systems, and implement human resource management and other tools. We have taken preliminary steps to put this structure in place. However, there is no assurance that we will be able to expand our business or successfully manage any growth that may result. Failure to expand our operations or manage our growth effectively could materially and adversely affect our ability to market our services in multiple venues.

Because we rely upon a third party to perform the payment processing for our clients, the failure or inability of the third party to provide these services could impair our ability to operate.

Because we do not possess an internal payment method, all payments by participants are processed by third parties such as Alipay and WeChat Pay. The payment processing business is highly regulated, and it is subject to a number of risks that could materially and adversely affect their abilities to provide payment processing and escrow services to us, including:

●	increased regulatory focus and the requirement that it comply with numerous complex and evolving laws, rules and regulations;

●	increases in the costs to the third party, including fees charged by banks to process funds through the third parties, which could result in increased costs to us and to our participants;

●	dissatisfaction with the third parties’ services;

●	a decline in the use of the third parties’ services generally which could result in increases in costs to users such as us and our participants;

●	the ability of the third parties to maintain adequate security procedures to prevent the hacking or other unauthorized access to account and other information provided by us and the participants who use the system;

●	system failures or failure to effectively scale the system to handle large and growing transaction volumes;

●	the failure or inability of the third parties to manage funds accurately or the loss of funds by the third parties, whether due to employee fraud, security breaches, technical errors or otherwise; and

●	the failure or inability of these third parties to adequately manage business and regulatory risks.

We rely on the convenience and ease of use that third party’s payment methods provide to our users. If the quality, utility, convenience or attractiveness of these payment services declines for any reason, the attractiveness of our services could be materially impaired. If we need to migrate to other third-party payment services for any reason, the transition could require considerable time and management resources, and the third-party payment services may not be as effective, efficient or well-received by our clients. Further, our clients may be reluctant to use a different payment system.

Our success depends substantially on the continued retention of certain key personnel and our ability to hire and retain qualified personnel in the future to support our growth and execute our business strategy.

If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. While we depend on the abilities and participation of our current management team generally, we rely particularly upon Mr. Shenping Yin, Chairman of the Board and Ms. Xiaoyang Huang, our chief executive officer who is responsible for the development and implementation of our business plan. The loss of the services of Mr. Yin for any reason could significantly adversely impact our business and results of operations. Competition for senior management and senior technology personnel in the PRC is intense and the pool of qualified candidates is very limited. We cannot assure you that the services of our senior executives and other key personnel will continue to be available to us, or that we will be able to find a suitable replacement for them if they were to leave.

We may not be able to adequately protect our intellectual property rights, and our competitors may be able to offer similar products and services, which would harm our competitive position.

Our success depends in part upon our intellectual property rights. We rely primarily on copyright, trade secret laws, confidentiality procedures, license agreements and contractual provisions to establish and protect our proprietary rights over our products, procedures and services. Other persons could copy or otherwise obtain and use our technology without authorization, or develop similar IP independently. We may also pursue the registration of our domain names, trademarks, and service marks in other jurisdictions, including the United States. However, the intellectual property laws in China are not considered as strong as comparable laws in the United States or the European Union. We cannot assure you that we will be able to protect our proprietary rights. Further, our competitors may be able to independently develop similar or more advanced technology, duplicate our products and services or design around any intellectual property rights we hold. Further, our intellectual property rights may be subject to termination or expirations. The loss of intellectual property protections or the inability to timely regain intellectual property protections could harm our business and ability to compete.

We have engaged in transactions with related parties, and such transactions present possible conflicts of interest that could have an adverse effect on our business and results of operations.

We have entered into a number of transactions with related parties, including our significant shareholder and director. For example, we have entered into several transactions with Beijing Zhongzhe Yuantong Technology Co., Ltd. and one of the minority shareholder of HiTek is under common control, or business entities affiliated with or owned by Chairman, Shenping Yin, where we have sales revenues or have advances from these entities. See “Related Party Transactions”. We may in the future enter into additional transactions with entities in which members of our board of directors and other related parties hold ownership interests.

Transactions with related parties present potential for conflicts of interest, as the interests of related party may not align with the interests of our shareholders. Although we believe that these transactions were in our best interests, we cannot assure you that these transactions were entered into on terms as favorable to us as those that could have been obtained in an arms-length transaction. We may also engage in transactions with related parties in the future. Conflicts of interests arise when we transact business with related parties. These transactions, individually or in the aggregate, may have an adverse effect on our business and results of operations or may result in government enforcement actions or other litigation.

Risks Relating to Our Corporate Structure

We do not have direct ownership of our operating entities in China, but have control rights and the rights to the assets, property, and revenue of HiTek and its subsidiaries through VIE Agreements, which may not be effective in providing control over HiTek.

We do not have direct ownership of our operating entities in China, but have control rights and the rights to the assets, property, and revenue of HiTek and its subsidiaries through VIE Agreements. All of our current revenue and net income is derived from HiTek, the VIE in China. Foreign ownership of internet technology businesses, such as distribution of online information, is subject to restrictions under current PRC laws and regulations. For example, foreign investors are not allowed to own more than 50% of the equity interests in a value-added telecommunication service provider (except e-commerce) and any such foreign investor must have experience in providing value-added telecommunications services overseas and maintain a good track record in accordance with the Special Administrative Measures for Entrance of Foreign Investment (Negative List) (2020 Version) promulgated on June 23, 2020 and became effective on July 23, 2020, respectively, and other applicable laws and regulations.

To comply with PRC laws and regulations, we do not intend to have an equity ownership interest in HiTek but rely on VIE Agreements with HiTek to control and operate its business. However, as discussed above, these VIE Agreements may not be effective from PRC laws in providing us with the necessary control over HiTek and its operations. Any deficiency in these VIE Agreements may result in our loss of control over the management and operations of HiTek, which will result in a significant loss in the value of an investment in our company. Because of the practical restrictions on direct foreign equity ownership imposed by the Fujian provincial government authorities, we must rely on contractual rights through the VIE structure to effect control over and management of HiTek, which exposes us to the risk of potential breach of contract by the shareholders of HiTek. In addition, as our Chairman of the Board Mr. Yin, along with his wife Ms. Huang, owns approximately 74.55% of HiTek’s outstanding equity, it may be difficult for us to change our corporate structure if such shareholders refuse to cooperate with us.

Because we are an offshore holding company and our business was conducted through VIE Agreements with HiTek, the VIE in China, if we fail to comply with applicable PRC law, we could be subject to severe penalties and our business could be adversely affected.

We are an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations, our operations were conducted in China by our subsidiaries and through VIE Agreements with HiTek, the VIE in China, the equity of which is owned by Xiaoyang Huang, Shenping Yin, Bo Shi, Zhishuang Wang, Liuqing Huang, Jingru Li, Mian Tang, Ce Tian, Xianfeng Lin, Inner Mongolia Guangxin Investment Co., Ltd. and Baotou Zhongzhe Hengtong Technology Co., Ltd. through VIE Agreements, as a result of which, under United States generally accepted accounting principles, the assets and liabilities of HiTek are treated as our assets and liabilities and the results of operations of HiTek are treated in all respects as if they were the results of our operations. There are uncertainties regarding the interpretation and application of PRC laws, rules and regulations, including but not limited to the laws, rules and regulations governing the validity and enforcement of the VIE Agreements between WFOE and HiTek.

The Provisions Regarding Mergers and Acquisitions of Domestic Projects by Foreign Investors (the “M&A Rules”) requires an overseas special purpose vehicle that are controlled by PRC companies or individuals formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies using shares of such special purpose vehicle or held by its shareholders as considerations to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. However, the application of the M&A Rules remains unclear. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval. Any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

Furthermore, regulatory requirements on cybersecurity, data security and data privacy in China are constantly evolving and can be subject to varying interpretations or significant changes, resulting in uncertainties about the scope of HiTek’s responsibilities in that regard. On June 10, 2021, the Standing Committee of the National People’s Congress promulgated the PRC Data Security Law, which took effect from September 1, 2021. The Data Security Law provides for a security review procedure for the data activities that may affect national security. Furthermore, Measures for Cybersecurity Review, which became effective on June 1, 2020, set forth the cybersecurity review mechanism for critical information infrastructure operators, and provided that critical information infrastructure operators who intend to purchase internet products and services that affect or may affect national security shall be subject to a cybersecurity review. On December 28, 2021, the CAC published the CAC Revised Measures which further restates and expands the applicable scope of the cybersecurity review. The CAC Revised Measures took effect on February 15, 2022. Pursuant to the CAC Revised Measures, if a network platform operator holding personal information of over one million users seeks for “foreign” listing, it must apply for the cybersecurity review, and operators of critical information infrastructure purchasing network products and services are also obligated to apply for the cybersecurity review for such purchasing activities. Although the CAC Revised Measures provides no further explanation on the extent of “network platform operator” and “foreign” listing, we do not believe we are obligated to apply for a cybersecurity review pursuant to the CAC Revised Measures, considering that (i) we are not in possession of or otherwise holding personal information of over one million users and it is also very unlikely that we will reach such threshold in the near future; and (ii) as of the date of this prospectus, we have not received any notice or determination from applicable PRC governmental authorities identifying it as a critical information infrastructure operator. That being said, considering that the CAC Revised Measures empowers the cybersecurity review office to initiate cybersecurity review when they believe any particular data processing activities “affect or may affect national security”, and it is uncertain whether the competent government authorities will deem that HiTek’s data processing activities may affect national security and thus initiating the cybersecurity review against HiTek’s businesses. Failure of cybersecurity, data privacy and data security compliance could subject HiTek to penalties, damage its reputation and brand, and harm its business and results of operations.

If WFOE, HiTek or their ownership structure or the VIE Agreements are determined to be in violation of any existing or future PRC laws, rules or regulations, or WFOE or HiTek fails to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

●	revoking the business and operating licenses of WFOE or HiTek;

●	discontinuing or restricting the operations of WFOE or HiTek;

●	imposing conditions or requirements with which we, WFOE, or HiTek may not be able to comply;

●	requiring us, WFOE, or HiTek to restructure the relevant ownership structure or operations which may significantly impair the rights of the holders of our Ordinary Shares in the equity of HiTek;

●	restricting or prohibiting our use of the proceeds from our initial public offering to finance our business and operations in China; and

●	imposing fines.

We cannot assure you that the PRC courts or regulatory authorities may not determine that our corporate structure and VIE Agreements violate PRC laws, rules or regulations. If the PRC courts or regulatory authorities determine that our contractual arrangements are in violation of applicable PRC laws, rules or regulations, the VIE Agreements will become invalid or unenforceable, and HiTek will not be treated as a VIE entity and we will not be entitled to treat HiTek’s assets, liabilities and results of operations as our assets, liabilities and results of operations, which could effectively eliminate the assets, revenue and net income of HiTek from our balance sheet, which would most likely require us to cease conducting our business and would result in the delisting of our Ordinary Shares from Nasdaq Capital Market and a significant impairment in the market value of our Ordinary Shares.

We may have difficulty in enforcing any rights we may have under the VIE Agreements in PRC.

As all of the VIE Agreements with HiTek are governed by the PRC laws and provide for the resolution of disputes through arbitration in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in the United States. As a result, uncertainties in the PRC legal system could further limit our ability to enforce these VIE Agreements. Furthermore, these VIE Agreements may not be enforceable in China if PRC government authorities or courts take a view that such VIE Agreements contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. We may face challenges to enforce the VIE Agreements due to legal uncertainties and jurisdictional limits. Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management named in the prospectus. It may also be difficult for the investor or overseas regulators to conduct investigations or collect evidence within China.

The approval of the China Securities Regulatory Commission and other compliance procedures may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval. As a result, both you and us face uncertainty about future actions by the PRC government that could significantly affect the operating company’s financial performance and the enforceability of the VIE Agreements.

The Provisions Regarding Mergers and Acquisitions of Domestic Projects by Foreign Investors (the “M&A Rules”) requires an overseas special purpose vehicle that are controlled by PRC companies or individuals formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies using shares of such special purpose vehicle or held by its shareholders as considerations to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. However, the application of the M&A Rules remains unclear. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval. Any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

Our PRC legal counsel has advised us based on their understanding of the current PRC laws, regulations and rules that the CSRC’s approval may not be required for the listing and trading of our Ordinary Shares on the Nasdaq Capital Market in the context of this offering, given that: (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours in this prospectus are subject to this regulation, (ii) we establish our WFOE by means of direct investment and acquiring equity interest or assets of an entity other than “PRC domestic company” as defined under the M&A Rules, and (iii) no explicit provision in the M&A Rules clearly classifies VIE Agreements as a type of transaction subject to such Rules.

However, our PRC legal counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, regulations and rules or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC regulatory agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel does.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities, which was available to the public on July 6, 2021. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. The aforementioned policies and any related implementation rules to be enacted may subject us to additional compliance requirement in the future. As of the date of this prospectus, we have not received or denied any permission from the PRC authorities to list on U.S. stock exchanges. As these opinions were recently issued, official guidance and interpretation of the opinions remain unclear in several respects at this time. Therefore, we cannot assure you that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all. We face uncertainty about future actions by the PRC government that could significantly affect the operating company’s financial performance and the enforceability of the VIE Agreements.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. If a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. See “Regulations—M&A Rules and Overseas Listings.”

On February 24, 2023, the CSRC, together with Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing which was issued by the CSRC, National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the Provisions. The revised Provisions is issued under the title the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, and came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding its application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, including but not limited to (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations.

Any failure or perceived failure by the Company, the PRC subsidiaries or the VIE to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in that the relevant entities would be held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime. As there are still uncertainties regarding the interpretation and implementation of such regulatory guidance, we cannot assure you that we will be able to comply with new regulatory requirements relating to our future overseas capital-raising activities. Notwithstanding the foregoing, as of the date of this prospectus, we are not aware of any Chinese laws or regulations in effect requiring that we obtain permission from any Chinese authority to issue securities to foreign investors, and we have not received any inquiry, notice, warning, sanction or any regulatory objection to this offering from the CSRC.

Based on the above and our understanding of the Chinese laws and regulations currently in effect as of the date of this prospectus, we are not required to submit an application to the CSRC for the approval of this offering and the listing and trading of the Ordinary Shares on the Nasdaq. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. If it is determined that we are subject to the Trial Measures for the listing of the Ordinary Shares on the Nasdaq, we may fail to obtain required approval, complete required filing or meet such requirements in a timely manner or at all, or completion could be rescinded. Any failure to obtain or delay in obtaining such approval, complete required filing or procedures for this offering, or a rescission of any such approval or filing obtained by us, would subject us to sanctions by the CSRC or other PRC regulatory authorities. These regulatory agencies may impose fines and penalties on our operations in mainland China, limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into mainland China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of the Ordinary Shares. The CSRC, or other Chinese regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the Ordinary Shares. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC, or other regulatory agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of the Ordinary Shares.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitable.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. Since this document is relatively new, uncertainties still exist in relation to how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on companies like us.

Regulations relating to offshore investment activities by PRC residents may limit our ability to acquire PRC companies and could adversely affect our business.

In July 2014, State Administration of Foreign Exchange, or SAFE, promulgated the Circular on Issues Concerning Foreign Exchange Administration Over the Overseas Investment and Financing and Roundtrip Investment by Domestic Residents Via Special Purpose Vehicles, or Circular 37, which replaced Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment through Offshore Special Purpose Vehicles, or Circular 75. Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, referred to in Circular 37 as a “special purpose vehicle” for the purpose of holding domestic or offshore assets or interests. Circular 37 further requires amendment to a PRC resident’s registration in the event of any significant changes with respect to the special purpose vehicle, such as an increase or decrease in the capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. Under these regulations, PRC residents’ failure to comply with specified registration procedures may result in restrictions being imposed on the foreign exchange activities of the relevant PRC entity, including the payment of dividends and other distributions to its offshore parent, as well as restrictions on capital inflows from the offshore entity to the PRC entity, including restrictions on its ability to contribute additional capital to its PRC subsidiaries. Further, failure to comply with the SAFE registration requirements could result in penalties under PRC law for evasion of foreign exchange regulations.

Mr. Shenping Yin and Ms. Xiaoyang Huang, together with other ten PRC residents, who are our beneficial owners, have filed applications for Circular 37 registration, and our PRC counsel believes that there is no substantial legal impediment to the registration of the aforementioned beneficial owners’ Circular 37 registration. However, we cannot guarantee that all or any of those shareholders will complete the Circular 37 registration before the closing of this Offering. As the promulgation of Circular 37 is relatively recent, it is unclear how these regulations will be interpreted and implemented. We cannot assure you that our ultimate shareholders who are PRC residents will in the future provide sufficient supporting documents required by the SAFE or complete the required registration with the SAFE in a timely manner, or at all. Any failure by any of our shareholders who is a PRC resident, or is controlled by a PRC resident, to comply with relevant requirements under these regulations could subject us to fines or sanctions imposed by the PRC government, including restrictions on our overseas or cross-border investment activities, restrictions on WFOE’s ability to pay dividends or make distributions to us and on our ability to increase our investment in the WFOE.

Although we believe that our agreements relating to our structure are in compliance with current PRC regulations, we cannot assure you that the PRC government would agree that these VIE Agreements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future.

Uncertainties exist with respect to the interpretation and implementation of the Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which has come into effect on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. However, since it is relatively new, uncertainties still exist in relation to its interpretation and implementation. For instance, under the Foreign Investment Law, “foreign investment’’ refers to the investment activities directly or indirectly conducted by foreign individuals, enterprises or other entities in China. Though it does not explicitly classify VIE Agreements as a form of foreign investment, there is no assurance that operation conducted by foreign investors or foreign-invested enterprises via contractual arrangement would not be interpreted as a type of indirect foreign investment activities under the definition in the future. In addition, the definition contains a catch-all provision which includes investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions promulgated by the Stale Council to provide for VIE Agreements as a form of foreign investment. In any of these cases, it will be uncertain whether the VIE Agreements will be deemed to be in violation of the market access requirements for foreign investment under the PRC laws and regulations. Furthermore, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be taken by companies with respect to existing VIE Agreements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, corporate governance and business operations.

Risks Relating to Doing Business in the PRC

Although the audit report included in this prospectus is prepared by U.S. auditors who are currently inspected by the PCAOB, there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the HFCA Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

As an auditor of companies that are registered with the SEC and publicly traded in the United States and a firm registered with the PCAOB, our auditor is required under the laws of the United States to undergo regular inspections by the PCAOB to assess their compliance with the laws of the United States and professional standards.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is currently subject to PCAOB inspections and PCAOB is able to inspect our auditor. However, the recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

On May 20, 2020, the U.S. Senate passed the HFCA Act, which includes requirements for the SEC to identify issuers whose audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely because of a restriction imposed by a non-U.S. authority in the auditor’s local jurisdiction. The U.S. House of Representatives passed the HFCA Act on December 2, 2020, and the HFCA Act was signed into law on December 18, 2020.

Additionally, in July 2020, the U.S. President’s Working Group on Financial Markets issued recommendations for actions that can be taken by the executive branch, the SEC, the PCAOB or other federal agencies and department with respect to Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the United States. In response, on November 23, 2020, the SEC issued guidance highlighting certain risks (and their implications to U.S. investors) associated with investments in China-based issuers and summarizing enhanced disclosures the SEC recommends China-based issuers make regarding such risks. On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year (as defined in the interim final rules) under a process to be subsequently established by the SEC. Under the HFCA Act, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, and this ultimately could result in our Ordinary Shares being delisted. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, which would reduce the time before our securities may be prohibited from trading or be delisted.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the Board is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, SEC announced that the PCAOB designated China and Hong Kong as the jurisdictions where the PCAOB is not allowed to conduct full and complete audit inspections as mandated under the HFCA Act.

On December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

The Company’s auditor, UHY LLP, is based in the United States, and therefore is not currently subject to the determinations announced by the PCAOB on December 16, 2021,

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Although we operate through HiTek in mainland China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese government authorities, our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards.

While the Company’s auditor is based in the U.S. and is registered with PCAOB and subject to PCAOB inspection, in the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the Holding Foreign Companies Accountable Act, and ultimately result in a determination by a securities exchange to delist the Company’s securities. In addition, the recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. It remains unclear what the SEC’s implementation process related to the above rules will entail or what further actions the SEC, the PCAOB or Nasdaq will take to address these issues and what impact those actions will have on U.S. companies that have significant operations in the PRC and have securities listed on a U.S. stock exchange (including a national securities exchange or over-the-counter stock market). In addition, the above amendments and any additional actions, proceedings, or new rules resulting from these efforts to increase U.S. regulatory access to audit information could create some uncertainty for investors, the market price of our ordinary shares could be adversely affected, and we could be delisted if we and our auditor are unable to meet the PCAOB inspection requirement or being required to engage a new audit firm, which would require significant expense and management time.

On August 26, 2022, the China Securities Regulatory Commission, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of audit firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. Delisting of our Ordinary Shares would force holders of our Ordinary Shares to sell their Ordinary Shares. The market price of our Ordinary Shares could be adversely affected as a result of anticipated negative impacts of these executive or legislative actions upon, as well as negative investor sentiment towards, companies with significant operations in China that are listed in the United States, regardless of whether these executive or legislative actions are implemented and regardless of our actual operating performance.

The recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China, reiterating past SEC and PCAOB statements on matters including the difficulty associated with inspecting accounting firms and audit work papers in China and higher risks of fraud in emerging markets and the difficulty of bringing and enforcing SEC, Department of Justice and other U.S. regulatory actions, including in instances of fraud, in emerging markets generally.

On May 21, 2021, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in a “Restrictive Market”, (ii) prohibit Restrictive Market companies from directly listing on Nasdaq Capital Market, and only permit them to list on Nasdaq Global Select or Nasdaq Global Market in connection with a direct listing and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

As discussed in the previous risk factor, our Ordinary Shares are subject to the risk of being delisted under the HFCA Act and the Consolidated Appropriations Act, in the event that PCAOB determines that it is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction for two consecutive years. The PCAOB Board determined, on December 15, 2022, that it was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.

As a result of these scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on us, our offering, business and our share price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from developing our growth. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our share.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and our insiders will hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our initial public offering will be relatively small and the insiders of our Company will hold a large portion of the company’s listed securities following the consummation of the offering. Therefore, we may be subject to the additional and more stringent criteria of Nasdaq for our initial and continued listing, which might cause delay or even denial of our listing application.

It may be difficult for overseas shareholders and/or regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

Our principal business operation is conducted in the PRC. In the event that the U.S. regulators carry out investigation on us and there is a need to conduct investigation or collect evidence within the territory of the PRC, the U.S. regulators may not be able to carry out such investigation or evidence collection directly in the PRC under the PRC laws. The U.S. regulators may consider cross-border cooperation with securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or regulatory cooperation mechanism established with the securities regulatory authority of the PRC.

Because we are a Cayman Islands corporation and all of our business is conducted in the PRC, you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain.

We are a company incorporated under the laws of the Cayman Islands, we conduct substantially all of our operations in China, and substantially all of our assets are located in China. In addition, all our senior executive officers reside within China for a significant portion of the time and are all PRC nationals. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons in the Cayman Islands or in China. In addition, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible. See “Enforceability of Civil Liabilities.”

Shareholder claims that are common in the United States, including securities law class actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the Unities States have not been efficient in the absence of mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC.

In addition, our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Act or the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a Federal court of the United States.

We have been advised by our Cayman Islands legal counsel, Maples and Calder (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a United States company.

Economic conditions in China could impact our business and results of operations in both lines of our business

The VIE entity and its subsidiaries’ business and operating results are impacted by Chinese economic conditions, such as a potential general reduction in net disposable income as a result of fiscal measures adopted by Chinese government to address high levels of budgetary indebtedness, which may adversely affect our business, results of operations and financial condition. The most recent global financial crisis and recession resulted in large-scale business failures and tightened credit markets in China, which directly impacts the Chinese IT service market and VAT reporting service industry. Future adverse economic developments in areas such as employment levels, business conditions, interest rates, tax rates, fuel and energy costs and other matters could reduce discretionary spending and cause the industries where we operate to contract.

There may be changes in the regulations of PRC government bodies and agencies relating to VAT collection procedure and ACTCS business

PRC laws, regulations and policies concerning VAT collection procedures and ACTCS business are evolving and the PRC government authorities may promulgate new laws, regulations and policies in the future. We cannot assure you that our practices would not be deemed to violate any PRC laws, regulations or policies either now or in the future.

Moreover, developments in the ACTCS service industry may lead to changes in PRC laws, regulations and policies or in the interpretation and application of existing laws, regulations and policies, which may limit or restrict the ACTCS hardware and services we offer. Furthermore, we cannot rule out the possibility that the PRC government will institute a new licensing regime covering services we provide in the future. If such a licensing regime were introduced, we cannot assure you that we would be able to obtain any newly required license in a timely manner, or at all, which could materially and adversely affect our business and impede our ability to continue our operations.

Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick with little advance notice and could have a significant impact upon our ability to operate profitably in the PRC.

We conduct all of our operations and all of our revenue is generated in the PRC. Accordingly, economic, political and legal developments in the PRC will significantly affect our business, financial condition, results of operations and prospects. Policies, regulations, rules, and the enforcement of laws of the PRC government can have significant effects on economic conditions in the PRC and the ability of businesses to operate profitably. Our ability to operate profitably in the PRC may be adversely affected by changes in policies by the PRC government, including changes in laws, regulations or their interpretation, particularly those dealing with the Internet, including censorship and other restriction on material which can be transmitted over the Internet, security, intellectual property, money laundering, taxation and other laws that affect our ability to operate our website.

China’s economic, political and social conditions, laws and regulations, as well as possible interventions and influences of any government policies and actions are uncertain and could have a material adverse effect on our business and the value of our Ordinary Shares.

China’s economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past two to three decades, growth has been uneven, both geographically and among various sectors of the economy. Although China’s economy has been transitioning from a planned economy to a more market oriented economy since the late 1970s, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through allocating resources, controlling the incurrence and payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Changes in any of these policies, laws and regulations could adversely affect the economy in China and could have a material adverse effect on our business.

The PRC government has implemented various measures to encourage foreign investment and sustainable economic growth and to guide the allocation of financial and other resources. However, we cannot assure you that the PRC government will not repeal or alter these measures or introduce new measures that will have a negative effect on us, or more specifically, we cannot assure you that the PRC government will not initiate possible governmental actions or scrutiny to us, which could substantially affect our operation and the value of our Ordinary Shares may depreciate quickly. China’s economic, political and social conditions, as well as interventions and influences of any government policies, laws and regulations are uncertain and could have a material adverse effect on our business.

Because our business is dependent upon government policies that encourage a market-based economy, change in the political or economic climate in the PRC may impair our ability to operate profitably, if at all.

Although the PRC government has been pursuing a number of economic reform policies for more than two decades, the PRC government continues to exercise significant control over economic growth in the PRC. Because of the nature of our business, we are dependent upon the PRC government pursuing policies that encourage private ownership of businesses. Restrictions on private ownership of businesses would affect the VAT filing and collection in general and businesses using ACTCS in particular. We cannot assure you that the PRC government will pursue policies favoring a market-oriented economy or that existing policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting political, economic and social life in the PRC.

Because our business is conducted in RMB and the price of our Ordinary Shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments.

Our business is conducted in the PRC, our books and records are maintained in RMB, which is the currency of the PRC, and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Changes in the exchange rate between the RMB and dollar affect the value of our assets and the results of our operations in United States dollars. The value of the RMB against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of the PRC and the United States. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue and financial condition. Further, our Ordinary Shares offered by this prospectus are offered in United States dollars, we will need to convert the net proceeds we receive into RMB in order to use the funds for our business. Changes in the conversion rate between the United States dollar and the RMB will affect that amount of proceeds we will have available for our business.

Under the PRC Enterprise Income Tax Law, or the EIT Law, we may be classified as a “resident enterprise” of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders.

The EIT Law and its implementing rules provide that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” under PRC tax laws. The implementing rules promulgated under the EIT Law define the term “de facto management bodies” as a management body which substantially manages, or has control over the business, personnel, finance and assets of an enterprise. In April 2009, the State Administration of Taxation, or SAT, issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management bodies” of a PRC-controlled enterprise that is incorporated offshore is located in China. However, there are no further detailed rules or precedents governing the procedures and specific criteria for determining “de facto management body.” Although our board of directors and management are located in the PRC, it is unclear if the PRC Tax authority would determine that we should be classified as a PRC “resident enterprise.”

If we are deemed as a PRC “resident enterprise,” we will be subject to PRC enterprise income tax on our worldwide income at a uniform tax rate of 25%, although dividends distributed to us from our existing PRC subsidiary and any other PRC subsidiaries which we may establish from time to time could be exempt from the PRC dividend withholding tax due to our PRC “resident recipient” status. This could have a material and adverse effect on our overall effective tax rate, our income tax expenses and our net income. Furthermore, dividends, if any, paid to our shareholders may be decreased as a result of the decrease in distributable profits. In addition, if we were considered a PRC “resident enterprise”, any dividends we pay to our non-PRC investors, and the gains realized from the transfer of our Ordinary Shares may be considered income derived from sources within the PRC and be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty). It is unclear whether holders of our Ordinary Shares would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. This could have a material and adverse effect on the value of your investment in us and the price of our Ordinary Shares.

There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

Under the PRC EIT Law and its implementation rules, the profits of a foreign invested enterprise generated through operations, which are distributed to its immediate holding company outside the PRC, will be subject to a withholding tax rate of 10%. Pursuant to a special arrangement between Hong Kong and the mainland China, such rate may be reduced to 5% if a Hong Kong resident enterprise owns more than 25% of the equity interest in the PRC company. Our PRC subsidiary is wholly-owned by our Hong Kong subsidiary. Moreover, under the Notice of the State Administration of Taxation on Issues regarding the Administration of the Dividend Provision in Tax Treaties promulgated on February 20, 2009, the tax payer needs to satisfy certain conditions to enjoy the benefits under a tax treaty. These conditions include: (1) the taxpayer must be the beneficial owner of the relevant dividends, and (2) the corporate shareholder to receive dividends from the PRC subsidiary must have continuously met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, the State Administration of Taxation promulgated the Notice on How to Understand and Recognize the “Beneficial Owner” in Tax Treaties on October 27, 2009, which limits the “beneficial owner” to individuals, projects or other organizations normally engaged in substantive operations, and sets forth certain detailed factors in determining the “beneficial owner” status. In current practice, a Hong Kong enterprise must obtain a tax resident certificate from the relevant Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority. As of the date of this prospectus, we have not commenced the application process for a Hong Kong tax resident certificate from the relevant Hong Kong tax authority, and there is no assurance that we will be granted such a Hong Kong tax resident certificate.

Even after we obtain the Hong Kong tax resident certificate, we are required by applicable tax laws and regulations to file required forms and materials with relevant PRC Tax authority to prove that we can enjoy 5% lower PRC withholding tax rate. HiTek HK intends to obtain the required materials and file with the relevant Tax authority when it plans to declare and pay dividends, but there is no assurance that the PRC Tax authority will approve the 5% withholding tax rate on dividends received from HiTek HK.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC.

We are regulated by the SEC and our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Our SEC reports and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review by China Securities Regulatory Commission, a PRC regulator that is responsible for oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings and our other public pronouncements with the understanding that no local regulator has done any review of us, our SEC reports, other filings or any of our other public pronouncements.

We operate in an emerging and evolving market. If our market does not grow as we expect, or if we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, and changing customer needs, requirements or preferences, our products and solutions may become less competitive.

There are uncertainties over the size and rate at which the IT service market will grow, as well as whether our solutions and products will be widely adopted. Moreover, the ACTCS industry is subject to rapid technological change, evolving industry standards, changing regulations, as well as changing customer needs, requirements and preferences. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes on a timely basis. If we are unable to develop new solutions and products that satisfy our customers and provide enhancements and new features for our existing products that keep pace with rapid technological and industry change, our business, results of operations and financial condition could be adversely affected. If new technologies emerge that are able to deliver competitive products and services at lower prices, more efficiently, more conveniently or more securely, such technologies could adversely impact our ability to compete effectively.

Our platform must also integrate with a variety of network, hardware, software platforms and technologies, and we need to continuously modify and enhance our products and platform to adapt to changes and innovation. For example, if customers adopt new software platforms or infrastructure, we may be required to develop new versions of our products to be compatible with those new software platforms or infrastructure. This development effort may require significant resources, which would adversely affect our business, results of operations and financial condition. Any failure of our products and platform to operate effectively with evolving or new software platforms and technologies could reduce the demand for our products. If we are unable to respond to these changes in a cost-effective manner, our products may become less marketable and less competitive or obsolete, and our business, results of operations and financial condition could be adversely affected.

In light of recent events indicating greater oversight by the Cyberspace Administration of China, or CAC, over data security, particularly for companies seeking to list on a foreign exchange, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing on Nasdaq, financial condition, results of operations, and the offering.

We are subject relating various risks and costs associated with to the collection, use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data. This data is wide ranging and relates to our investors, employees, contractors and other counterparties and third parties. Our compliance obligations include those relating to the Data Protection Act (As Revised) of the Cayman Islands and the relevant PRC laws in this regard. These PRC laws apply not only to third-party transactions, but also to transfers of information between us, our WFOE, the VIE, and the VIE’s subsidiaries, and among us, our WFOE, the VIE, and the VIE’s subsidiaries, and other parties with which we have commercial relations. These laws continue to develop, and the PRC government may adopt other rules and restrictions in the future. Non-compliance could result in penalties or other significant legal liabilities.

Pursuant to the PRC Cybersecurity Law, which was promulgated by the Standing Committee of the National People’s Congress on November 7, 2016 and took effect on June 1, 2017, personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affects or may affect national security, it should be subject to cybersecurity review by the CAC. Due to the lack of further interpretations, the exact scope of “critical information infrastructure operator” remains unclear. On December 28, 2021, the CAC published the CAC Revised Measures which further restates and expands the applicable scope of the cybersecurity review. The CAC Revised Measures took effect on February 15, 2022. Pursuant to the CAC Revised Measures, if a network platform operator holding personal information of over one million users seeks for “foreign” listing, it must apply for the cybersecurity review. In addition, operators of critical information infrastructure purchasing network products and services are also obligated to apply for the cybersecurity review for such purchasing activities. Although the CAC Revised Measures provides no further explanation on the extent of “network platform operator” and “foreign” listing, as confirmed by our PRC counsel, Jingtian & Gongcheng, we are not subject to cybersecurity review with the CAC, because (i) we are not in possession of or otherwise holding personal information of over one million users and it is also very unlikely that it will reach such threshold in the near future; and (ii) as of the date of this prospectus, we have not received any notice or determination from applicable PRC governmental authorities identifying it as a critical information infrastructure operator. However, we cannot guarantee that we will not be subject to cybersecurity review in the future as we offer IT services and sell hardware and software in China. During such review, we may be required to suspend our operation experience other disruptions to our operations. Cybersecurity review could also result in negative publicity with respect to our company and diversion of our managerial and financial resources.

Furthermore, if we were found to be in violation of applicable laws and regulations in China during such review, we could be subject to administrative penalties, such as warnings, fines, or service suspension. Therefore, cybersecurity review could materially and adversely affect our business, financial condition, and results of operations.

In addition, the PRC Data Security Law, which was promulgated by the Standing Committee of the National People’s Congress on June 10, 2021 and took effect on September 1, 2021, requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security. As the Data Security Law was recently promulgated, we may be required to make further adjustments to our business practices to comply with this law. If our data processing activities were found to be not in compliance with this law, we could be ordered to make corrections, and under certain serious circumstances, such as severe data divulgence, we could be subject to penalties, including the revocation of our business licenses or other permits. Furthermore, the recently issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law require (i) speeding up the revision of the provisions on strengthening the confidentiality and archives management relating to overseas issuance and listing of securities and (ii) improving the laws and regulations relating to data security, cross-border data flow, and management of confidential information. As there remain uncertainties regarding the further interpretation and implementation of those laws and regulations, we cannot assure you that we will be compliant such new regulations in all respects, and we may be ordered to rectify and terminate any actions that are deemed illegal by the regulatory authorities and become subject to fines and other sanctions. As a result, we may be required to suspend our relevant businesses, shut down our website, take down our operating applications, or face other penalties, which may materially and adversely affect our business, financial condition, and results of operations.

On August 20, 2021, the Standing Committee of the National People’s Congress of China promulgated the Personal Information Protection Law of the PRC, or the PIPL, which took effect in November 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the PIPL provides, among others, that (i) an individual’s consent shall be obtained to use sensitive personal information, such as biometric characteristics and individual location tracking, (ii) personal information operators using sensitive personal information shall notify individuals of the necessity of such use and impact on the individual’s rights, and (iii) where personal information operators reject an individual’s request to exercise his or her rights, the individual may file a lawsuit with a People’s Court. As uncertainties remain regarding the interpretation and implementation of the PIPL, we cannot assure you that we will comply with the PIPL in all respects, we may become subject to fines and/or other penalties which may have material adverse effect on our business, operations and financial condition.

While we take measures to comply with all applicable data privacy and protection laws and regulations, we cannot guarantee the effectiveness of the measures undertaken by us and our business partners. However, compliance with any additional laws could be expensive, and may place restrictions on our business operations and the manner in which we interact with our users. In addition, any failure to comply with applicable cybersecurity, privacy, and data protection laws and regulations could result in proceedings against us by government authorities or others, including notification for rectification, confiscation of illegal earnings, fines, or other penalties and legal liabilities against us, which could materially and adversely affect our business, financial condition, results of operations and the value of our Ordinary Shares. In addition, any negative publicity on our website or platform’s safety or privacy protection mechanism and policy could harm our public image and reputation and materially and adversely affect our business, financial condition, and results of operations.

We are subject to anti-corruption, anti-bribery, and similar laws, and noncompliance with such laws can subject us to criminal penalties or significant fines and harm our business and reputation.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, and other anti-corruption, anti-bribery, anti-money laundering, and similar laws in China and the United States. Anti-corruption and anti-bribery laws, which have been enforced aggressively and are interpreted broadly, prohibit companies and their employees and agents from promising, authorizing, making, or offering improper payments or other benefits to government officials and others in the public sector. We leverage our business partners, including channel partners, to sell our products and solutions and host many of our facilities for our network. We may also rely on our business partners to conduct our business abroad. We and our business partners may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of our business partners and intermediaries, our employees, representatives, contractors, channel partners and agents, even if we do not explicitly authorize such activities.

We cannot assure you that all of our employees and agents have complied with, or in the future will comply with, our policies and applicable law. The investigation of possible violations of these laws, including internal investigations and compliance reviews that we may conduct from time to time, could have a material adverse effect on our business. Noncompliance with these laws could subject us to investigations, severe criminal or civil sanctions, settlements, prosecution, loss of export privileges, suspension or debarment from Chinese government contracts and other contracts, other enforcement actions, the appointment of a monitor, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, whistleblower complaints, adverse media coverage and other consequences. Other internal and government investigations, regulatory proceedings, or litigation, including private litigation filed by our shareholders, may also follow as a consequence. Any investigations, actions, or sanctions could materially harm our reputation, business, results of operations, and financial condition. Further, the promulgation of new laws, rules or regulations or new interpretations of current laws, rules or regulations could impact the way we do business in other countries, including requiring us to change certain aspects of our business to ensure compliance, which could reduce revenues, increase costs, or subject us to additional liabilities.

Failure to comply with laws and regulations applicable to our business in China could subject us to fines and penalties and could also cause us to lose customers or otherwise harm our business.

Our business is subject to regulation by various governmental agencies in China, including agencies responsible for monitoring and enforcing compliance with various legal obligations, such as value-added telecommunication laws and regulations, privacy and data protection-related laws and regulations, intellectual property laws, employment and labor laws, workplace safety, environmental laws, consumer protection laws, governmental trade laws, import and export controls, anti-corruption and anti-bribery laws, and tax laws and regulations. In certain jurisdictions, these regulatory requirements may be more stringent than in China. These laws and regulations impose added costs on our business. Noncompliance with applicable regulations or requirements could subject us to:

●	investigations, enforcement actions, and sanctions;

●	mandatory changes to our network and products;

●	disgorgement of profits, fines, and damages;

●	civil and criminal penalties or injunctions;

●	claims for damages by our customers or channel partners;

●	termination of contracts;

●	loss of intellectual property rights;

●	failure to obtain, maintain or renew certain licenses, approvals, permits, registrations or filings necessary to conduct our operations; and

●	temporary or permanent debarment from sales to public service organizations.

If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations, and financial condition could be adversely affected. In addition, responding to any action will likely result in a significant diversion of our management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could materially harm our business, results of operations, and financial condition.

Additionally, companies in the technology industry have recently experienced increased regulatory scrutiny. Any reviews by regulatory agencies or legislatures may result in substantial regulatory fines, changes to our business practices, and other penalties, which could negatively affect our business and results of operations. Changes in social, political, and regulatory conditions or in laws and policies governing a wide range of topics may cause us to change our business practices. Further, our expansion into a variety of new fields also could raise a number of new regulatory issues. These factors could negatively affect our business and results of operations in material ways.

Moreover, we are exposed to the risk of misconduct, errors and failure to functions by our management, employees and parties that we collaborate with, who may from time to time be subject to litigation and regulatory investigations and proceedings or otherwise face potential liability and penalties in relation to noncompliance with applicable laws and regulations, which could harm our reputation and business.

We face exposure to foreign currency exchange rate fluctuations, and such fluctuations could adversely affect our business, results of operations and financial condition.

The conversion of Renminbi into foreign currencies, including the U.S. dollar, is based on rates set by the People’s Bank of China. The Renminbi has fluctuated against the U.S. dollar and other currencies, at times significantly and unpredictably. The value of Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. We cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar and other currencies in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and U.S. dollar in the future.

Significant revaluation of the Renminbi may have a material and adverse effect on your investment. For example, to the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. As of the date of this prospectus, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure, or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Substantially all of our revenues and costs are denominated in Renminbi. We are a holding company and we rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of Renminbi may materially and adversely affect our results of operations and financial position reported in Renminbi when translated into U.S. dollars. To the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount.

Increases in labor costs in the PRC may adversely affect our business and results of operations.

China’s economy has experienced increases in labor costs in recent years. China’s overall economy and the average wage in China are expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our staff costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our customers by increasing prices for our products or services, our profitability and results of operations may be materially and adversely affected.

In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including housing, pension, medical insurance and unemployment insurance programs to designated government agencies for the benefit of our employees. Compared with its predecessors, the current Labor Contract Law of the PRC imposes stricter requirements on employers in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts, further increasing our labor-related costs such as by limiting our ability to terminate some of our employees or otherwise change our employment or labor practices in a cost-effective manner. In addition, as the interpretation and implementation of labor-related laws and regulations are still developing, we cannot assure you that our employment practices have been or will at all times be deemed in compliance with the labor-related laws and regulations in China. If we are subject to severe penalties in connection with labor disputes or government investigations, our business, financial condition and results of operations will be adversely affected.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. Any actions by Chinese government, including any decision to intervene or influence our operations or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to our operation, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Substantially all of our operations are located in China. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

For example, the Chinese cybersecurity regulator announced on July 2, 2021, that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores.

As such, our business segments may be subject to various government and regulatory interference in the provinces in which they operate. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether we will be required to obtain permission from the PRC government to list on U.S. exchanges or enter into VIE Agreements in the future, and even when such permission is obtained, whether we will be denied or rescinded. Although we are currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange and or enter into VIE Agreements, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry.

We must remit the offering proceeds to the PRC before they may be used to benefit our business in the PRC, and this process may take a number of months.

The proceeds of this offering must be sent back to the PRC, and the process for sending such proceeds back to the PRC may take several months after the closing of this offering. We may be unable to use these proceeds to grow our business until we receive such proceeds in the PRC. In order to remit the offering proceeds to the PRC, we will take the following actions:

First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to State Administration for Foreign Exchange (“SAFE”) certain application forms, identity documents, transaction documents, form of foreign exchange registration of overseas investments by domestic residents, and foreign exchange registration certificate of the invested company.

Second, we will remit the offering proceeds into this special foreign exchange account.

Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary materially. Ordinarily, the process takes several months to complete but is required by law to be accomplished within 180 days of application. Until the abovementioned approvals, the proceeds of this offering will be maintained in an interest-bearing account maintained by us in the United States.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitably.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and the enforcement of these laws, regulations and rules involves uncertainties.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. The Opinions and any related implementing rules to be enacted may subject us to compliance requirement in the future.

Risks Relating to this Offering and Our Ordinary Shares

There has been no public market for our Ordinary Shares prior to this offering, and you may not be able to resell our Ordinary Shares at or above the price you pay for them, or at all.

Prior to this offering, there has not been a public market for our Ordinary Shares. We plan to apply for the listing of our Ordinary Shares on the Nasdaq Capital Market. However, an active public market for our Ordinary Shares may not develop or be sustained after the offering, in which case the market price and liquidity of our Ordinary Shares will be materially and adversely affected. Our Ordinary Shares will not be listed on any exchange or quoted for trading on any over-the-counter system.

The initial public offering price for our Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The initial public offering price for our Ordinary Shares will be determined by negotiations between us and the underwriters, and does not bear any relationship to our earnings, book value or any other indicia of value. We cannot assure you that the market price of our Ordinary Shares will not decline significantly below the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our Ordinary Shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Ordinary Shares.

In addition to the risks addressed above in “— The initial public offering price for our Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile”, our Ordinary Shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with comparable public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Upon the consummation of this offering, we will have a relatively small public float due to the relatively small size of this offering, the ownership percentage of our executive officers and directors, and greater than 5% shareholders. As a result of our small public float, our Ordinary Shares may be less liquid and have greater stock price volatility than the shares of companies with broader public ownership. The rapid and substantial price volatility, including any stock run-up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares. This volatility may prevent you from being able to sell your securities at or above the price you paid for your securities. In addition, you may experience losses, which may be material, if the price of our Ordinary Shares declines after this offering or if you purchase our Ordinary Shares prior to any price decline.

You will experience immediate and substantial dilution in the net tangible book value of Ordinary Shares purchased.

The initial public offering price of our Ordinary Shares is substantially higher than the (pro forma) net tangible book value per share of our Ordinary Shares. Consequently, assuming no exercise of over-allotment option by the underwriter, when you purchase our Ordinary Shares in the offering and upon completion of the offering, you will incur immediate dilution of US$3.12 per share, based upon an initial public offering price of US$5.00 per shares, and after deducting estimated underwriters’ fees and commissions and estimated offering expenses payable by us. See “Dilution.” In addition, you may experience further dilution to the extent that additional Ordinary Shares are issued upon exercise of outstanding options we may grant from time to time.

Substantial future sales of our Ordinary Shares or the anticipation of future sales of our Ordinary Shares in the public market could cause the price of our Ordinary Shares to decline.

Sales of substantial amounts of our Ordinary Shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our Ordinary Shares to decline. An aggregate of 10,987,679 Ordinary Shares will be outstanding before the consummation of this offering and 14,187,679 Ordinary Shares will be outstanding immediately after the consummation of this offering, assuming no exercise of the underwriters’ over-allotment option. The Ordinary Shares outstanding after this offering will be available for sale upon the expiration of the lock-up period ending 180 days after the closing of the offering, subject to certain restrictions. See “Shares Eligible for Future Sale.” Any or all of these shares may be released prior to the expiration of the lock-up period at the discretion of the underwriters. Sales of these shares into the market could cause the market price of our Ordinary Shares to decline.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Ordinary Shares if the market price of our Ordinary Shares increases.

If securities or industry analysts do not publish research or reports about our business, or if the publish a negative report regarding our Ordinary Shares, the price of our Ordinary Shares and trading volume could decline.

The trading market for our Ordinary Shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Ordinary Shares and the trading volume to decline.

The estimates of market opportunity, forecasts of market growth included in this prospectus may prove to be inaccurate, and any real or perceived inaccuracies may harm our reputation and negatively affect our business. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunities are subject to change over time, and there is no guarantee that any particular number or percentage of addressable companies covered by our market opportunities estimates will purchase our products and solutions at all or generate any particular level of revenues for us. Even if the market in which we compete meets the size estimates and growth forecasted in this prospectus, our business could fail to grow for a variety of reasons, including reasons outside of our control, such as competition in our industry.

The market price of our Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The initial public offering price for our Ordinary Shares will be determined through negotiations between the underwriters and us and may vary from the market price of our Ordinary Shares following our initial public offering. If you purchase our Ordinary Shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our Ordinary Shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. The market price of our Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Share prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, shareholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Ordinary Shares.

We anticipate that we will use the net proceeds from this offering for working capital and other corporate purposes. Our management will have significant discretion as to the use of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of our Ordinary Shares.

Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Ordinary Share.

To implement Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting. Prior to filing the registration statement of which this prospectus is a part, we were not subject to these rules. As a result, we do not have in place effective disclosure controls and procedures or internal controls over financial reporting. We will be subject to the requirement that we maintain internal controls and that management perform periodic evaluation of the effectiveness of the internal controls. Effective internal control over financial reporting is important to prevent fraud. As a result, our business, financial condition, results of operations and prospects, as well as the market for and trading price of our Ordinary Shares, may be materially and adversely affected if we do not have effective internal controls. We do not presently have the financial resources or personnel to develop or implement systems that would provide us with the necessary information on a timely basis so as to be able to implement financial controls. As a result, we may not discover any problems in a timely manner and current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Ordinary Shares. The absence of internal controls over financial reporting may inhibit investors from purchasing our shares and may make it more difficult for us to raise funds in a debt or equity financing.

Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Ordinary Shares.

As we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could other requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we are an emerging growth company and a smaller reporting company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important. See “Implications of Our Being an “Emerging Growth Company.”

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq Capital Market, impose various requirements on the corporate governance practices of public companies. As an “emerging growth company” pursuant to the JOBS Act, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costlier. After we are no longer an “emerging growth company,” we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance increased disclosure requirements.

Since Mr. Shenping Yin, Chairman and his wife, Ms. Xiaoyang Huang, chief executive office of the Board will be able to exercise more than 50% of the total voting power of our issued and outstanding share capital following the offering, Mr. Yin will have the ability to elect directors and approve matters requiring shareholder approval.

Mr. Shenping Yin, Chairman of the Board, and his wife Ms. Xiaoyang Huang are currently the beneficial owner of 8,192,000 ordinary share or 74.55% of our outstanding shares, which are directly held by Fortune Enterprise Holdings Limited, an entity 100% owned by Mr. Yin and Ms. Huang. After the offering, Mr. Yin will be able to exercise approximately 57.74% of the total voting power of our issued and outstanding share capital, assuming no over-allotment option is exercised. As result, Mr. Yin will be able to exert significant voting influence over fundamental and significant corporate matters and transactions. Depending on the percentage, he may have the power to elect all directors and approve all matters requiring shareholder approval without the votes of any other shareholder. He will have significant influence over a decision to enter into any corporate transaction and has the ability to prevent any transaction that requires the approval of shareholders, regardless of whether or not our other shareholders believe that such transaction is in our best interests. Such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which could, in turn, have an adverse effect on the market price of our Ordinary Shares or prevent our shareholders from realizing a premium over the then-prevailing market price for their Ordinary Shares.

Following this offering, we will be a “controlled company” within the meaning of the NASDAQ Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

Following this offering, we will be a “controlled company” as defined under the NASDAQ Stock Market Rules because two of our principal shareholders, Shenping Yin, our Chairman of the Board, and Xiaoyang Huang our CEO, who are husband and wife, will beneficially own more than 50% of voting power for the election of directors. For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

We expect to qualify as a foreign private issuer upon the completion of this offering. As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and we will not be required to disclose in our periodic reports all of the information that United States domestic issuers are required to disclose. While we currently expect to qualify as a foreign private issuer immediately following the completion of this offering, we may cease to qualify as a foreign private issuer in the future.

Anti-takeover provisions in our memorandum and articles of association may discourage, delay or prevent a change in control.

Some provisions of our memorandum and articles of association, which will become effective upon the completion of this offering, may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including, among other things, the following:

●	provisions that authorize our board of directors to issue shares with preferred, deferred or other special rights or restrictions without any further vote or action by our shareholders; and

●	provisions that restrict the ability of our shareholders to call meetings and to propose special matters for consideration at shareholder meetings

Our board of directors may decline to register transfers of Ordinary Shares in certain circumstances.

Our board of directors may, in its sole discretion, decline to register any transfer of any Ordinary Share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless (i) the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (ii) the instrument of transfer is in respect of only one class of shares; (iii) the instrument of transfer is properly stamped, if required; (iv) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; (v) the shares conceded are free of any lien in favor of us; or (vi) a fee of such maximum sum as Nasdaq Capital Market may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

You may be unable to present proposals before general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association allow sour shareholders holding shares representing in aggregate not less than ten per cent in par value of the issued Shares which as at that date carry the right to vote at general meetings, to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting. Although our articles of association does not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders, any shareholder may submit a proposal to our Board of Directors for consideration of inclusion in a proxy statement. Advance notice of at least fifteen calendar days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third in nominal value of the total issued voting shares in our company.

If we are classified as a passive foreign investment company, United States taxpayers who own our Ordinary Shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our Ordinary Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our 2022 taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income. We will make this determination following the end of any particular tax year, which in our case is the calendar year. Although the law in this regard is unclear, we are treating HiTek as being owned by us for United States federal income tax purposes, not only because we control their management decisions, but also because we are entitled to the economic benefits associated with HiTek, and as a result, we are treating HiTek as our wholly-owned subsidiary for U.S. federal income tax purposes. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value. Therefore, the income and assets of HiTek should be included in the determination of whether or not we are a PFIC in any taxable year.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were determined to be a PFIC, see “Taxation — United States Federal Income Taxation — Passive Foreign Investment Company.”

Our Ordinary Shares may trade under $5.00 per share and thus will be a penny stock. Trading in penny stocks has certain restrictions and these restrictions could negatively affect the price and liquidity of our shares.

Our Ordinary Shares may trade below $5.00 per share after listing. As a result, our Ordinary Shares would be known as a “penny stock”, which is subject to various regulations involving disclosures to be given to you prior to the purchase of any penny stock. The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our Ordinary Shares could be considered to be a “penny stock”. A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established Members and accredited investors. For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase of these securities. In addition, the broker/dealer must receive the purchaser’s written consent to the transaction prior to the purchase. The broker/dealer must also provide certain written disclosures to the purchaser. Consequently, the “penny stock” rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of our Ordinary Shares to resell them. These disclosures require you to acknowledge that you understand the risks associated with buying penny stocks and that you can absorb the loss of your entire investment. Penny stocks generally do not have a very high trading volume. Consequently, the price of the stock is often volatile and you may not be able to buy or sell the stock when you want to.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

●	impact of the COVID-19 pandemic on our business, results of operations, financial condition and cash flows;

●	our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our goals;

●	current and future economic and political conditions;

●	the response of participants using ACTCS tax device or its supporting services to any difficulties encountered by companies filing VAT through these systems;

●	changes in the regulations of PRC government bodies and agencies relating to VAT collection procedure and ACTCS business;

●	our ability to provide participants in projects using our services with a secure and acceptable payment method;

●	our ability to continue to operate through the VIE structure;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to protect our intellectual property rights and secure the right to use other intellectual property that we deem to be essential or desirable to the conduct of our business;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	our ability to retain the services of Ms. Xiaoyang Huang, our Chief Executive Officer;

●	overall industry and market performance; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Industry Data and Forecasts

This prospectus contains data related to the VAT collection and filing procedures, tax service industry, software industry, hardware retail industry and IT service industry in China. These data include projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable. The tax service industry, software industry, hardware retail industry and IT service industry may not grow at the rate projected by industry data, or at all. The failure of these industries to grow as anticipated is likely to have a material adverse effect on our business and the market price of our Ordinary Shares. In addition, the rapidly changing nature of these industries subjects any projections or estimates relating to the growth prospects or future condition of our industry to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Cayman Islands company incorporated on November 3, 2017 as an exempted company with limited liability. Exempted companies are Cayman Islands companies wishing to conduct business outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with section 6 of the Tax Concessions Law (As Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

All of our assets are located in the PRC. In addition, a majority of our directors and officers are nationals or residents of the PRC and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

We have been advised by our Cayman Islands legal counsel, Maples and Calder (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

PRC

Jingtian & Gongcheng, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Jingtian & Gongcheng has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding our ordinary shares.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts and the estimated offering expenses payable by us and based upon an initial public offering price of US$5.00 per Ordinary Share, of approximately $13,520,000 (excluding any exercise of the underwriters’ over-allotment option).

We plan to use the net proceeds we receive from this offering for the following purposes:

Use of net proceeds
Research and development	approximately US$2,700,000
Recruit additional employees	approximately US$3,380,000
Enhance our information technology systems	approximately US$4,730,000
General working capital	approximately US$2,710,000
Total	US$13,520,000

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, HiTek HK.

Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current VIE Agreements, we may be unable to pay dividends on our Ordinary Shares.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%. See “Taxation — PRC Taxation.”

In order for us to pay dividends to our shareholders, we will rely on payments made from HiTek to WFOE, pursuant to VIE Agreements between them, and the distribution of such payments to HiTek HK as dividends from our PRC subsidiaries. Certain payments from our HiTek to WFOE are subject to PRC taxes, including business taxes and VAT. In addition, if HiTek or our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, HiTek HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. HiTek HK intends to apply for the tax resident certificate when WFOE plans to declare and pay dividends to HiTek HK. See “Risk Factors- There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2022:

●	on an actual basis; and

●

on a pro forma as adjusted basis to reflect the issuance and sale of 3,200,000 Ordinary Shares by us (assuming no over-allotment option is exercised) in this offering at the initial public offering price of US$5.00 per Ordinary Share, after deducting the underwriting discounts, and the estimated offering expenses payable by us.

You should read this capitalization table in conjunction with “Use of Proceeds,” “Selected Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	June 30, 2022
	Actual	Pro Forma As Adjusted
	US$	US$
Equity	(unaudited)
Ordinary shares (US$0.0001 par value; 10,987,679 outstanding on an actual basis, 14,187,679 issued and outstanding on a pro forma as adjusted basis)	1,099	1,419
Additional paid-in capital(1)	2,628,356	16,151,176
Statutory reserves	767,207	767,207
Retained earnings	9,631,797	9,631,797
Accumulated other comprehensive income	97,571	97,571
Total equity	13,126,030	26,649,170
Total capitalization	13,126,030	26,649,170

(1)	Pro forma additional paid in capital reflects the net proceeds we expect to receive, after deducting underwriting fee, underwriters’ expense allowance and other expenses. We expect to receive net proceeds of (a) approximately $13,523,140 ($16,000,000 offering gross proceeds, less underwriting discounts of $1,360,000, and estimated offering expenses of approximately $1,116,860).

A US$1.00 increase (decrease) in the initial public offering price of US$5.00 per Ordinary Share would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by US$2.93 million, assuming the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and non-accountable expense allowance, and estimated expenses payable by us.

DILUTION

If you invest in our Ordinary Shares, your interest will be diluted for each Ordinary Share you purchase to the extent of the difference between the initial public offering price per Ordinary Share and our net tangible book value per Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares.

Our net tangible book value as of June 30, 2022 was approximately US$12,190,345, or US$1.11 per Ordinary Share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities and offering cost. Dilution is determined by subtracting the as adjusted net tangible book value per Ordinary Share from the initial public offering price per Ordinary Share and after deducting the underwriting discounts, and the estimated offering expenses payable by us.

Dilution results from the fact that the per Ordinary Shares offering price is substantially in excess of the book value per Ordinary Shares attributable to the existing shareholders for our presently outstanding Ordinary Shares. After giving effect to our issuance and sale of 3,200,000 shares in this Offering at an offering price of $5.00 per share, assuming no exercise of overallotment and after deducting the estimated underwriting discounts and offering expenses payable by us, the pro forma as adjusted net tangible book value as of June 30, 2022 would have been $26,649,170 or $1.88 per share. This represents an immediate increase in net tangible book value to existing shareholders of $0.77 per share. The Offering Price per share will significantly exceed the net tangible book value per share. Accordingly, new investors who purchase shares in this Offering will suffer an immediate dilution of their investment of $3.12 per share. The following table illustrates this per share dilution to the new investors purchasing shares in this Offering:

	Post-Offering(1)		Full Exercise of Over-allotment Option
Initial public offering price per Ordinary Share	US$	5	US$	5
Net tangible book value per Ordinary Share as of June 30, 2022	US$	1.11	US$	1.11
Increase in pro forma as adjusted net tangible book value per ordinary share attributable to new investors purchasing ordinary shares in this offering	US$	0.77	US$	0.87
Pro forma as adjusted net tangible book value per Ordinary Share attributable to payments by new investors	US$	1.88	US$	1.98
Amount of dilution in net tangible book value per Ordinary Share to new investors in the offering	US$	3.12	US$	3.02

(1)	Assumes that the underwriters’ over-allotment option has not been exercised.

Post-Offering Ownership

The following charts illustrate our pro forma proportionate ownership, upon completion of this Offering by present shareholders and investors in this Offering, compared to the relative amounts paid by each. The charts reflect payment by present shareholders as of the date the consideration was received and by investors in this Offering at the offering price without deduction of commissions or expenses. The charts further assume no changes in net tangible book value other than those resulting from the offering.

	Ordinary Shares purchased		Total consideration			Average price per ordinary
	Number	Percent	Amount		Percent	Share
			(US$ in thousands)
Existing shareholders	10,987,679	77.45%	US$	2,629	14.11%	US$	0.24
New investors	3,200,000	22.55%	US$	16,000	85.89%	US$	5
Total	14,187,679	100%	US$	18,629	100%	US$	1.31

The as adjusted information as discussed above is illustrative only.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and related notes thereto.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This report contains certain statements that may be deemed “forward-looking statements” within the meaning of United States of America securities laws.  All statements, other than statements of historical fact, that address activities, events or developments that we intend, expect, project, believe or anticipate and similar expressions or future conditional verbs such as will, should, would, could or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

These statements include, without limitation, statements about our anticipated expenditures, including those related to general and administrative expenses; the potential size of the market for our services, future development and/or expansion of our services in our markets, our ability to generate revenues, our ability to obtain regulatory clearance and expectations as to our future financial performance. Our actual results will likely differ, perhaps materially, from those anticipated in these forward-looking statements as a result of various factors, including: our need and ability to raise additional cash. The forward-looking statements included in this report are subject to a number of additional material risks and uncertainties, including but not limited to the risks described in our filings with the Securities and Exchange Commission.

The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and the related notes to those statements included in this filing. In addition to historical financial information, this discussion may contain forward-looking statements reflecting our current plans, estimates, beliefs and expectations that involve risks and uncertainties. As a result of many important factors, our actual results and the timing of events may differ materially from those anticipated in these forward-looking statements.

Overview

We are an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations, our operations were conducted in China by our subsidiaries and through VIE Agreements, with HiTek and its subsidiaries. This is an offering of the ordinary shares of the offshore holding company in Cayman Islands. You are not investing in HiTek, the VIE. Neither we nor our subsidiaries own any share in HiTek. The VIE Agreements are designed so that the operations of the VIE are solely for the benefit of the Company. As such, through the VIE Agreements among WFOE, HiTek and HiTek’s shareholders, we are deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes only and must consolidate the VIE because it met the conditions under U.S. GAAP to consolidate the VIE. However, the VIE agreements have not been tested in a court of law, and the VIE structure cannot completely replicate a foreign investment in China-based companies, as the investors will not and may never hold equity interests in the Chinese operating entities. Instead, the VIE structure provides contractual exposure to foreign investment in us. See “Business — Contractual Arrangements between WFOE and HiTek” for a summary of these VIE Agreements.

We are an information technology (“IT”) consulting and solutions service provider focusing on delivering services to business in various industry sectors in China. As of the date of prospectus, we have two lines of businesses— 1) services to small and medium businesses (“SMEs”), which consists of Anti-Counterfeiting Tax Control System (“ACTCS”) tax devices, ACTCS services, and IT services, and 2) services to large businesses, which consists of hardware sales and software sales. We expect to actively develop our system integration services and online service platform in the near future. Our vision is to become a one-stop consulting destination for holistic IT and other business consulting services in China.

The VIE entity, HiTek, is authorized to carry out the sales of Golden Tax Disk (“GTD) and a market leader in the Xiamen metropolitan area with respect to ACTCS tax device and services since 1996. We provide our customers with the necessary ACTCS for their value added tax (“VAT”) reporting, collection and processing. VAT reporting is mandatory for all business enterprises in China. The ACTCS is one of the two major VAT control systems that a business entity may choose to comply with the VAT reporting requirements. Developed by the government-owned entity China Aerospace Science and Technology Corporation (“CASTC”), ACTCS was intended to effectively eliminate counterfeit invoices, providing accurate and complete tax information for the regional and national audit system. We are authorized by the State Taxation Bureau, Xiamen Branch, as one of the first ACTCS service providers in the Xiamen metropolitan area. GTD is an ACTCS hardware necessary for normal operation of ACTCS software. The purchase of GTD is allowed only in conjunction with the use of the ACTCS software and its supporting services. Since 1996, we have been the number one ACTCS services provider for Xiamen business enterprises according to the data compiled by Xiamen Province Taxation Bureau.

While we are confident that our competitive strengths will continue improving our business, we are keenly aware of the challenges that our business faces, especially the challenges in our services to SMEs which are stemmed from the ACTCS services. The services provided to the SMEs are restricted in the Xiamen metropolitan areas since authorization by the State Taxation Bureau, Xiamen Branch to provide ACTCS services is required which is the cornerstone of our services to the SMEs. Prices of GTD and ACTCS annual service fees are regulated and subject to the State Tax Administration’s pricing mandates. We are not able to adjust such pricing and as such our profit margin is limited. The Chinese tax regulators have been rolling out the electronic invoicing system starting from 2018. The electronic invoices enable enterprises to apply for, issue, transfer and check the invoices through the unified online electronic invoice management system of Chinese Tax authority. Electronic invoices are very useful in helping business entities reduce operating costs and streamline service process, since they do not involve printing, storage and postage procedures. From January 21, 2021, the new taxpayers can receive electronic tax control ukey for free from the Tax authority. Increased use of electronic invoices and the free distribution of GTD will reduce our annual service fee revenue and thus negatively affect our total revenue. Our client base growth may be limited in spite of our diligent marketing efforts, since it is beyond our control how many new SMEs will open each year in the Xiamen metropolitan area.

Complementing our physical service center, we started developing online service center in 2018. As of January 2019, the online service center enables tens of thousands of businesses in the Xiamen metropolitan area to securely process. Coupled with our first-mover advantage, this broad applicability has been driving our client base, resulting around 55,993 active users, which accounted for approximately 27.8%   of Xiamen’s tax device service market shares as of September 30, 2022 according to the Xiamen Province Taxation Bureau’s statistics. We plan to offer business management service, such as agent accounting services and online IT outsourcing services, to the SME clients using our ACTCS services. We also plan to expand our service to large businesses to other geographic regions.

In April 2021, WFOE established a wholly-owned subsidiary, Xiamen Haitian Weilai Technology Co., Ltd. (“Haitian Weilai”) under the laws of the PRC.  The strategy purpose of establishing the new subsidiary is for the integration of tax invoicing management services from Hitek to Haitian Weilai.

As part of the services provided to large businesses, HiTek currently sells Communication Interface System (“CIS”), its self-developed software which provides embedded system interface solutions for large businesses. CIS is a universal embedded interface system used in petrochemical and coal businesses to collect industrial, electricity, facility pressure and temperature statistics and convert to readable format for analytical purposes.

As part of our services provided to large businesses, Huasheng sold hardware such as laptops, printers, desktop computers and associated accessories, together with certain internet servers, cameras and monitors. After we launched CIS sales, we also introduced our hardware products to our CIS users. Our major business strategy in the market is to connect and source through exclusive relationships with manufacturers so that Huasheng can offer competitively priced hardware. From the beginning of 2022, Huasheng transferred the above business to the VIE. We plan to market large scale hardware integration systems such as router for commercial use, industrial switch, server, large internet firewall etc. in the future. We have established the online support system in the beginning of 2018. The online system further enhances our customer experience, which is complemented by highly trained professionals and attractive physical store environment.

For the six months ended June 30, 2022, HiTek’s two business lines operated in three revenue streams. The first business line, services to large businesses, include hardware sales, accounting for 28.0% of the total revenue, and the software sales, accounting for 38.4% of the total revenue, and the second business line, ACTCS devices and services, accounted for 33.6% of the total revenue. For the year ended December 31, 2021, HiTek’s two business lines operated in three revenue streams the first business line, services to large businesses, include hardware sales, accounting for 37.7% of total revenue, and software sales, accounting for 31.8% of total revenue, and the second business line, ACTCS devices and services accounted for 30.5% of the total revenue. For the year ended December 31, 2020, HiTek’s two business lines operated in four revenue streams. The first business line, services to large businesses, include hardware sales, accounting for 40.7% of the total revenue, and the software sales, accounting for 18.1% of the total revenue, and the second business line, the services to SMEs, include IT services, accounting for 2.4% of the total revenue, and ACTCS devices and services 38.8% of the total revenue. In recent years, the Chinese tax regulators have been rolling out the electronic invoicing system.

In January 2020, the World Health Organization declared a global health emergency as the COVID-19 outbreak continues to spread beyond China. On March 11, 2020, the World Health Organization declared the COVID-19 a global epidemic, the negative impact on our operation from the beginning of year 2020 to date and the operating result for fiscal year 2020. As of the date of this prospectus, the COVID-19 pandemic is generally considered under control in China. In light of the current circumstances, in the absence of long-term local lockdown, the Company estimates its financial results will not be adversely affected in the second half of 2022. The Company is closely monitoring the development of the COVID-19 pandemic and continuously evaluating any further potential impact on its business, results of operations and financial condition. If the outbreak persists or escalates, the Company may be subject to further negative impact on its business operations and financial condition.

Consolidation

The Company provides substantially all of its services to large businesses and SMEs in China via its VIE and its subsidiaries, due to PRC legal restrictions of foreign ownership in certain sectors. Substantially all of the Company’s revenues, costs and net income in China are directly or indirectly generated through the VIE and its subsidiaries. The Company has signed various agreements with its VIE and legal shareholders of the VIE to allow the transfer of economic benefits from the VIE to the Company and to direct the activities of the VIE.

Total assets and liabilities presented on the Company’s consolidated balance sheets and revenue, expense, net income presented on consolidated statement of operations and comprehensive income as well as the cash flow from operating, investing and financing activities presented on the consolidated statement of cash flows are substantially the financial position, operation and cash flow of the Company’s VIE and VIE’s subsidiaries. The Company has not provided any financial support to the VIE and the VIE’s subsidiaries for the six months ended June 30, 2022 and the years ended at December 31, 2021 and 2020. As of June 30, 2022, the variable interest entity and its subsidiaries accounted for an aggregate of 96% and 98% of our total assets and total liabilities, respectively. As of December 31, 2021, the variable interest entity and its subsidiaries accounted for an aggregate of 93% and 100% of our total assets and total liabilities, respectively. As of December 31, 2020, the variable interest entity and its subsidiaries accounted for an aggregate of 87% and 100% of our total assets and total liabilities, respectively. As of June 30, 2022, December 31, 2021 and December 31, 2020, $1,373,852, $1,557,325 and $1,335,727 of cash and cash equivalents were denominated in RMB, respectively. The following table sets forth the assets, liabilities, results of operations and changes in cash, cash equivalents the VIE and its subsidiaries taken as a whole, which were included in the Company’s consolidated balance sheets and statements of comprehensive income and statements of cash flows with intercompany transactions eliminated:

	As of December 31,		As of June 30,
	2021	2020	2022
			(unaudited)
Current assets	$11,779,996	$8,952,038	$10,728,454
Total non-current assets	$4,173,234	$3,628,891	$9,070,380
Total Assets	$15,953,230	$12,580,929	$19,798,834
Total liabilities	$3,793,609	$3,238,595	$7,400,100

	For the Years Ended December 31,		For Six Months Ended June 30,
	2021	2020	2022	2021
			(unaudited)	(unaudited)
Revenues	$6,473,638	$5,804,727	$2,752,332	$2,989,950
Net income	$2,061,517	$1,735,340	$845,693	$891,368

	For the Years Ended December 31,		For Six Months Ended June 30,
	2021	2020	2022	2021
			(unaudited)	(unaudited)
Net cash (used in) provided by operating activities	$(757,861)	$3,025,193	$4,431,188	$117,912
Net cash provided by (used in) investing activities	$400,006	$(865,047)	$(7,636,014)	$(503,115)
Net cash provided by financing activities	$-	$-	$3,088,422	$-

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities. On an ongoing basis, we evaluate our estimates, including those estimates that may have a significant effect on our financial condition and results of operations. Our significant accounting policies are disclosed in Note 2 to our consolidated financial statements. The following discussion of critical accounting policies addresses those policies that are both important to the portrayal of our financial condition and results of operations and require significant judgment and estimates. We base our estimates and judgment on historical experience and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

Beginning January 1, 2019, the Company has adopted the ASU 2014-09, Topic 606, “Revenue from Contracts with Customers” and its related amendments (collectively referred to as “FASB ASC 606”) for its new revenue recognition accounting policy that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. Based on the Company’s analysis, it did not identify a material cumulative catch-up adjustment to the opening consolidated balance sheet on January 1, 2019. With adoption of ASC 606, revenue is now recognized when all of the following five steps are met: (i) identify the contract(s) with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations; (v) recognize revenue when (or as) each performance obligation is satisfied. The adoption of the new revenue recognition standard has no material impact on the Company’s consolidated financial statements for any periods prior to 2019. Therefore, prior period amounts are not adjusted.

The Company generates its revenues primarily from four sources: (1) hardware sales, (2) software sales and (3) tax devices and services. The Company recognizes revenue when performance obligations under the terms of a contract with its customers are satisfied. This occurs when the control of the goods and services have been transferred to the customer.

●	Hardware sales

Hardware revenues are generated primarily from the sale of computer and network hardware to end users. The products include computers, printers, internet cables, certain internet servers, cameras and monitors. The sales of hardware represent a single performance obligation. The Company usually recognizes the revenue at the point in time when ownership is transferred to end customers. The Company’s revenue derived from sales of hardware is reported on a gross basis since the Company is primarily obligated in the transaction, bears inventory and credit risk and has discretion in establishing the prices. Hardware sales are classified as “Revenue-Hardware” on the Company’s consolidated statements of operations.

●	Software sales

HiTek also does business in software sales and focuses on the perpetual licenses sales for one of the self-developed software Communication Interface System(“CIS”). CIS is based on LINUX, which is a general embedded interface system used in petrochemical and coal enterprises. The system is used to communicate the RCTX-X module, collect the work diagram, the electricity diagram, the pressure temperature and other measures, and can extract the data and import it to the software of the windows platform to display analysis.

Performance Obligations - Software contracts with customers include multiple performance obligations such as sale of software license, installation of software, operation training service and warranty. The installation and operation training are essential to the functionality of the software which are provided to the clients prior to the acceptance of the software. The Company provides one-year warranty which mainly telephone supports. The Company estimates that costs associated with warranty are de minimis to the overall contract. Therefore, the Company does not further allocate transaction price.

The Company recognizes the revenue at the point in time when the software is accepted by the customer. Revenues from software sales contracts are classified as “Revenue-Software” on the Company’s consolidated statements of operations.

●	Tax Devices and Services

Before January 21, 2021, all VAT general taxpayer businesses in China are required to purchase the Anti-Counterfeiting Tax Control System (“ACTCS” or Golden Tax Disk or GTD) tax devices to issue the VAT Invoice and for quarterly VAT filing. HiTek is authorized to carry out the implementation of ACTCS specialty hardware retailing. The price of GTD and related supporting services are determined by the National Development and Reform Commission. From January 21, 2021, the new taxpayers can receive electronic tax control ukey for free from the Tax authority. HiTek could provide supporting services to the new taxpayers.

Performance Obligations - Tax devices and services contracts with customers include multiple performance obligations such as delivery of products, installation and after-sales supporting services, tax control system risk investigation service, and tax invoicing management service, such as training service on issuing electronic invoice, complete tax declaration automatically and back up data online.

Revenue from the sales of GTD devices is recognized at the point in time when ownership is transferred to end customers. The Company provides the tax device after-sales supporting services and tax invoicing management service, charging the service fee on an annual basis because the service period is usually one year. Revenue related to its service is recognized as the services are performed and amounts are earned, using the straight-line method over the term of the related services agreement. The Company also charges a one time service charge for each investigation request. Revenue related to tax control system risk investigation service is recognized at the point in time when the services are performed. Revenue is recognized based on each performance obligation’s standalone selling price that are sold separately and charged to customers at contract inception.

The Company’s revenue derived from its gross billings and is reported on a gross basis since the Company is primarily obligated in the transaction, is subject to inventory and credit risk and has several but not all of the indications that revenue should be recorded on the gross basis.

●	Contract balances

Prepayments received from customers prior to the services being performed are recorded as deferred revenue. Deferred revenue consists of the annual service fees for Golden Tax Disk and tax invoicing management service received from customers while the services have not yet been performed. The Company recognizes the service fees amount as revenue on a straight-line basis in accordance with the service periods.

●	Practical expedients and exemptions

The Company generally expenses sales commissions if any incurred because the amortization period would have been one year or less.

Accounts Receivable, Accounts Receivable - related party and Concentration of Risk

Accounts receivable are presented net of an allowance for doubtful accounts. If any, the Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company reviews the collectability of its receivables on an ongoing basis. After all attempts to collect a receivable have failed. The receivable is written off against the allowance.

The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, its current credit-worthiness and current economic trends.

The Company considers the following factors where determining whether to permit a longer payment period:

●	the customer’s past payment history;

●	the customer’s general risk profile, including factors such as the customer’s size, age and public or private status;

●	macroeconomic conditions that may affect a customer’s ability to pay; and

●	the relative importance of the customer relationship to the Company’s business.

The normal payment period was approximately 6 months to 1 year after the customers received goods or were served. The Company gave customers different credit period considering the above factors. For the large customers such as large-scale oil and coal mine customers, the Company gave a two-year credit period. For IT outsourcing customers, the Company gave a year and half credit period. For small and medium customers, the Company gave a half year credit period.

In accordance with ASC 210-10-45, the non-current accounts receivable and non-current accounts receivable-related parties represent the amounts that the Company does not reasonably expect to be realized during the normal operating cycle of the Company based on the Company’s best estimates and customers’ historical payment behaviors. The Company uses approximates one-year time period as the basis to the separation of current and non-current assets.

Inventories

Inventories are stated at the lower of cost (weighted average basis) or net realizable value. The methods of determining inventory costs are used consistently from year to year. Allowance for inventory obsolescence is provided when the market value of certain inventory items is lower than the cost.

Recently issued accounting pronouncements

In March 2019, the FASB issued ASU 2019-01, “Leases (Topic 842): Codification Improvements”. “These amendments align the guidance for fair value of the underlying asset by lessors that are not manufacturers or dealers in Topic 842 with that of existing guidance. As a result, the fair value of the underlying asset at lease commencement is its cost, reflecting any volume or trade discounts that may apply. However, if there has been a significant lapse of time between when the underlying asset is acquired and when the lease commences, the definition of fair value (in Topic 820, Fair Value Measurement) should be applied. (Issue 1). The ASU also requires lessors within the scope of Topic 942, Financial Services—Depository and Lending, to present all “principal payments received under leases” within investing activities. (Issue 2). Finally, the ASU exempts both lessees and lessors from having to provide certain interim disclosures in the fiscal year in which a company adopts the new leases standard. (Issue 3). “The transition and effective date provisions apply to Issue 1 and Issue 2. They do not apply to Issue 3 because the amendments for that Issue are to the original transition requirements in Topic 842. The effective date of those amendments is for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company don’t adopt the new standard for the six months ending June 30, 2022 and the Company will adopt the new standard for the year ending December 31, 2022. Upon adoption, the Company will recognize a lease liability and corresponding right-to-use asset based on the present value of minimum lease payments. The effects on the results of operations are not expected to be significant, as recognition and measurement of expenses and cash flows for leases will be substantially the same under the new standard.

Results of Operations

The following consolidated results of operations include the results of operations of the Company, its wholly owned subsidiary and consolidated VIEs.

Our historical reporting results are not necessarily indicative of the results to be expected for any future period.

Six Months Ended June 30, 2022 Compared to Six Months Ended June 30, 2021 (Unaudited)

Revenue

	For the Six months Ended
	June 30,
	2022	2021	Increase / (Decrease)	Percentage Change
	(unaudited)	(unaudited)
Hardware	$799,247	$1,112,547	$(313,300)	(28.2)%
CIS Software	1,098,849	911,875	186,974	20.5%
Tax devices and service	961,054	966,510	(5,456)	(0.6)%
Total revenues	$2,859,150	$2,990,932	$(131,782)	(4.4)%

We have the following three revenue streams - hardware retail and wholesale, software sales, and Anti-Counterfeiting Tax Control System (“ACTCS”) sales and services. From January 21, 2021, the new taxpayers can receive electronic tax control ukey for free from the Tax authorization, and the hardware sales of golden tax disks have decreased significantly, which was offset by the increase of tax device service due to the increased demand for electronic invoicing technical service. We expect the sales for GTD and related tax device services will be affected in the future.   Our total revenues for the six months ended June 30, 2022 were $2,859,150, a decrease of $131,782 or 4.4% from $2,990,932 for the six months ended June 30, 2021. The overall decrease in revenue was mainly resulted from the decrease of hardware sales as the coronavirus outbreak in 2022. Due to the negative impacts of COVID-19, our major customers’ demands for hardware are postponed to the second half of 2022.

The Company expects to expand tax invoicing management service and also increase orders for software and hardware sales from major customers in the second half of 2022.

Cost and   Margin

	For the Six months Ended
	June 30,
	2022	2021	Increase / (Decrease)	Percentage Change
	(unaudited)	(unaudited)
Total revenues	$2,859,150	$2,990,932	$(131,782)	(4.4)%
Cost of revenues	1,019,028	1,092,897	(73,869)	(6.8)%
Gross profit	1,840,122	1,898,035	(57,913)	(3.1)%
Margin %	64.4%	63.5%	0.9%

Cost of revenue is comprised of (i) the direct cost of our hardware products purchased from third parties; (ii) logistics-related costs, which primarily include product packaging and freight-in charges; (iii) third-party royalties paid related to the GTD (iv) compensation for the employees who handle the products and perform Tax invoicing management services and other costs that are necessary for us to provide the services to our customers;   and (v) outsourcing costs, which primarily include software outsourcing service cost to the third parties.

Our cost of revenues decreased to $1,019,028 for the six months ended June 30, 2022 from $1,092,897 for the same period in 2021, a decrease of $73,869, or 6.8%. This decrease was mainly caused by the decrease of hardware sales and costs, and a significant increase in high-margin software revenue.

Gross Profit. Our gross profit decreased to $1,840,122 for the six months ended June 30, 2022 from $1,898,035 for the same period in 2021. Our gross profit as a percentage of revenue increased to 64.4% for the six months ended June 30, 2022 from 63.5% for the same period in 2021. This was mainly due to the increase of sales in software, which has a relatively high gross profit margin compared with other revenue streams. The Company expects to continue to focus on projects with high gross profit such as services for SMEs, and at the same time, increase the hardware and software sales of large customers.

Operating Expenses

	For the Six months Ended
	June 30,
	2022	2021	Increase / (Decrease)	Percentage Change
	(unaudited)	(unaudited)
Selling expenses	$291,272	$379	$290,893	76,752.8%
% of revenue	10.19%	0.01%	10.18%	-
General and administrative expenses	787,113	774,572	12,541	1.6%
% of revenue	27.5%	25.9%	1.6%	-
Operating expenses	$1,078,385	$774,951	$303,434	39.2%

Selling Expenses. Selling expenses consist primarily of shipping and handling costs for products sold, and advertisement and marketing expenses for promotion of our products. Selling expenses increased by   76,752.8% or $290,893, to $291,272 for the six months ended June 30, 2022 from $379 in the same period of 2021. The increase was mainly because of the increase of the company’s sales commission in connection with the software sales, for the six months ended June 30, 2022, commissions on sales of 50 sets of software were $290,912. Selling expenses were 10.19% of total revenues for the six months ended June 30, 2022 and 0.01% of total revenues in the same period of 2021. We plan to continue to conduct marketing activities to attract new purchases from new and existing customers.

General and Administrative Expenses. General and administrative expenses consist primarily of costs in salary and welfare expenses for our general administrative and management staff, facilities costs, depreciation expenses, professional fees, accounting fees, and other miscellaneous expenses incurred in connection with general operations. General and administrative expenses increased by 1.6% or $12,541, to $787,113 for the six months ended June 30, 2022 from $774,572 in the same period of 2021. The increase was mainly due to the increase of $180,806 of the audit fee, increase of $60,000 of the out-of-pocket expenses paid to US Tiger Securities, Inc. upon termination of the engagement letter with the Company and offset with the decrease of depreciation expense of $190,181. General and administrative expenses were 27.5% of total revenues for the six months ended June 30, 2022 and 25.9% of total revenues in the same period of 2021. The Company expects to maintain the current ratio of G&A expenses to revenue in the future.

Net Income

	For the Six months Ended
	June 30,
	2022	2021	Increase / (Decrease)	Percentage Change
	(unaudited)	(unaudited)
Operating income	$761,737	$1,123,084	$(361,347)	(32.2)%
Total other income	124,040	29,386	94,654	322.1%
Income before income taxes	885,777	1,152,470	(266,693)	(23.1)%
Income tax expense	(247,350)	(285,268)	37,918	(13.3)%
Net income	$638,427	$867,202	$(228,775)	(26.4)%
Effective tax rate	27.9%	24.8%	3.2%

Operating income.  Operating income was $761,737 for the six months ended June 30, 2022 compared to $1,123,804 for the same period of 2021. The decrease in operating income in 2022 was primary due to the decrease in revenue and increase of selling expenses.

Other income. Other income includes government subsidy income, net investment income (loss), and interest income and expenses. Other income was $124,040 and $29,386 for the six months ended June 30, 2022 and 2021, respectively. The increase was primarily due to the increase of interest income related to the loan receivables in the amount of $248,064, offset by the increase of interest expense related to the borrowings in the amount of $122,765.

Income tax expense. Income tax expense was $247,350 for the six months ended June 30, 2022, compared to $285,268 for the same period of 2021. The decrease in income tax expense was due primarily to the decrease in gross profit and the increase in operating expenses.

Effective tax rate. Effective tax rate was 27.9% for the six months ended June 30, 2022, compared to 24.8% for the same period of 2021.

Net income. As a result of the factors described above, net income was $638,427 for the six months ended June 30, 2022, a decrease of $228,775 from net income $867,202 for the same period of 2021.

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

Revenue

	For the Years Ended
	December 31,
			Increase /	Percentage
	2021	2020	(Decrease)	Change
Hardware	$2,434,694	$2,360,362	$74,332	3.1%
CIS Software	2,056,106	1,053,467	1,002,639	95.2%
IT Services	-	136,722	(136,722)	(100.0)%
Tax devices and service	1,970,363	2,254,176	(283,813)	(12.6)%
Total revenues	$6,461,163	$5,804,727	$656,436	11.3%

We have the following four revenue streams - hardware retail and wholesale, software sales, outsourced IT services, and Anti-Counterfeiting Tax Control System (“ACTCS”) sales and services. For the year ended December 31, 2021, we did not recognize the IT revenue because we could not reasonably be assured of collections of payments, and we will recognize the IT revenue when cash is collected in the future. From January 21, 2021, the new taxpayers can receive electronic tax control ukey for free from the Tax authorization, and the hardware sales of golden tax disks have decreased significantly, which was offset by the increase of tax device service due to the increased demand for electronic invoicing technical service. We expect the tax devices and service sales will be affected in the future. Our total revenues for the year ended December 31, 2021 were $6,461,163, an increase of $656,436 or 11.3% from $5,804,727 for the year ended December 31, 2020. The overall increase in revenue was mainly resulted from the increase of software sales as the business recovery from coronavirus outbreak in 2020.

The Company expects to expand tax control system risk investigation service for SMEs and also increase orders for software and hardware sales from major customers in 2022.

Cost and Margin

	For the Years Ended
	December 31,
			Increase /	Percentage
	2021	2020	(Decrease)	Change
Total revenues	$6,461,163	$5,804,727	$656,436	11.3%

Cost of revenues	2,581,218	2,633,455	(52,237)	(2.0)%

Gross profit	3,879,945	3,171,272	708,673	22.3%
Margin %	60.1%	54.6%	5.5%

Cost of revenue is comprised of (i) the direct cost of our hardware products purchased from third parties; (ii) logistics-related costs, which primarily include product packaging and freight-in charges; (iii) third-party royalties paid related to the GTD and (iv) compensation for the employees who handle the products and perform IT services and other costs that are necessary for us to provide the services to our customers.

Cost of revenues decreased to $2,581,218 for the year ended December 31, 2021 from $2,633,455 for the same period in 2020. A decrease of $52,237 or 2.0%. This decrease was mainly caused by the decrease of IT services sales and costs, and a significant increase in high-margin software revenue.

Gross Profit. Our gross profit increased to $3,879.945 for the year ended December 31, 2021 from $3,171,272 for the same period in 2020. Our gross profit as a percentage of revenue increased to 60.1% for the year ended December 31, 2021 from 54.6% for the same period in 2020. This was mainly due to the increase of sales in software, which has a relatively high gross profit margin compared with other revenue streams. The Company expects to continue to focus on projects with high gross profit such as services for SMEs, and at the same time, increase the hardware and software sales of large customers.

Operating Expenses

	For the Years Ended
	December 31,
			Increase /	Percentage
	2021	2020	(Decrease)	Change
Selling expenses	$76,477	$2,012	$74,465	3,701.0%
% of revenue	1.18%	0.03%	1.15%	-
General and administrative expenses	1,699,934	1,415,484	284,450	20.1%
% of revenue	26.3%	24.4%	1.9%	-
Operating expenses	$1,776,411	$1,417,496	$358,915	25.3%

Selling Expenses. Selling expenses consist primarily of shipping and handling costs for products sold and advertisement and marketing expenses for promotion of our products. Selling expenses increased by 3,701.0% or $74,465 to $76,477 in the year ended December 31, 2021 from $2,012 in the same period of 2020. The increase was mainly because of the increase of the company’s sales commission in connection with obtaining new orders. Selling expenses were 1.18% of total revenue for the year ended December 31, 2021 and 0.03% of total revenue in the same period of 2020. The company expects to maintain the current ratio of Selling expenses to revenue in 2022.

General and Administrative Expenses. General and administrative expenses consist primarily of costs in salary and welfare expenses for our general administrative and management staff, facilities costs, depreciation expenses, professional fees, accounting fees, and other miscellaneous expenses incurred in connection with general operations. General and administrative expenses increased in 20.1% or $284,450 to $1,699,934 for the year ended December 31, 2021from $1,415,484 in the same period of 2020. The increase was mainly due to the increase of social security expense of $52,651 and professional service fee   of $371,269, and offset with the decrease of depreciation expense of $22,856 and $95,552 of bad debt provision. General and administrative expenses were 26.3% of total revenue for the year ended December 31, 2021 and 24.4% of total revenue in the same period of 2020.  The company expects to maintain the current ratio of G&A expenses to revenue in 2022.

Net Income

	For the Years Ended
	December 31,
			Increase /	Percentage
	2021	2020	(Decrease)	Change
Operating income	$2,103,534	$1,753,776	$349,758	19.9%
Total other income	108,676	204,325	(95,649)	(46.8)%
Income before income taxes	2,212,210	1,958,101	254,109	13.0%
Income tax expense	(542,853)	(269,242)	(273,611)	101.6%
Net income	$1,669,357	$1,688,859	$(19,502)	(1.2)%
Effective tax rate	24.5%	13.8%	10.8%

Operating income. Operating income was $2,103,534 for the year ended December 31, 2021, compared to $1,753,776 for the same period of 2020. The increase in operating income in 2021was primary due to the increase in revenue and gross profit.

Other income. Other income includes government subsidy income, net investment income (loss), and interest income and expenses. Other income was $108,676 and $204,325 for the year ended December 31, 2021 and 2020, respectively. The decrease was primarily due to the Government subsidies in the amount of $101,965 for the year ended December 31, 2020, compared with the Government subsidies in the amount of $6,883 for the same period of 2021.

Income tax expense. Income tax expense was $542,853 for the year ended December 31, 2021, compared to $269,242 for the same period of 2020. The increase in income tax expense was mainly because that the total profit was increased to $2,212,210 for the year ended December 31, 2021 from $1,958,101 in the same period of 2020, and Hitek no longer enjoys preferential tax rates for small and micro businesses in 2021.

Effective tax rate. Effective tax rate was 24.5% for the year ended December 31, 2021, compared to 13.8% for the same period of 2020.

Net income. As a result of the factors described above, net income was $1,669,357 for the year ended December 31, 2021, a decrease of $19,502 from net income $1,688,859 for the same period of 2020.

Liquidity and Capital Resources

As of June 30, 2022, and December 31, 2021, we had cash in the amount of approximately $1,690,819 and $2,091,308, respectively.

Working Capital. Total working capital as of June 30, 2022 amounted to $7,619,071 compared to $10,178,635 as of December 31, 2021. The decrease was mainly due to a decrease in short-term investments of $2,392,650, which offset by an increase in accounts receivable of $210,444, loan receivable of $1,289,434 and inventory of $203,143. Current liabilities amounted to $3,983,393 as of June 30, 2022 as compared to $2,788,504 as of December 31, 2021. This increase of liabilities was attributable mainly to an increase in deferred revenue of $263,761,   short-term borrowings of $746,938 and tax payable of $105,337.

Capital Resources and Capital Needs. To date, we have financed our operations primarily through cash flows from operations and third party loan. With the uncertainty of the current market, our management believes it is necessary to enhance collection of outstanding accounts receivable and other receivables, and to be cautious on operational decisions and project selection. Our management believes that our current operations can satisfy our daily working capital needs.

During 2020, the Company engages an external vendor to develop software APP. As of June 30, 2022, the Company paid product development costs totaled $453,229 and the total contract amount was $448,000. In March 2021, the Company signed a supplementary agreement to postpone the official launch after closing of the Company’s initial public offering. The Company had made a payment of $119,405 (VAT included) in January 2022 for the development costs and will make the final payment of $12,771 in December 2022.

On January 21, March 28 and June 14, 2022, the Company as a borrower entered into three borrowing agreements in the principal amount of RMB15,000,000 (approximately $2,240,813 with an exchange rate of 0.1494 as of June 30, 2022), RMB1,500,000 (approximately $224,081 with an exchange rate of 0.1494 as of June 30, 2022) and RMB3,500,000 (approximately $522,856 with an exchange rate of 0.1494 as of June 30, 2022) from another third party in a normal course of business. The loan will be due by January 20, 2024, July 27, 2022 and June 13, 2023, at a rate of 12% per annum, respectively. RMB1,500,000 (approximately $224,081) of the principal have been repaid by August 5, 2022.

The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. Our management is confident in the collecting account receivables and other receivables. The account receivable, net and the account receivable of related party, net balance was $6,197,295 and $705,668 as of June 30, 2022, respectively. Subsequent to June 30, 2022 the Company has collected receivables in the total amount of $1,639,409 as of the date of the filing. By June 30, 2023, the Company expects to collect additional $1,450,366. We may also raise capital through public offerings.

The Company gave customers different credit period considering the scale of the customer and past credit experience. For large customers such as large-scale oil and coal mine customers, the Company gave a two-year credit period starting from March 2019 because of these customers’ long repayment cycle. Net balance of the account receivable was $6,669,167 and $6,171,410 as of June 30, 2022 and December 31, 2021, respectively. Subsequent to June 30, 2022 the Company has collected receivables in the total amount of $1,203,188 as of the date of the filing. By June 30, 2023, the Company expects to collect additional $1,450,366.

For IT outsourcing customers, the Company gave a year and half credit period. The accounts receivable, net balance was $31,371 and $  64,478 as of June 30, 2022 and December 31, 2021, respectively. Subsequent to June 30, 2022 the Company has collected receivables in the total amount of $31,371 as of the date of the filing.

For small and medium customers, the Company gave a half year credit period. The account receivable, net balance was $202,425 and $218,621 as of June 30, 2022 and December 31, 2021, respectively. By June 30, 2023, the Company expects to collect $202,425.

Off-Balance Sheet Arrangements.

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholders’ equity, or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Cash Flows Analysis

Six Months ended June 30, 2022 Compared to Six Months ended June 30, 2021

(a)	Operating Activities

Net cash provided by operating activities was $4,222,313   and $269,133 for the six months ended June 30, 2022 and 2021, respectively. The increase of $3,953,180   in net cash provided by operating activities for the six months ended June 30, 2022 was mainly due to increase in cash inflow for short-term investment, accounts receivable and deferred revenue which was partially offset by the outflow of advance to suppliers, taxes payable and prepaid expenses and other current assets.

(b)	Investing Activities

Net cash used in investing activities was $7,636,014   and $503,115 for the six months ended June 30, 2022 and 2021. For the six months ended June 30, 2022, we had $1,544,211 cash outflow on purchase of held-to-maturity investments, lending to one third party of $6,176,843, advance payment for software development of $122,207 and $207,247 cash inflow of recovery of third party loans.

On January 21, 2022, March 28, 2022, and June 14, 2022, HiTek, Beijing Baihengda Petroleum Technology Co., Ltd. (“Beijing Baihengda,” together with HiTek, the Lenders) and Guangxi Beihengda Mining Co., Ltd. (“Guagnxi Beihengda,” or the Borrower) entered into three loan agreements with similar terms, pursuant to which the Lenders loaned an aggregate amount of RMB 40 million (approximately US$5.98 million with an exchange rate of 0.1494 as of June 30, 2022)  (collectively, the “Loans”) to the Borrower at a monthly interest rate of 1%. Each of HiTek and Baihengda funded RMB 20 million of the Loans (approximately US$2.99 million with an exchange rate of 0.1494 as of June 30, 2022).  As of the date of this prospectus, the aggregate outstanding principal amount of the Loans is RMB 37 million  (approximately US $5.53 million with an exchange rate of 0.1494 as of June 30, 2022). The loans will be due by January 20, 2024, and June 13, 2023, respectively. The Borrower can pre-pay the outstanding loan amount after twelve months without penalty. Pursuant to a mining right pledge agreement dated August 5, 2022 between HiTek, as representative of the Lenders, and the Borrower, the Loans are secured by the Borrower’s coal mining permit, issued by Bobai County Natural Resources Bureau, which grants the Borrower a 20-year mining rights for certain building granite mine in Daguang Village, Shuiming Town, Bobai County, Guangxi Province, for a production of 1.306 million cubic meters.

(c)	Financing Activities

Net cash provided by financing   activities was $3,088,422 and $nil   for the six months ended June 30, 2022 and 2021. For the six months ended June 30, 2022, we had $3,088,422 cash inflow on borrowing from third parties.

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

(a)	Operating Activities

(1)	Net cash used in operating activities were $214,575 for the years ended December 31, 2021, while, Net cash provided by operating activities were $1,932,850 for the years ended December 31, 2020. The decrease of $2,147,425 in net cash provided by operating activities for the year ended December 31, 2021 was mainly due to (1) a decrease of $2,034,581 in accounts receivable, (2) a decrease of $2,450,837 in short-term investments, (3) a decrease of $674,275 in inventory. These were partially offset by an increase of $391,934 in account receivable-related party, $664,280 in advances to suppliers and $1,442,932 in prepaid expenses and other current assets,

(b)	Investing Activities

(2)	Net cash provided by investing activities was $400,006 for the year ended December 31, 2021, while, Net cash used in investing activities was $865,047 for the year ended December 31, 2020. The increase of $1,265,053 in net cash provided by investing activities for the year ended December 31, 2021 was mainly due to (1) an increase of $259,764 in advance payment for software development, (2) an increase of $317,059 in repayment from third-party loans, (3) an increase of $1,223,403 in purchase of Held-to-maturity investments. These were partially offset by a decrease of $323,503 in redeem of Held-to-maturity investments.

Holding Company Structure

Overview

We are a holding company with no material operations of our own. We conduct substantially all of our business in China through contractual arrangements with Xiamen Hengda HiTek Computer Network Co., Ltd., the variable interest entity, and its subsidiaries. See “Business — Contractual Agreements between WFOE and HiTek” for a summary of these VIE arrangements. As of June 30, 2022, the variable interest entity and its subsidiaries accounted for an aggregate of 96% and 98%    of our total assets and total liabilities, respectively. As of December 31, 2021, the variable interest entity and its subsidiaries accounted for an aggregate of 93% and 100% of our total assets and total liabilities, respectively. As of December 31, 2020, the variable interest entities accounted for an aggregate of 87% and 100% of our total assets and total liabilities, respectively. As of June 30, 2022 and December 31, 2021, $1,373,852     and $1,557,325   of cash and cash equivalents were denominated in RMB, respectively.

Conducting our operations through contractual arrangements with the variable interest entities entails a risk that we may lose the power to direct the activities that most significantly affect the economic performance of the variable interest entities, which may result in our being unable to consolidate their financial results with our results and may impair our access to their cash flow from operations and thereby reduce our liquidity. See “Risk Factors — Risks Relating to Doing Business in the PRC” for more information, including the risk factors titled “Our contractual arrangements with HiTek and its shareholders may not be effective in providing control over HiTek” and “Because we conduct our business through HiTek, a VIE, if we fail to comply with applicable law, we could be subject to severe penalties and our business could be adversely affected.”

In addition, any transfer of funds from us to any of our PRC subsidiaries or VIEs, either as a shareholder loan or as an increase in registered capital, is subject to certain statutory limit requirements and registration or approval of the relevant PRC governmental authorities, including the relevant administration of foreign exchange and/or the relevant examining and approval authority.  Our PRC subsidiaries and VIEs are not permitted under PRC law to directly lend money to one another.

Therefore, it is difficult to change our capital expenditure plans once the relevant funds are remitted from our company to our PRC subsidiaries or VIEs.  These limitations on the free flow of funds between us and our PRC subsidiaries and VIEs could restrict our ability to act in response to changing market conditions and reallocate funds internally in a timely manner.

Dividend Distributions

We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, HiTek HK.

Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current VIE Agreements, we may be unable to pay dividends on our Ordinary Shares.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%.

In order for us to pay dividends to our shareholders, we will rely on payments made from HiTek to WFOE, pursuant to VIE Agreements between them, and the distribution of such payments to HiTek HK as dividends from WFOE. Certain payments from our HiTek to WFOE are subject to PRC taxes, including business taxes and VAT.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, HiTek HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. HiTek HK intends to apply for the tax resident certificate when WFOE plans to declare and pay dividends to HiTek HK. See “Risk Factors- There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

Risks in relation to the VIE structure

The VIE structure through contractual arrangements has been adopted by many PRC-based companies, including us, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. The MOFCOM published a discussion draft of the proposed PRC Foreign Investment Law in January 2015, or the 2015 Draft FIL, according to which, variable interest entities that are controlled via contractual arrangements would also be deemed as foreign-invested entities, if they are ultimately “controlled” by foreign investors. In March 2019, the PRC National People’s Congress promulgated the PRC Foreign Investment Law, and in December 2019, the State Council promulgated the Implementing Rules of PRC Foreign Investment Law, or the Implementing Rules, to further clarify and elaborate the relevant provisions of the PRC Foreign Investment Law. The PRC Foreign Investment Law and the Implementing Rules both became effective from January 1, 2020 and replaced the major previous laws and regulations governing foreign investments in the PRC. Pursuant to the PRC Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The PRC Foreign Investment Law and the Implementing Rules do not introduce the concept of “control” in determining whether a company would be considered as a foreign-invested enterprise, nor do they explicitly provide whether the VIE structure would be deemed as a method of foreign investment. However, the PRC Foreign Investment Law has a catch-all provision that includes into the definition of “foreign investments” made by foreign investors in China in other methods as specified in laws, administrative regulations, or as stipulated by the State Council, and as the PRC Foreign Investment Law and the Implementing Rules are newly adopted and relevant government authorities may promulgate more laws, regulations or rules on the interpretation and implementation of the PRC Foreign Investment Law, the possibility cannot be ruled out that the concept of “control” as stated in the 2015 Draft FIL may be embodied in, or the VIE structure adopted by us may be deemed as a method of foreign investment by, any of such future laws, regulations and rules. If our consolidated VIE was deemed as a foreign-invested enterprise under any of such future laws, regulations and rules, and any of the businesses that we operate would be in any “negative list” for foreign investment and therefore be subject to any foreign investment restrictions or prohibitions, further actions required to be taken by us under such laws, regulations and rules may materially and adversely affect our business, financial condition and results of operations. Furthermore, if future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, business, financial condition and results of operations.

Tabular Disclosure of Contractual Obligations

Below is a table setting forth all of our contractual obligations as of June 30, 2022:

Payment Due by Period
		Less than	1 – 3	3 – 5	More than
Contractual Obligations	Total	1 year	years	years	5 years
Operating lease obligations	$39,350	$27,056	$12,294	$-	$-
Loan Obligations
Principal	2,987,751	746,938	2,240,813	-	-
Interest	515,387	358,530	156,857	-	-
Total	$3,542,488	$1,132,524	$2,409,964	$-	$-

INDUSTRY

The ACTCS Industry

History and Technology of ACTCS

According to State Administration of Taxation, in 1994 China implemented its VAT scheme as part of its national tax reform agenda. To strengthen the administration of VAT special invoices, the State Administration of Taxation (“SAT”) launched a pilot program to employ the ACTCS and computerized cross-checking system in some regions. This started the Golden Tax Project Phase I, which has played an active part in improving VAT administration. Based on the experience and lessons learned from the Golden Tax Project Phase I, the SAT started the Golden Tax Project Phase II in 1998. Four sub-systems under the ACTCS came into operation in the process for invoicing, e-certificate, cross-checking and investigation in 2001. By July 2003 all of the general VAT taxpayers (above a specified turnover threshold) across China were covered by the anti-counterfeiting tax control system. With the systematization and standardization of VAT administration, the crimes with respect to counterfeited VAT invoices have decreased and VAT administration has become more effective and efficient. Based on the Golden Tax Project Phase II, the SAT has exerted further efforts to develop an IT-based VAT administration. At present, the VAT Administration

ACTCS Information System, which is developed by the government, is a circular system composed of six sub-systems, which control invoicing, e-certificate, filing, cross-checking, verification and referral investigation, respectively. The system has helped enhancing the efficiency of VAT administration, improved the quality of the taxpayer service, reduced the cost of collection, and prevented tax loss. It has also contributed a lot to the goals of maintaining a steady stream of VAT revenues, building a level playing field and maintaining a stable growth of tax revenues in China.

The ACTCS that relates directly to our business is a patented national security product developed by China Aerospace Science and Technology Corporation. Our company reached an agreement with China Aerospace Science and Technology Corporation to distribute the product in Xiamen and provide supporting services to ACTCS.

There are two core technologies that support ACTCS: “Secure Cryptography Algorithm and Decryption Technology” and “Black Box” storage technology. ACTCS provides complete value-added tax security and control solutions through a closed-loop process of tax invoice issuance, tax invoice sales, and tax deduction. This closed-loop process eliminates the problems of invoice counterfeits, providing accurate and complete tax information for the regional and national audit system.

Secure Cryptography Algorithm and Decryption Technology: This Chinese national security technology coordinates with the encryption function provided by the anti-counterfeiting tax control system. Together, they can encrypt data on an invoice (such as invoice date, invoice number and tax registration number) into anti-counterfeit codes (also known as ciphertext), printed on a special invoice. A Black Box of an ACTCS records all the ciphertext information. To identify the authenticity of an invoice, customers can decrypt the ciphertext on the invoice through an authentication system, and then compare the decrypted information with the information on the invoice. If the decrypted information does not match the information presented on the invoice, then the invoice is a counterfeit.

Golden Tax Disk: This special-purpose hardware works in combination with the ACTCS software, and can only be purchased by retailers authorized by China Aerospace Science and Technology Corporation. With a USB interface, Golden Tax Disk is essential for ACTCS functions such as invoice data encryption and decryption and invoice management.

Black Box: Large-capacity invoice data storage device.

Xiamen’s ACTCS Market

The PRC government requires each ACTCS service provider that offers ACTCS supporting service, ACTCS supporting software and ACTCS related hardware services (the “ACTCS Service Providers”) to obtain permission from the State Taxation Bureau. The ACTCS market has been growing steadily since the adoption of the ACTCS system in early 1996. According to Xiamen city government’s official economic report issued in 2021, there were 201,110 business enterprises. All these business enterprises are mandated by the Chinese government to use ACTCS for their VAT reporting, collection and processing.   In recent years, the Chinese tax regulators have been rolling out the electronic invoicing system. Currently, electronic invoices can be used by all businesses. The electronic invoices enable enterprises to apply for, issue, transfer and check the invoices through the unified online electronic invoice management system of Chinese Tax authority. Electronic invoices are very useful in helping business entities reduce operating costs and streamline service process, since they do not involve printing, storage and postage procedures. From January 21, 2021, the new taxpayers can receive electronic tax control ukey for free from the Tax authority.

The Chinese IT Industry

The PRC market of IT services is growing very fast since around 2006. According to the Investment analysis and prospect forecast report of China’s IT outsourcing market from 2022 to 2026, published by China Investment Industry Research Institute, Macroscopically, IT outsourcing occupies 46% of the market share in China’s service outsourcing market and occupies a leading position. Microscopically, IT operation and maintenance outsourcing services have increased significantly, and its growth rate in recent years has always maintained an advantage in the overall ITO service outsourcing field.

The PRC market of IT services is mainly comprised of four main sub-markets: IT Service Market, Market of Operations Services for IT Data Centers, Market of Third-party Operations Services for IT Data Centers, and IT Operations & Analytics Market. According to the Investment analysis and prospect forecast report of China’s IT outsourcing market from 2022 to 2026, the IT operation and maintenance sector, the proportion of third-party operation and maintenance has increased year by year, and its market share has nearly accounted for more than half from less than 40% in 2013 to more than half in 2019   Benefiting from the digital transformation of enterprises and the development of industrial Internet, IT services will continue to grow. The scale of China’s IT service market will be 858.3 billion yuan in 2020 and about 969.7 billion yuan in 2021. It is expected that China’s IT service market will maintain a growth rate of about 13%, and the market scale is expected to reach 1.2 trillion yuan by 2023.

Third-party operations services for IT data centers have been widely adopted in many different industries, including finance, telecommunications, electricity, transportations, etc. As such, the demand for third-party operations services are projected to increase in the future, and the market size is predicted to grow accordingly. In the process of transformation and upgrading for Chinese Enterprises, traditional industries have released a large number of IT service outsourcing needs, and there is broad growth space in the outsourcing market.

The Chinese Computer Hardware Sales Industry

According to Euromonitor International Limited, retail volume sales of computers and computer hardware has been declining since 2017, hit by the economic slowdown and the strong competition from smartphones. Most consumers use their own computers for recreation purposes rather than work when staying at home or travelling. With the growing penetration rate for smartphones and the popularity of large-screen smartphones (screen size> = 5.5”), a growing number of consumers do not feel the need to own or replace their computer with a new one, as they can browse websites, interact via social media and purchase online with their smartphones.

BUSINESS

Overview

We are an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations, our operations were conducted in China by our subsidiaries and through VIE Agreements, with HiTek and its subsidiaries. This is an offering of the ordinary shares of the offshore holding company in Cayman Islands. You are not investing in HiTek, the VIE. Neither we nor our subsidiaries own any share in HiTek. Through the VIE Agreements among WFOE, HiTek and HiTek’s shareholders, which have not been tested in a court of law, we are deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes only and must consolidate the VIE because it met the conditions under U.S. GAAP to consolidate the VIE. However, the VIE structure cannot completely replicate a foreign investment in China-based companies, as the investors will not and may never hold equity interests in the Chinese operating entities. Instead, the VIE structure provides contractual exposure to foreign investment in us. See “Business — Contractual Arrangements between WFOE and HiTek” for a summary of these VIE Agreements.

We are an information technology (“IT”) consulting and solutions service provider focusing on delivering services to business in various industry sectors in China. As of the date of prospectus, we have two lines of businesses— 1) services to small and medium businesses (“SMEs”), which consists of Anti-Counterfeiting Tax Control System (“ACTCS”) tax devices, ACTCS services, and IT services, and 2) services to large businesses, which consists of hardware sales and software sales. We expect to actively develop our system integration services and online service platform in the near future. Our vision is to become a one-stop consulting destination for holistic IT and other business consulting services in China.

The VIE entity, Xiamen Hengda HiTek Computer Network Co., Ltd. (“HiTek”), is one of the first service providers in the city of Xiamen to support business entities required by the Chinese government to utilize the Anti-Counterfeiting Tax Control System (ACTCS) for value added tax (“VAT”) collection procedures in 1996. HiTek was incorporated in the People’s Republic of China (the “PRC”) on January 18, 1996 and currently has two subsidiaries: Xiamen Huasheng HiTek Computer Network Co., Ltd. (“Huasheng”), our hardware sales business entity, and Huoerguosi Hengda Information Technology Co., Ltd. (“Huoerguosi”), our operating subsidiary.

Authorized by the Xiamen State Taxation Bureau in 1996, we have leveraged and grown our income stream on ACTCS, which was developed by the government-owned entity China Aerospace Science and Technology Corporation to ensure the security and effectiveness of the PRC’s national tax collection processes. Our ACTCS services uniquely positioned us to capture 27.8% of Xiamen’s tax device service market shares share as of September 30, 2022, with around 55,993 active users. In addition to our ACTCS supporting services, we also provide ACTCS device sales.

The ACTCS is one of the two mandatory software for all business enterprises in China who have value-added tax remitting responsibilities. The ACTCS software provides complete value-added tax security and control solutions through a closed-loop process, which includes tax invoice issuance, tax invoice sales, and tax deduction. The closed-loop process was designed to effectively eliminate invoice counterfeits, providing accurate and complete tax information for regional and national audit system. The Chinese tax regulators have been rolling out the electronic invoicing system starting from 2018. The electronic invoices enable enterprises to apply for, issue, transfer and check the invoices through the unified online electronic invoice management system of Chinese Tax authority. Electronic invoices are very useful in helping business entities reduce operating costs and streamline service process, since they do not involve printing, storage and postage procedures. From January 21, 2021, the new taxpayers can receive electronic tax control ukey for free from the Tax authority. Increased use of electronic invoices and the free distribution of GTD will reduce our annual service fee revenue and thus negatively affect our total revenue.

We have built up our reputation and goodwill upon a large client base in SMEs since our first day of operations in the Xiamen metropolitan area in 1996. The ACTCS software is compatible with various types of businesses and we provide ACTCS services for clients from small business owners to medium-size business entities. Our software engineers work to improve ACTCS user experience regularly, ensuring our clients’ efficiency and privacy when they process their tax information. According to Xiamen Bureau of Statistics, there are 201,110 ACTCS users in Xiamen; amongst these, 55,993 are our clients. This significant client base enables us to accumulate economic and social data, which provides us with a unique perspective into our client’s various needs. This knowledge has been critical to our Company’s business development and has enabled us to develop new service areas such as online agent accounting platforms and online IT outsourcing platforms, both of which have been in operation in October 2018. In an effort to expand our client base, we have launched a “WeChat Cloud Service Management System” in the beginning of 2018 that transmuted our traditional offline service business into online services, resolving the shortcomings of traditional ACTCS service model. This has led to an ever-growing client base and has enabled us to integrate data received from different subsystems and platforms, increasing our productivity and market competitiveness.

We have a roadmap for both short-term and long-term profits. For example, by focusing on the application of the ACTCS software, we have made significant progress that improves our clients’ user experience, which includes ACTCS interface and invoice management software we developed in 2013 and 2014. In addition to the ACTCS software related services, we provide our clients with ACTCS devices device services. A business model that combines both ACTCS devices and software services has enabled us to provide personalized customer services in response to our clients’ need. We believe that in the long-term our brand-recognition and large client base will enable us in introducing more innovative online products and services, facilitating our clients’ business growth.

The VIE entity, HiTek, is authorized to carry out the sales of Golden Tax Disk. This business is authorized in connection with HiTek’s ACTCS software services and HiTek is mandated to conduct such business only in the Xiamen metropolitan area. The purchase of GTD is allowed only in conjunction with the use of the ACTCS software and its supporting services. Within HiTek’s corporate operations, HiTek has one distribution center, from which all GTD sales are conducted. HiTek does not offer direct to customers GTD delivery but offers free on-site installation. The ACTCS devices orders are fulfilled from HiTek’s special GTD warehouse.

In April 2021, WFOE established a wholly-owned subsidiary, Xiamen Haitian Weilai Technology Co., Ltd. (“Haitian Weilai”) under the laws of the PRC.  The strategy purpose of establishing the new subsidiary is for the integration of tax invoicing management services from Hitek to Haitian Weilai.

As part of the services provided to large businesses, HiTek currently sells Communication Interface System(“CIS”), its self-developed software which provides embedded system interface solutions for large businesses. CIS is a universal embedded interface system used in petrochemical and coal businesses to collect industrial, electricity, facility pressure and temperature statistics and convert to readable format for analytical purposes.

As part of our services provided to large businesses, Huasheng sold hardware such as laptops, printers, desktop computers and associated accessories, together with certain internet servers, cameras and monitors. Huasheng’s major business strategy in its market was to connect and source through exclusive relationships with manufacturers so that Huasheng could offer competitively priced hardware. Huasheng had established its online support system in the beginning of 2018. The online system further enhances Huasheng’s customer experience, which is complemented by highly trained professionals and attractive physical store environment. From the beginning of 2022, Huasheng transferred the above business to the VIE.

For the six months ended June 30, 2022, HiTek’s two business lines operated in three revenue streams. The first business line, services to large businesses, include hardware sales, accounting for 28.0% of the total revenue, and the software sales, accounting for 38.4% of the total revenue, and the second business line, ACTCS devices and services, accounted for 33.6% of the total revenue. For the year ended December 31, 2021, HiTek’s two business lines operated in three revenue streams the first business line, services to large businesses, include hardware sales, accounting for 37.7% of total revenue, and software sales, accounting for 31.8% of total revenue, and the second business line, ACTCS devices and services accounted for 30.5% of the total revenue. For the year ended December 31, 2020, HiTek’s two business lines operated in four revenue streams. The first business line, services to large businesses, include hardware sales, accounting for 40.7% of the total revenue, and the software sales, accounting for 18.1% of the total revenue, and the second business line, the services to SMEs, include IT services, accounting for 2.4% of the total revenue, and ACTCS devices and services 38.8% of the total revenue.

Our History and Corporate Structure

We were incorporated in the Cayman Islands on November 3, 2017. HiTek Hong Kong Limited (“HiTek HK”), our wholly-owned subsidiary, was incorporated in Hong Kong on November 20, 2017. Tian Dahai (Xiamen) Information Technology Co. Ltd. (“WFOE”), HiTek HK’s wholly owned subsidiary, was organized pursuant to PRC laws on March 15, 2018. The variable interest entity, Xiamen Hengda HiTek Computer Network Co., Ltd., which we refer to as HiTek, was established on January 18, 1996 in Xiamen, Fujian Province, PRC pursuant to PRC laws. In April 2021, WFOE established a wholly-owned subsidiary, Xiamen Haitian Weilai Technology Co., Ltd. (“Haitian Weilai”) under the laws of the PRC.  The strategy purpose of establishing the new subsidiary is for the integration of tax invoicing management services from Hitek to Haitian Weilai. HiTek’s shareholders include certain PRC residents and corporate entities controlled by PRC residents.

On March 31, 2018, the Company consummated a reorganization pursuant to which, WFOE, HiTek and HiTek’s shareholders entered into a series of contractual arrangements. Such agreements are described under “Business — Contractual Arrangements between WFOE and HiTek. Hitek Global Inc. is a holding company with no business operation other than holding the shares in HiTek HK and HiTek HK is a pass-through entity with no business operation. WFOE is exclusively engaged in the business of managing the operation of HiTek.

Pursuant to PRC laws, each entity formed under PRC law shall have certain business scope approved by the Administration of Industry and Commerce or its local counterpart. As such, WFOE’s business scope is to primarily engage in business development, technology service, technology consulting, intellectual property service and business management consulting. Since the sole business of WFOE is to provide HiTek with technical support, consulting services and other management services relating to its day-to-day business operations and management in exchange for a consulting fee solely at WFOE’s discretion and can be the net income of HiTek, such business scope is necessary and appropriate under the PRC laws. HiTek, on the other hand, has been granted a business scope different from WFOE to enable it to provide ACTCS tax device and services, hardware sales, software sales and IT services.

We control HiTek through contractual agreements, which are described under “Business — Contractual Arrangements between WFOE and HiTek. Hitek Global Inc. is a holding company with no business operation other than holding the shares in HiTek HK and HiTek HK is a pass-through entity with no business operation. WFOE is exclusively engaged in the business of managing the operation of HiTek.

Our corporate structure as of the date of this prospectus is and as of the closing of this offering (assuming no over-allotment option is exercised) as follows:

Contractual Arrangements between WFOE and HiTek

Due to PRC legal restrictions on foreign ownership in the telecommunications sector, neither we nor our subsidiaries own any equity interest in HiTek. WFOE, HiTek and its shareholders entered into a series of contractual arrangements, also known as VIE Agreements, on March 31, 2018. The VIE Agreements are designed so that the operations of the VIE are solely for the benefit of the Company. As such, through the VIE Agreements among WFOE, HiTek and HiTek’s shareholders, which have not been tested in a court of law, we are deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes only and must consolidate the VIE because it met the conditions under U.S. GAAP to consolidate the VIE. However, the VIE structure cannot completely replicate a foreign investment in China-based companies, as the investors will not and may never hold equity interests in the Chinese operating entities. Instead, the VIE structure provides contractual exposure to foreign investment in us.

Each of the VIE Agreements is described in detail below:

Exclusive Technical Consulting and Service Agreement

Pursuant to the Exclusive Technical Consulting and Service Agreement between HiTek and WFOE, WFOE provides HiTek with technical support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, business management and information. For services rendered to HiTek by WFOE under this agreement, WFOE is entitled to collect a service fee that shall be paid per quarter in accordance with the consulting and service actually provided by WFOE. WFOE has the right, solely at its discretion, to determine the amount of the fees to be paid, and both parties agree to, at WFOE’s discretion, amend or enter into supplementary agreement in respect of the provisions under this agreement regarding consulting fees. The consulting fees could be 100% of HiTek’s quarterly profit.

The Exclusive Technical Consulting and Service Agreement shall remain in effect for ten years unless earlier terminated upon written confirmation from both WFOE and HiTek before expiration. Otherwise, this agreement shall be extended by another ten years. HiTek does not have the right to terminate the agreement unilaterally.

The legal representative of WFOE, Mr. Shenping Yin, is currently managing HiTek pursuant to the terms of the Exclusive Technical Consulting and Service Agreement. WFOE has absolute authority relating to the management of HiTek, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions. The Exclusive Technical Consulting and Service Agreement does not prohibit related party transactions. Upon establishment of the audit committee at the consummation of this offering, the audit committee of the registrant will be required to review and approve in advance any related party transactions, including transactions involving WFOE or HiTek.

Equity Interest Pledge Agreement

Under the Equity Interest Pledge Agreement between WFOE and Xiaoyang Huang, Shenping Yin, Bo Shi, Zhishuang Wang, Liuqing Huang, Jingru Li, Mian Tang, Ce Tian, Xianfeng Lin, Inner Mongolia Guangxin Investment Co., Ltd. and Baotou Zhongzhe Hengtong Technology Co., Ltd., together holding 100% shares of HiTek (“HiTek Shareholders”), the HiTek Shareholders pledged all of their equity interests in HiTek to WFOE to guarantee the performance of HiTek’s obligations under the Exclusive Technical Consulting and Service Agreement. Under the terms of the agreement, in the event that HiTek breaches its contractual obligations under the Exclusive Technical Consulting and Service Agreement, WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends generated by the pledged equity interests. The HiTek Shareholders also agreed that upon occurrence of any event of default, as set forth in the Equity Interest Pledge Agreement, WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws. The HiTek Shareholders further agree not to dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest.

The Equity Interest Pledge Agreement shall be effective until all payments due under the Exclusive Technical Consulting and Service Agreement have been paid by HiTek. WFOE shall cancel or terminate the Equity Interest Pledge Agreement upon HiTek’s full payment of fees payable under the Exclusive Technical Consulting and Service Agreement.

The purposes of the Equity Interest Pledge Agreement are to (1) guarantee the performance of HiTek’s obligations under the Exclusive Technical Consulting and Service Agreement, (2) ensure the HiTek Shareholders do not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice WFOE’s interests without WFOE’s prior written consent and (3) provide WFOE control over HiTek. Under the Equity Interests Purchase Agreement, WFOE may be able to acquire the equity interests in HiTek any time to the extent permitted by the PRC Law. In the event HiTek breaches its contractual obligations under the Exclusive Technical Consulting and Service Agreement, WFOE will be entitled to foreclose on the HiTek Shareholders’ equity interests in HiTek and may (1) exercise its option to purchase or designate third parties to purchase part or all of their equity interests in HiTek and in this situation, WFOE may terminate the Exclusive Technical Consulting and Service Agreement, Equity Interest Pledge Agreement and Exclusive Equity Interests Purchase Agreement after acquisition of all equity interests in HiTek or form new VIE structure with the third parties designated by WFOE; or (2) dispose the pledged equity interests and be paid in priority out of proceed from the disposal in which case the VIE structure will be terminated.

Exclusive Equity Interests Purchase Agreement

Under the Exclusive Equity Interests Purchase Agreement, the HiTek Shareholders irrevocably granted WFOE (or its designee) an exclusive right to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, a portion or whole of the equity interests in HiTek held by the HiTek Shareholders. The purchase price is equal to the capital paid in by the HiTek Shareholders subject to any appraisal or restrictions required by applicable PRC laws and regulations. As of the date of this prospectus, if WFOE exercised such exclusive right, the total purchase price that would be paid to all of the HiTek Shareholders would be approximately $990,069, which is the aggregate registered capital of HiTek.

Under the Exclusive Equity Interests Purchase Agreement, WFOE may at any time under any circumstances, purchase, or have its designated person to purchase, at its discretion, to the extent permitted under PRC law, all or part of the shareholders’ equity interests in HiTek.

The agreement remains effective for a term of ten years and may be extended by another ten years at WFOE’s election.

Powers of Attorney

Under each Power of Attorney, each HiTek Shareholder authorizes WFOE to act on their behalf as their exclusive agent and attorney with respect to all rights as shareholders, including but not limited to: (a) the attendance of the shareholder’s meeting and the execution of relative Shareholder Resolution(s) of HiTek; (b) exercising all the shareholder’s rights, including voting, that shareholders are entitled to under the laws of China and the Articles of Association, including but not limited to the sale or transfer or pledge or disposition of shares in part or in whole; and (c) designating and appointing on behalf of shareholders the legal representative, the executive director, supervisor, the chief executive officer and other senior management members of HiTek.

Although it is not explicitly stipulated in the Powers of Attorney, the term of the Powers of Attorney shall be the same as the term of that of the Exclusive Equity Interests Purchase Agreement.

The Powers of Attorney are coupled with an interest and shall be irrevocable and continuously valid from the date of their execution, so long as the relevant HiTek Shareholder is a shareholder of Company.

Our Business Strategies

We intend to drive the growth of our business by executing on the following strategies:

●	Leveraging our existing ACTCS client base to deepen our relationship with our ACTCS clients and expanding our service and hardware sales offerings. As an ACTCS service and hardware sales provider, we currently work with approximately 55,993 ACTCS clients based in Xiamen that we believe have a wide range of organizational service needs and needs for various hardware products and systems to support their organizations. We expect such service needs to include, without limitation, technology- and finance-related organization needs. Leveraging our existing well-recognized service reputation in the ACTCS industry, we believe that we can deepen our relationship with existing ACTCS clients to provide expanded service offerings to respond to their business, finance, technology and organizational needs.

●	Broadening our geographic coverage with our online service platform to become a full-service platform with national coverage. With the recent launch of our online service platform capable of servicing the needs of our ACTCS customers primarily through online customer and technical support, and covering various aspects of the VAT filing process, we intend to support more service offerings for our customers. We have various software programs and online customer support processes in progress, which combined together are expected to provide full-service support with respect to tax, finance and IT services. We intend to offer our clients connection to other local, third-party service providers through our online platform, so that they are able to seek business, technology and operational support via our online service platform. We believe this will enable our expansion beyond the Xiamen market to reach national service coverage.

●	In the next few years, we plan to complete our full-service platform and aim to transfer 85% of our clients onto the platform. We plan to offer business management service, such as agent accounting services, online IT outsourcing services, IT internet operation and maintenance service and equipment purchasing and delivery Door-to-Door service to the SME clients using our ACTCS services. We also plan to expand our service to large businesses to other geographic regions.

Market Opportunities

From January 21, 2021, the new taxpayers can receive electronic tax control ukey for free from the Tax authority. We believe that companies of all sizes and across all industries in the Xiamen metropolitan area will continue to use ACTCS software and ACTCS tax device to process their VAT filing, as well as supporting services to help them automate, facilitate and accelerate the filing process. We estimate the ACTCS service industry in the Xiamen metropolitan area will generate approximately an additional $8,730,500 for the fiscal year ended December 31, 2022. We calculated this number by estimating the total number of competitors in our immediate core markets in the Xiamen metropolitan area across big business entities and SMEs. We then apply a government assigned contract value as well as our supporting service value (“collected value”) for ACTCS services in Xiamen area to each respective company based on its size, industry, and location in accordance to PRC tax regulation. We then utilized data collected from our current and past clients based on investment spend for ACTCS related services by size and industry. For example, we have applied the average collected value of our clients with top 100 revenue-generating capabilities, which we believe have applied for a relatively broader implementation of our ACTCS services. For medium-sized business entities, we have applied an average collected value on current commercial customer spend by size and industry. For small business enterprises, we have simply applied the annual price for our most basic plan.

We believe that Chinese IT Market will continue its growth. Application software will still be the major source of growth. Various factors together will provide good external environment for the rapid development of China’s software industry, including the informationization of enterprises and social production, governmental and policy support, as well as the market demand growth of multimedia market-based education, video, games and other software, etc. In addition, China’s IT services market is very promising. By estimation, the growth rate of the IT services market in 2022 will be higher than that in 2021, which is about 10.9%, and the proportion of the IT services sector in the entire IT market will continue increasing.

We believe that Chinese Computer Hardware market will continue its growth, even though the speed of its growth has been slowed down in the past years. We estimate that the desire for ultra-thin, gaming and convertible products will help to stimulate total volume sales of laptops over the forecast period.

Our Competitive Strengths

The ACTCS business market in which we compete has a high entry barrier and newcomers are strictly scrutinized by the Chinese government. Although the market is continuously growing and evolving, we do not believe any single competitor in the Xiamen metropolitan area currently has a directly comparable client base and customer goodwill as well as end-to-end ACTCS service as ours. In addition, newcomers who want to enter this highly regulated market face increasingly rigorous scrutiny from a variety of government agencies before they can be authorized to operate ACTCS related businesses. We believe that we will maintain our first-mover advantage in the Xiamen ACTCS service market for years to come.

Visionary Management Team

We have a talented and long-serving management team who have led us through multiple business breakthroughs. Most of our senior management team has been with us for around 20 years. Our Chief Executive Officer, Shenping Yin, is a leader in the Chinese IT industry with more than 20 years of experience. He is very well connected and has been involved in many large influential projects in China, managing client relations and serving as business counsel for the Chinese upstream heavy industries. The major projects he has engaged in include North Santai automation project for Xinjiang Zhundong Company, Luliang oilfield automation project for SINOPEC’s Xinjiang Subsidiary, automation engineering project Jidong oilfield, building automation project for the Fujian Quanzhou State Taxation Bureau Building and household registration management system project for the Ministry of Public Security. He was instrumental in building our company’s business and our success today.

Technology-Driven Experts

Our innovative IT talent and technology-focused business culture have enabled us to become a leader in Xiamen’s ACTCS devices and services industry. As of June 30, 2022, we had 3 full-time research and development professionals and focusing on various technology breakthroughs. 71% of our employees held Bachelor’s degrees and 26% of our employees held Master’s degrees or Ph.Ds. In the early 2018, we have established joint IT research collaborative syndicates with other Internet technology companies for innovative Internet service projects such as the Tax Service Mobile APP and WeChat Cloud Charging System. As of June 30, 2022, we had 12 Registration of Computer Software Copyright Certificates (the “Certificate”) in China covering VAT tax areas and internet technology areas.   Six Certificates were issued in 2015, three Certificates were issued in 2017 and three Certificates were issued in 2018.

Robust client base with established brand recognition

We are one of the earliest companies authorized by the Chinese government to undertake ACTCS business in the Xiamen metropolitan area. Over the past 26 years, we have built a strong reputation amongst tax/finance professionals in the Xiamen metropolitan area. This level of brand recognition has gradually become one of our major marketing strategies. We also organize tax and finance related seminars regularly, developing client loyalty and enhancing the relationship between our customers and specialists.

We also established our good brand recognition upon a solid client base, consisting of small, medium and large business enterprises in the Xiamen metropolitan area. The ACTCS software is compatible with most types of businesses, offering service for clients from small business owners to large business enterprises. According to Xiamen Tax Bureau’s statistics, as of June 30, 2022, there are 201,110 ACTCS users in Xiamen; amongst these, 55,993 of them are our clients. Such solid client base and brand recognition enable us to utilize client resources for new monetization models. For example, we have offered IT outsourcing services for selective qualifying clients, providing significant support for the sustainable growth of our business. Our robust client base has also been critical to our planned future business development—we believe that we will be able to solicit substantial system integration clients and IT service clients directly from our large business entities and SMEs client base in the future, providing us with opportunities to work on innovative projects that brings technology breakthroughs.

Carefully Planned Marketing Efforts

We believe that our business goodwill is not just built through our quality service, but also through our effective marketing strategy that maximizes the availability as well as the prestige of our service. For example, the relationships and trust with referring HiTek’s specialists are developed through in-person shop visits near governmental tax agencies by our loyal customers and local tax officials. Our carefully planned and implemented marketing efforts lead to a stronger service referral base, better networking opportunities, increased customer volume, and improved client satisfaction. In addition, we help our service teams maintain productivity during effective deployment and adjust deployment schedules to support our physical store front’s capacity requirements.

While we are confident that our competitive strengths will continue improving our business, we are keenly aware of the challenges that our business faces, especially the challenges in our services to SMEs which are stemmed from the ACTCS services. The services provided to the SMEs are restricted in the Xiamen metropolitan areas since we are only authorized by the State Taxation Bureau, Xiamen Branch to provide ACTCS services which is the cornerstone of our services to the SMEs. Prices of GTD and ACTCS annual service fees are regulated and subject to the State Tax Administration’s pricing mandates. We are not able to adjust such pricing and as such our profit margin is limited. In recent years, the Chinese tax regulators have been rolling out he electronic invoicing. Increased use of electronic invoices will reduce our SME client base substantially in the future. Our client base growth may be limited in spite of our diligent marketing efforts since it is beyond our control how many new SMEs will open each year in the Xiamen metropolitan area.

Services

For the six months ended June 30, 2022, HiTek’s two business lines operated in three revenue streams. The first business line, services to large businesses, include hardware sales, accounting for 28.0% of the total revenue, and the software sales, accounting for 38.4% of the total revenue, and the second business line, ACTCS devices and services, accounted for 33.6% of the total revenue. For the year ended December 31, 2021, HiTek’s two business lines operated in three revenue streams the first business line, services to large businesses, include hardware sales, accounting for 37.7% of total revenue, and software sales, accounting for 31.8% of total revenue, and the second business line, ACTCS devices and services accounted for 30.5% of the total revenue. For the year ended December 31, 2020, HiTek’s two business lines operated in four revenue streams. The first business line, services to large businesses, include hardware sales, accounting for 40.7% of the total revenue, and the software sales, accounting for 18.1% of the total revenue, and the second business line, the services to SMEs, include IT services, accounting for 2.4% of the total revenue, and ACTCS devices and services 38.8% of the total revenue.

We generate substantial revenue from our ACTCS related services. Our SMEs client base and excellent customer support allow us to enhance the effectiveness of each of our targeted ACTCS service link, thereby strengthening our overall monetization capabilities.

We started to generate revenue by offering IT services, primarily contracted to resolve our clients’ IT issues in 2017. We also generate revenue from selling CIS software that we developed in 2014. In addition, we generate substantial revenue from hardware sales, which consist of selling laptops, printers, desktop computers and associated accessories, together with certain internet servers, cameras and monitors.

ACTCS Device and Services

For ACTCS supporting services, we charge fees on a yearly basis. This service guarantees smooth functions of ACTCS software covers any technical breakdowns related to the ACTCS software. From January 21, 2021, the new taxpayers can receive electronic tax control ukey for free from the Tax authority. For tax control system risk investigation service, we charge a one time service charge for each investigation request. HiTek could provide   tax invoicing management services to the new taxpayers.

Our ACTCS device consist primarily of selling GTD. For ACTCS devices sales, we charge one a piece-by-piece basis. For the six months ended June 30, 2022, Revenue generated from our ACTCS device and services accounted for 33.6% of the total revenue derived from our businesses. Revenue generated from our ACTCS device and services accounted for 30.5% and 38.8%, respectively, of the total revenue derived from our businesses in 2021 and 2020.

In January 2019, we began to operate new service areas such as online agent accounting platforms and online IT outsourcing platforms. We intend to actively grow such general business management services.

IT Services

Our IT services primarily focus on resolving our clients’ IT issues, for which we charge fees on a project basis.

There was no IT service sale during the six months ended June 30, 2022. Revenue generated from our IT services accounted for nil and 2.4%, respectively, of the total revenue derived from our businesses in 2021 and 2020. Revenue from IT service contracts are recognized ratably over service period if the collections of payments can be reasonably assured as the Company performs periodical IT services. If the collections of payments cannot be reasonably assured, the Company recognizes IT service revenue when cash is collected. For the six months ended June 30, 2022, as all the payments received by the company are receivables of previous years, the revenue has not been recognized yet.

Software Sales

For our software sales, we sell our self-developed Communication Interface System (“CIS”). This software provides embedded system interface solutions for large businesses. CIS is a universal embedded interface system used in petrochemical and coal businesses to collect industrial, electricity, facility pressure and temperature statistics and convert to readable format for analytical purposes. Currently, almost all of the software sales revenue comes from sales of CIS. We do not resell any software developed by any third party.

For the six months ended June 30, 2022, Revenue generated from our software sales accounted for 38.4% of the total revenue derived from our businesses. Revenue generated from our software sales accounted for 31.8% and 18.1%, respectively, of the total revenue derived from our businesses in 2021 and 2020.

Hardware Sales

We also generate revenue from our hardware sales, which includes sales of computer hardware such as laptops, printers, desktop computers and associated accessories, together with certain internet servers, cameras and monitors. We have established a carefully designed sales network in the Xiamen metropolitan area that combines online platforms developed in the beginning of 2018 and our retail storefront. We have developed our hardware sale client base over time via our marketing from our physical store. After we launched CIS sales, we also introduced our hardware products to our CIS users.  We plan to market large scale hardware integration systems such as router for commercial use, industrial switch, server, large internet firewall etc. to large businesses in the future.

For the six months ended June 30, 2021, Revenue generated from our hardware sales accounted for 28.0% of the total revenue derived from our businesses. Revenue generated from our hardware sales accounted for 37.7% and 40.7%, respectively, of the total revenue derived from our businesses in 2021 and 2020.

Our Technology

We provide effective information technology services and secured tax solutions to business enterprises across a variety of monetization models. We have a dedicated team of nine highly skilled in-house IT specialists, which includes three full-time IT professionals responsible for research and development. The following is a list of our self-developed software.

Technology	Completion Date	Certificate Date	General Functions
Mobile Invoice System (“MIS”)	October 15, 2013	June 15, 2015	MIS enables our clients to generate invoices anywhere, anytime.
Micro Service System (“MSS”)	July 30, 2014	June 16, 2015	MSS resolves service issues between service providers and our customers.
Secured Coordination System (“SCS”)	April 10, 2013	June 16, 2015	SCS provides real-time backup for the invoicing information generated by the users.
Communication Interface System (“CIS”)	April 17, 2014	June 15, 2015	CIS is based on LINUX, which is a general embedded interface system used in petrochemical and coal enterprises. The system can be used to communicate the RCTX-X module and collect data from work diagrams, electricity diagrams, pressure diagrams and temperature diagrams. It can generate the data from the txt, and then copy and import it to the software of the windows platform to display analysis.
Universal Invoice System (“UIS”)	February 13, 2014	June 16, 2015	AIS facilitates data transmission between users’ management and financial systems and ACTCS software.
Invoice Query Management System (“IQMS”)	October 30, 2013	June 15, 2015	IQMS facilitates users’ invoice inquiries and verification process.
Micro-App System (“MAS”)	August 10, 2017	December 1, 2017	MAS diagnoses and resolves user-end application issues.
WeChat Cloud Business System (“WCBS”)	May 10, 2017	December 1, 2017	WCBS facilitates online transactions between the Company and its clients.
Collaborative Management System (“CMS”)	October 10, 2017	December 1, 2017	CMS facilitates our clients’ business and data management process amongst multiple operating systems.
HiTek APP application software	November 25, 2018	December 10, 2018	It is another name of “enterprise service platform”. It worked as HiTek’s online service platform, including IT services, sales and financial and tax services, etc.
HiTek network background management system	November 25, 2018	December 10, 2018	It is used for backstage unified management of HiTek’s app and HiTek online service platform.
Remote monitoring system	October 19, 2018	October 19, 2018	It is used for remote monitoring, debugging and early warning of the App.

Customers

We rely upon several of our large customers from whom we generated substantial revenue each year, and the composition of our largest customers has changed from year to year. For the six months ended June 30, 2022, two customers accounted for 34% and 17% of total HiTek’s revenues. For the year ended December 31, 2021, two customers accounted for 42% of total HiTek’s revenues, the largest of which represented 28%. For the year ended December 31, 2020 two customers accounted for 32% of total HiTek’s revenues, the largest of which represented 22%, while one customer which is a related party of HiTek represented 10% of HiTek’s revenues. While two major customers could account for a significant portion of our sales for at least the year 2021, we anticipate that our customer base will continue to expand and that in the future we will be less dependent on major customers.

Suppliers

Aside from a set number of suppliers from whom we purchase general hardware for our resale business, we are required by the government to purchase our ACTCS devices from specific suppliers. In general, for the six months ended June 30, 2022, three suppliers accounted for 28%, 25%and 20% of the total purchases. For the year ended December 31, 2021, two suppliers accounted for 21% of the total purchases. For the year ended December 31, 2020, two suppliers accounted for 38% of the total purchases.

We enter into procurement agreements in the ordinary course of business with our suppliers, pursuant to a form of supply order typically on a “deal by deal” basis.

Marketing and Sales

Since inception, our user base in both the services to large businesses and service to SMEs has grown primarily through word of mouth recommendations, digital advertising, and social media advertising. We accumulated a loyal customer base to our hardware sales via our physical store. In general, we focus on delivering a superior user experience through better products and services, which we believe can expand our user base and enhance our brand. We do not have a specific budget for advertising since we have built our brand with very low marketing costs.

While we have significantly benefited from the effects of word of mouth recommendation, digital advertising, and social media advertising, we are considering cooperating with professional advertising companies to initiate campaigns designed to further promote our brand and services. We will finalize a definitive plan for this marketing initiation after our initial public offering on NASDAQ.

With respect to the services to SMEs, given the geographic limitation of our ACTCS services, we plan to focus on marketing and promotion of the business management service, which will include agent accounting services, online IT outsourcing services, IT internet operation and maintenance service and equipment purchasing and delivery Door-to-Door service to the SMEs. On the services to large business side, we plan to focus on marketing and promotion of hardware integration system going forward.

Intellectual Property

Protection of our intellectual property is a strategic priority for our business. We rely on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements, to establish and protect our proprietary rights. Except for Chinese government developed ACTCS software used in connection with our day-to-day operations, we generally do not rely on third-party licenses of intellectual property for use in our business.

Our research and development activities are project based and the number of projects we work on varies annually. As of June 30, 2022, we had 3 full-time research and development professionals. From 2014 to 2015, we had 9 full-time research and development professionals focused on various software development projects. We were successful in developing 12 software products and had obtained 6 Registration of Computer Software Copyright Certificates (the “Certificates”) in 2015, 3 Certificates in 2017 and 3 Certificates in 2018. Our Certificates last indefinitely. In the beginning of 2018, we established 3 joint IT research collaborative syndicates with other Internet technology companies for innovative Internet service projects such as the Tax Service Mobile APP, WeChat Cloud Charging System and Remote monitoring system. In addition to the foregoing protections, we generally control access to and use of our proprietary and other confidential information through the use of internal and external controls, such as use of confidentiality agreement with our employees and outside consultants.

Research and Development

From 2014 to 2015, our R&D team mainly focused on developing two categories of software-- data collection software and ACTCS ancillary software. Among all the software we have developed, CIS is the only software product we are currently marketing and generated revenue. Our R&D team has established joint research syndicates with other Internet technology companies in early 2018.

Facilities

Our headquarters are located at Unit 304, No. 30 Guanri Road, Siming District, Xiamen City, Fujian Province, PRC, where we own the office building with an aggregate floor area of approximately 495 square meters. This includes our sales and marketing, communication and business development personnel and our management and operations facilities and customer services.

We currently lease approximately 83 square meters of office space at Room 101, NO.77 Tianhu Road, Siming District, Xiamen, China. The lease expires on November 19, 2023 and can be renewed subject to mutual agreements. In addition, the company also leased three other locations in Xiamen as warehouses.

Employees

We had 63, 66 and 75 employees as of June 30, 2022,  December 31, 2021, and December 31,2020, respectively. The following table sets forth the numbers of our employees categorized by function as of June 30, 2022:

As of June 30, 2022
Function:
Management Department (HiTek)	7
Financial Department (HiTek)	6
Purchase and Sales Department (HiTek)	4
Technical Service Department (HiTek)	20
Sales Training Department (HiTek)	4
Hotline Service Department (HiTek)	4
Research and Development Department (HiTek)	3
Operation and Maintenance Department (HiTek)	4
Financial Department (Huasheng)	2
Management Department (Huoerguos)	1
Operation and Maintenance Department (Huoerguos)	4
Technical Service Department (weilai)	4
Total	63

As of June 30, 2022, our employees were located in Xiamen, Fujian province and Huoerguosi, Xinjiang, China.

As required by PRC laws and regulations, we participate in various employee social security plans that are organized by municipal and provincial governments, including housing, pension, medical insurance and unemployment insurance programs. We are required under Chinese law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

We believe that we maintain a good working relationship with our employees, and we have not experienced any labor disputes.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

REGULATIONS

We operate our business in China under a legal regime consisting of the National People’s Congress, which is the country’s highest legislative body, the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the Ministry of Industry and Information Technology, State Administration for Industry & Commerce, State Administration of Taxation and their respective local offices. This section summarizes the principal PRC regulations related to our business.

Regulation Related to Foreign Investment

The establishment, operation and management of companies in China are mainly governed by the PRC Company Law, as most recently amended in 2018, which applies to both PRC domestic companies and foreign-invested companies. On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, and on December 26, 2019, the State Council promulgated the Implementing Rules of the Foreign Investment Law, or the Implementing Rules, to further clarify and elaborate the relevant provisions of the Foreign Investment Law. The Foreign Investment Law and the Implementing Rules both took effect on January 1, 2020 and replaced three previous major laws on foreign investments in China, namely, the Sino-foreign Equity Joint Venture Law, the Sino-foreign Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their respective implementing rules. Pursuant to the Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The Implementing Rules introduce a see-through principle and further provide that foreign-invested enterprises that invest in the PRC shall also be governed by the Foreign Investment Law and the Implementing Rules.

The Foreign Investment Law and the Implementing Rules provide that a system of pre-entry national treatment and negative list shall be applied for the administration of foreign investment, where “pre-entry national treatment” means that the treatment given to foreign investors and their investments at market entry stage is no less favorable than that given to domestic investors and their investments, and “negative list” means the special administrative measures for foreign investment’s entry to specific fields or industries. Foreign investments beyond the negative list will be granted national treatment. Foreign investors shall not invest in the prohibited fields as specified in the negative list, and foreign investors who invest in the restricted fields shall comply with certain special requirements on shareholding and senior management personnel, etc. In the meantime, relevant competent government departments will formulate a catalogue of the specific industries, fields and regions in which foreign investors are encouraged and guided to invest according to the national economic and social development needs. The current industry entry clearance requirements governing investment activities in the PRC by foreign investors are set out in two categories, namely The Special Management Measures for the Entry of Foreign Investment (Negative List) (2020 version), or the 2020 Negative List, as promulgated on June 23, 2020 by the National Development and Reform Commission, or the NDRC, and the Ministry of Commerce, or the MOFCOM, and taking effect on July 23, 2020, and the Encouraged Industry Catalogue for Foreign Investment (2019 version), as promulgated by the NDRC and the MOFCOM on June 30, 2019 and taking effect on July 30, 2019. Industries not listed in these two catalogues are generally deemed “permitted” for foreign investment unless specifically restricted by other PRC laws.

According to the Implementing Rules, the registration of foreign-invested enterprises shall be handled by the State Administration for Market Regulation, or the SAMR, or its authorized local counterparts. Where a foreign investor invests in an industry or field subject to licensing in accordance with laws, the relevant competent government department responsible for granting such license shall review the license application of the foreign investor in accordance with the same conditions and procedures applicable to PRC domestic investors unless it is stipulated otherwise by the laws and administrative regulations, and the competent government department shall not impose discriminatory requirements on the foreign investor in terms of licensing conditions, application materials, reviewing steps and deadlines, etc.

Law and the Implementing Rules, and the Information Reporting Measures for Foreign Investment jointly promulgated by the MOFCOM and the SAMR, which took effect on January 1, 2020, a foreign investment information reporting system has been established and foreign investors or foreign-invested enterprises shall report investment information to competent commerce departments of the government through the enterprise registration system and the national enterprise credit information publicity system, and the administration for market regulation shall forward the above investment information to the competent commerce departments in a timely manner.

Regulations on Value-added Tax Tax-control System Service Providers

The Circular on Issuing the Measures for the Supervision and Administration of Value-added Tax (VAT) Tax-control System Service Providers, or the SAT Circular 118, issued by the State Administration of Taxation (the “SAT”), or the SAT on October 9, 2015 and which became effective on November 1, 2015, regulates that the establishment and replacement of enterprises which engage in the sale of Value-added Tax tax-control system dedicated equipment (ACTCS tax device) and the provision of Value-added Tax tax-control system maintenance services to Value-added Tax payers using Value-added Tax tax-control system (the “Service Provider”) below the provincial level shall require the consent of the provincial authorities of the SAT. The service providers shall, pursuant to the SAT Circular 118, provide high-quality services to users, and guarantee their proper use of Value-added Tax tax-control system. The competent Tax authority are responsible for the supervision and administration of the service providers, and shall admonish the service providers, request them to make immediate correction, rectification or even cancel their service qualifications when service providers fail to meet the requirements of the SAT Circular 118.

As published on the official website of Xiamen Municipal office of SAT which is the provincial authority of the SAT at http://xiamen.chinatax.gov.cn/content/300662.html, the VIE entity, HiTek is one of the four recognized and qualified Service Providers in Xiamen.

Regulations on Value-added Telecommunication Services

On September 25, 2000, the State Council promulgated the Telecommunications Regulations of the PRC, or the Telecom Regulations, which was amended on July 29, 2014 and February 6, 2016. The Telecom Regulations is the primary PRC law governing telecommunication services and sets out the general regulatory framework for telecommunication services provided by PRC companies. The Telecom Regulations distinguishes between “basic telecommunication services” and “value-added telecommunication services.” The Telecom Regulations defines value-added telecommunications services as telecommunications and information services provided through public networks. Pursuant to the Telecom Regulations, commercial operators of value-added telecommunications services must first obtain an operating license from the MIIT, or its provincial level counterparts.

The Catalog of Telecommunications Business, or the Catalog, which was issued as an attachment to the Telecom Regulations and updated in February 21, 2003, December 28, 2015, and June 6,2019, further categorizes value-added telecommunication services into two classes: Class 1 value-added telecommunication services and Class 2 value-added telecommunication services. Information services provided via cable networks, mobile networks or internet fall within Class 2 value-added telecommunications services.

On July 3, 2017, the MIIT issued the Measures on the Administration of Telecommunications Business Operating Permits, or the Telecom License Measures, which became effective on September 1, 2017, to supplement the Telecom Regulations. The Telecom License Measures sets forth the types of licenses required to operate value-added telecommunications services and the qualifications and procedures for obtaining such licenses. Any telecommunication services operator must conduct its business in accordance with the specifications in its license.

To comply with the foregoing laws and regulations, The VIE entity, HiTek has obtained a Value-Added Telecommunications Services Operating License in 2018 for providing information services via internet, or the ICP License, which will remain effective until March 19, 2023.

Regulations on Foreign Direct Investment in Value-Added Telecommunications Companies

Foreign direct investment in telecommunications companies in China is governed by the Provisions on the Administration of Foreign-Invested Telecommunications Enterprises, which was promulgated by the State Council on December 11, 2001 and amended on September 10, 2008 and February 6, 2016. These regulations require that foreign-invested value-added telecommunications enterprises in China must be established as Sino-foreign equity joint ventures and that the foreign investors may acquire up to 50% equity interests in such joint ventures. In addition, a major foreign investor in a value-added telecommunications business in China must demonstrate a good track record and experience in operating value-added telecommunications businesses. Moreover, foreign investors that meet these requirements must obtain approvals from the MIIT and the MOFCOM, to provide value-added telecommunication services in China and the MIIT and the MOFCOM retain considerable discretion in granting such approvals.

On July 13, 2006, the Ministry of Information Industry, or the MII, released the Notice on Strengthening the Administration of Foreign Investment in the Operation of Value-added Telecommunications Business, or the MII Notice, pursuant to which, for any foreign investor to invest in telecommunications businesses in China, a foreign-invested telecommunications enterprise must be established and such enterprise must apply for the relevant telecommunications business operation licenses. Furthermore, under the MII Notice, domestic telecommunications enterprises may not rent, transfer or sell a telecommunications business operation license to foreign investors in any form, and they may not provide any resources, premises, facilities and other assistance in any form to foreign investors for their illegal operation of any telecommunications business in China. In addition, under the MII Notice, the internet domain names and registered trademarks used by a value-added telecommunication service operator shall be legally owned by such operator or its shareholders.

Regulations on Internet Content Providers

The Administrative Measures on Internet Information Services, or the Internet Content Measures, which was promulgated by the State Council on September 25, 2000 and amended on January 8, 2011, classifies internet information services into commercial internet information services and non-commercial internet information services. Commercial internet information services refer to services that provide information or services to internet users with charge. A provider of commercial internet information services must obtain an ICP License. The VIE entity, HiTek has obtained the ICP License, which will remain effective until March19, 2023.

Regulations on Intellectual Property Rights

Regulations on copyright

The Copyright Law of the PRC, or the Copyright Law, which took effect on June 1, 1991 and was amended in 2001, in 2010 and in 2020 (which will take effect on June 1, 2021), provides that Chinese citizens, legal persons, or unincorporated organizations shall, whether published or not, own copyright in their copyrightable works, which include, among others, works of literature, art, natural science, social science, engineering technology and computer software. Copyright owners enjoy certain legal rights, including right of publication, right of authorship and right of reproduction. The Copyright Law as revised in 2010 extends copyright protection to Internet activities, products disseminated over the Internet and software products. In addition, Copyright Law provides for a voluntary registration system administered by the China Copyright Protection Center, or the CPCC. According to the Copyright Law, an infringer of the copyrights shall be subject to various civil liabilities, which include ceasing infringement activities, apologizing to the copyright owners and compensating the loss of copyright owner. Infringers of copyright may also subject to fines and/or administrative or criminal liabilities in severe situations.

The Computer Software Copyright Registration Measures, or the Software Copyright Measures, promulgated on February 20, 2002, regulates registrations of software copyright, exclusive licensing contracts for software copyright and assignment agreements. The National Copyright Administration, or the NCA administers software copyright registration and the CPCC, is designated as the software registration authority. The CPCC shall grant registration certificates to the Computer Software Copyrights applicants which meet the requirements of both the Software Copyright Measures and the Computer Software Protection Regulations (Revised in 2013).

The Provisions of the Supreme People’s Court on Certain Issues Related to the Application of Law in the Trial of Civil Cases Involving Disputes on Infringement of the Information Network Dissemination Rights specifies that disseminating works, performances or audio-video products by the internet users or the internet service providers via the internet without the permission of the copyright owners shall be deemed to have infringed the right of dissemination of the copyright owner.

The Measures for Administrative Protection of Copyright Related to Internet, which was jointly promulgated by the NCA and the MIIT on April 29, 2005 and became effective on May 30, 2005, provides that upon receipt of an infringement notice from a legitimate copyright holder, an ICP operator must take remedial actions immediately by removing or disabling access to the infringing content. If an ICP operator knowingly transmits infringing content or fails to take remedial actions after receipt of a notice of infringement that harms public interest, the ICP operator could be subject to administrative penalties, including an order to cease infringing activities, confiscation by the authorities of all income derived from the infringement activities, or payment of fines.

On May 18, 2006, the State Council promulgated the Regulations on the Protection of the Right to Network Dissemination of Information (as amended in 2013). Under these regulations, an owner of the network dissemination rights with respect to written works or audio or video recordings who believes that information storage, search or link services provided by an Internet service provider infringe his or her rights may require that the Internet service provider delete, or disconnect the links to, such works or recordings.

Regulations on domain names

The MIIT promulgated the Measures on Administration of Internet Domain Names, or the Domain Name Measures, on August 24, 2017, which took effect on November 1, 2017 and replaced the Administrative Measures on China Internet Domain Name promulgated by MII on November 5, 2004. According to the Domain Name Measures, the MIIT is in charge of the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names shall provide the true, accurate and complete information of their identities to domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure. We have registered the domain name of xmhitek.com in the PRC.

Regulations on Foreign Exchange

General administration of foreign exchange

Under the PRC Foreign Currency Administration Rules promulgated on January 29, 1996 and most recently amended on August 5, 2008 and various regulations issued by the SAFE and other relevant PRC government authorities, Renminbi is convertible into other currencies for current account items, such as trade-related receipts and payments and payment of interest and dividends. The conversion of Renminbi into other currencies and remittance of the converted foreign currency outside the PRC for of capital account items, such as direct equity investments, loans and repatriation of investment, requires the prior approval from the SAFE or its local office. Payments for transactions that take place within the PRC must be made in Renminbi. Unless otherwise approved, PRC companies may not repatriate foreign currency payments received from abroad or retain the same abroad. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks under the current account items subject to a cap set by the SAFE or its local office. Foreign exchange proceeds under the current accounts may be either retained or sold to a financial institution engaged in settlement and sale of foreign exchange pursuant to relevant SAFE rules and regulations. For foreign exchange proceeds under the capital accounts, approval from the SAFE is generally required for the retention or sale of such proceeds to a financial institution engaged in settlement and sale of foreign exchange.

Pursuant to the Circular of the SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, or the SAFE Circular No. 59 promulgated by SAFE on November 19, 2012, which became effective on December 17, 2012 and was further amended on May 4, 2015, approval is not required for opening a foreign exchange account and depositing foreign exchange into the accounts relating to the direct investments. SAFE Circular No. 59 also simplified foreign exchange-related registration required for the foreign investors to acquire the equity interests of Chinese companies and further improve the administration on foreign exchange settlement for foreign-invested enterprises.

Pursuant to the Circular on Further Simplifying and Improving the Foreign Currency Management Policy on Direct Investment, or the SAFE Circular No. 13, effective from June 1, 2015, which cancels the administrative approvals of foreign exchange registration of direct domestic investment and direct overseas investment and simplifies the procedure of foreign exchange-related registration, the investors shall register with banks for direct domestic investment and direct overseas investment.

The Circular on Reforming the Management Approach regarding the Settlement of Foreign Capital of Foreign-invested Enterprise, or the SAFE Circular No. 19, which was promulgated by the SAFE on March 30, 2015 and became effective on June 1, 2015, provides that a foreign-invested enterprise may, according to its actual business needs, settle with a bank the portion of the foreign exchange capital in its capital account for which the relevant foreign exchange administration has confirmed monetary capital contribution rights and interests (or for which the bank has registered the injection of the monetary capital contribution into the account). Pursuant to the SAFE Circular No.19, for the time being, foreign-invested enterprises are allowed to settle 100% of their foreign exchange capitals on a discretionary basis; a foreign-invested enterprise shall truthfully use its capital for its own operational purposes within the scope of business; where an ordinary foreign-invested enterprise makes domestic equity investment with the amount of foreign exchanges settled, the invested enterprise shall first go through domestic re-investment registration and open a corresponding account for foreign exchange settlement pending payment with the foreign exchange administration or the bank at the place where it is registered.

The Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or the SAFE Circular No. 16, which was promulgated by the SAFE and became effective on June 9, 2016, provides that enterprises registered in the PRC may also convert their foreign debts from foreign currency into Renminbi on self-discretionary basis. The SAFE Circular No. 16 also provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on self-discretionary basis, which applies to all enterprises registered in the PRC.

Offshore investment

Under the Circular of the State Administration of Foreign Exchange on Issues Concerning the Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the SAFE Circular 37, issued by the SAFE and effective on July 4, 2014, PRC residents are required to register with the local SAFE branch prior to the establishment or control of an offshore special purpose vehicle, or SPV, which is defined as offshore enterprises directly established or indirectly controlled by PRC residents for offshore equity financing of the enterprise assets or interests they hold in China. An amendment to registration or subsequent filing with the local SAFE branch by such PRC resident is also required if there is any change in basic information of the offshore company or any material change with respect to the capital of the offshore company. At the same time, the SAFE has issued the Operation Guidance for the Issues Concerning Foreign Exchange Administration over Round-trip Investment regarding the procedures for SAFE registration under the SAFE Circular 37, which became effective on July 4, 2014 as an attachment of Circular 37.

Regulations on dividend distribution

The principal laws and regulations regulating the dividend distribution of dividends by foreign-invested enterprises in the PRC is the Company Law of the PRC, as amended in 2004, 2005, 2013 and 2018. Under the current regulatory regime in the PRC, foreign-invested enterprises in the PRC may pay dividends only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. A PRC company is required to set aside as statutory reserve funds at least 10% of its after-tax profit, until the cumulative amount of such reserve funds reaches 50% of its registered capital unless laws regarding foreign investment provide otherwise. A PRC company shall not distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations on Taxation

Enterprise Income Tax

On March 16, 2007, the Standing Committee of the National People’s Congress promulgated the Law of the PRC on Enterprise Income Tax which was amended on February 24, 2017, and December 29, 2018, and on December 6, 2007, the State Council enacted the Regulations for the Implementation of the Law on Enterprise Income Tax, or collectively, the EIT Law. The EIT Law came into effect on January 1, 2008. Under the EIT Law, both resident enterprises and non-resident enterprises are subject to tax in the PRC. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled from within the PRC. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside the PRC, but have established institutions or premises in the PRC, or have no such established institutions or premises but have income generated from inside the PRC. Under the EIT Law and relevant implementing regulations, a uniform corporate income tax rate of 25% is applied. However, if non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishment or premises in the PRC but there is no actual relationship between the relevant income derived in the PRC and the established institutions or premises set up by them, enterprise income tax is set at the rate of 10% with respect to their income sourced from inside the PRC.

Value-added Tax

The Provisional Regulations of the PRC on Value-added Tax were promulgated by the State Council on December 13, 1993 and came into effect on January 1, 1994 which were subsequently amended on November 10, 2008, February 6, 2016, and November19, 2017. The Detailed Rules for the Implementation of the Provisional Regulations of the PRC on Value-added Tax (Revised in 2011) was promulgated by the Ministry of Finance on December 25, 1993 and subsequently amended on December 15, 2008 and October 28, 2011, or collectively, VAT Law. On November 19, 2017, the State Council promulgated The Decisions on Abolishing the Provisional Regulations of the PRC on Business Tax and Amending the Provisional Regulations of the PRC on Value-added Tax, or Order 691. According to the VAT Law and Order 691, all enterprises and individuals engaged in the sale of goods, the provision of processing, repair and replacement services, sales of services, intangible assets, real property and the importation of goods within the territory of the PRC are the taxpayers of VAT. The VAT tax rates generally applicable are simplified as 17%, 11%, 6% and 0%, and the VAT tax rate applicable to the small-scale taxpayers is 3%. The new VAT tax rates generally applicable from May 1, 2018 are simplified as 16%, 10%, 6% and 0%, and the VAT tax rate applicable to the small-scale taxpayers is still 3%. Starting from April 1, 2019, the VAT rate for revenue generated from providing products was changed from 16% into 13%.

Dividend Withholding Tax

The EIT Law provides that since January 1, 2008, an income tax rate of 10% will normally be applicable to dividends declared to non-PRC resident investors which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

Pursuant to an Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Incomes, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or the SAT Circular 81, issued on February 20, 2009 by the s, if the relevant PRC Tax authority determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC Tax authority may adjust the preferential tax treatment. According to the Circular on Several Questions regarding the “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018 by the SAT and became effect on April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of his or her income in twelve months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. This circular further provides that applicants who intend to prove his or her status of the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers’ Enjoyment of the Treatment under Tax Agreements.

Tax on Indirect Transfer

On February 3, 2015, the SAT issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Circular 7. Pursuant to Circular 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include, inter alia, whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income is mainly derived from China; and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure. According to Circular 7, where the payor fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. Circular 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired on a public stock exchange. On October 17, 2017, the SAT issued the Circular on Issues of Tax Withholding regarding Non-PRC Resident Enterprise Income Tax, or SAT Circular 37, which further elaborates the relevant implemental rules regarding the calculation, reporting and payment obligations of the withholding tax by the non-resident enterprises.

Regulations on Employment and Social Welfare

Labor Contract Law

The Labor Contract Law of the PRC, or the Labor Contract Law, which was promulgated on January 1, 2008 and amended on December 28, 2012, is primarily aimed at regulating rights and obligations of employer and employee relationships, including the establishment, performance and termination of labor contracts. Pursuant to the Labor Contract Law, labor contracts shall be concluded in writing if labor relationships are to be or have been established between employers and the employees. Employers are prohibited from forcing employees to work above certain time limit and employers shall pay employees for overtime work in accordance to national regulations. In addition, employee wages shall be no lower than local standards on minimum wages and shall be paid to employees timely.

Social Insurance and Housing Fund

As required under the Regulation of Insurance for Labor Injury implemented on January 1, 2004 and amended in 2010, the Provisional Measures for Maternity Insurance of Employees of Corporations implemented on January 1, 1995, the Decisions on the Establishment of a Unified Program for Old-Aged Pension Insurance of the State Council issued on July 16, 1997, the Decisions on the Establishment of the Medical Insurance Program for Urban Workers of the State Council promulgated on December 14, 1998, the Unemployment Insurance Measures promulgated on January 22, 1999 and the Social Insurance Law of the PRC implemented on July 1, 2011, amended on December 29, 2018, employers are required to provide their employees in the PRC with welfare benefits covering pension insurance, unemployment insurance, maternity insurance, labor injury insurance and medical insurance.

In accordance with the Regulations on the Management of Housing Fund which was promulgated by the State Council on April 3, 1999, amended on March 24, 2002 and March 24, 2019, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employer and employee are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time.

M&A Rules and Overseas Listing

On August 8, 2006, six PRC governmental and regulatory agencies, including MOFCOM and the China Securities Regulatory Commission, or the CSRC, promulgated the Rules on Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, governing the mergers and acquisitions of domestic enterprises by foreign investors that became effective on September 8, 2006 and was revised on June 22, 2009. The M&A Rules, among other things, requires that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC Citizens, such acquisition must be submitted to the MOFCOM for approval. The M&A Rules also requires that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by the PRC Citizens shall obtain the approval of the CSRC prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

On July 6, 2021,  the State Council and General Office of the of the Communist Party China Central Committee issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law, which steps-up scrutiny of overseas listings by companies and calls for strengthening cooperation in cross-border regulation, improving relevant laws and regulations on cyber security, cross-border data transmission and confidential information management, including the confidentiality requirement and file management related to the issuance and listing of securities overseas, enforcing the primary responsibility of the enterprises for information security of China based overseas listed companies and promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. Furthermore, establishing and improving a system of extraterritorial application of laws in the capital market are also mentioned, judicial interpretations and supporting rules for extraterritorial application provisions of the Securities Law shall be formulated as soon as possible.

On February 17, 2023, with the approval of the State Council, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. If a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines; (2) if the issuer meets both of the following criteria, the overseas offering and listing conducted by such issuer shall be deemed as indirect overseas offering and listing by a PRC domestic company: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year were derived from PRC domestic companies; and (ii) the majority of the issuer’s business activities are carried out in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management team in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China; and (3) where PRC domestic companies seeking indirect overseas offering and listing in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and where an issuer makes an application for initial public offerings or listings in an overseas market, the issuer shall submit filings with the CSRC within three business days after such application is submitted.

On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which, among others, clarified that (1) domestic companies that have submitted valid applications for their indirect overseas offering and listing prior to the effective date of the Trial Measures, March 31, 2023, but have not yet obtained approval from overseas regulatory authorities or stock exchanges, are allowed to reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing; (2) domestic companies that have obtained approval from overseas regulatory authorities or stock exchanges for their indirect overseas offering and listing prior to the effective date of the Trial Measures but have not yet completed their indirect overseas listing, are granted a six-month transition period from March 31, 2023. If these domestic companies fail to complete their indirect overseas offering and listing within such six-month transition period, they will be required to make filings with the CSRC pursuant to the Trial Measures; and (3) the CSRC will solicit opinions from relevant regulatory authorities and complete the filing of the overseas listing of companies seeking listing with contractual arrangements if they duly meet the compliance requirements, and support the development and growth of these companies by enabling them to utilize two markets and two kinds of resources.

On February 24, 2023, the CSRC, together with Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing which was issued by the CSRC, National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the Provisions. The revised Provisions is issued under the title the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, and will come into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding its application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, including but not limited to (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. Any failure or perceived failure by the Company or the Company’s PRC subsidiaries and the VIE to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in that the relevant entities would be held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

MANAGEMENT

Set forth below is information concerning our directors, executive officers and other key employees. The following individuals are members of the Board and executive management of the Registrant.

Name	Age	Position(s)
Shenping Yin	52	Chairman of the Board
Xiaoyang Huang	52	Chief Executive Officer and Director
Tianyu Xia	32	Chief Financial Officer
Bo Shi	47	Chief Technology Officer
Wenhua Yang	53	Independent Director
Jianben Song	63	Independent Director
Lawrence Venick	49	Independent Director

Mr. Shenping Yin has been our Chairman since our inception. Mr. Yin has been the Chief Executive Officer and a director of Recon Technology, Ltd. (NASDAQ: RCON) since 2007. In 2003, Mr. Yin founded Nanjing Recon, a Chinese company that provides services to automate and enhance the extraction of petroleum in China, and has been the Chief Executive Officer since that time. Mr. Yin has founded and operated a number of companies engaged in the IT industry including: Xiamen Hengda Haitian Computer Network Co., Ltd. (1994), Baotou Hengda Haitian Computer Network Co., Ltd. (1997), Beijing Jingke Haitian Electronic Technology Development Co., Ltd. (1999), and Jingsu Huasheng Information Technology Co., Ltd. (2000). Mr. Yin received his bachelor’s degree in 1991 from Nanjing Agricultural University in Information Systems.

Ms. Xiaoyang Huang has been our CEO since our inception. Ms. Huang was appointed as our director on March 30, 2023, upon the effectiveness of the registration statement of which this prospectus forms a part. She has been the Chief Executive Officer of HiTek, the VIE entity since 2000. Ms. Huang graduated from Nanjing Agricultural University and majored in Agricultural Information. She also went through a one-year accounting program in Renmin University of China from 2010 to 2011.

Ms. Tianyu Xia has been our CFO since August 15, 2018. From April 2014 to December 2015, she worked as an Investor Relations Manager at Recon Technology Ltd. From December 2015 to October 2017, she worked as an Investor Relations Manager at Smartisan Technology Co., Ltd. Ms. Xia graduated from Saint Louis University, John Cook School of Business in 2012 and received her bachelor’s degree in Accounting. She also minored in Information Technology Management. Ms. Xia received her Master’s degree in Investor Relations from Fordham University, Graduate School of Business in 2013. She received her Master’s degree in Business Administration from Cheung Kong Graduate School of Business in 2018.

Mr. Bo Shi has been our CTO since our inception. From July 1996 to March 1998, he worked as a maintenance engineer at Xiamen Automotive Friction and Sealing Material Co., Ltd. He has been working for HiTek since March 1998 and has undertaken various responsibilities such as maintenance engineer, technical manager, technical director, deputy general manager and general manager. He is now the general manager of HiTek. Mr. Shi graduated from Wuhan University of Technology (formerly known as “Wuhan Automotive University”) in July 1996, with a bachelor’s degree in Computer Science and Application.

Mr. Wenhua Yang was be appointed as our independent director on March 30, 2023, upon the effectiveness of the registration statement of which this prospectus forms a part. He was the Vice President of Beijing Huaxia Bank, Guanghua Road Branch from July 2002 to May 2004. From June 2004 to September 2006, he served as the Vice President of Beijing Guangda Bank, Guanghua Road Branch. From April 2006 to date, he served as the general manager of Beijing Nengju Trading Development Co., Ltd. He has worked for 15 years in the banking and business industries. Mr. Yang holds a Bachelor’s Degree in Accounting and a Master’s Degree in Business Management at Capital University of Economics and Business.

Mr. Jianben Song was appointed as our independent director on March 30, 2023, upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Song has been the data architect of Charter Communications since February 2013. From November 2010 to January 2013, he worked as a data architect for Bank of America, where he was responsible for designing databases. He has extensive experience in software engineering. Mr. Song graduated from Tsinghua University with a Bachelor’s degree in physics. He holds a Master’s degree in biophysics from the Institute of Biophysics, Academia China. He holds a Ph.D. in biophysics at the University of Rochester, New York.

Mr. Lawrence Venick as appointed as our independent director on March 30, 2023, upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Venick has been a Partner at Loeb & Loeb LLP since 2007. He is a corporate and securities lawyer focusing his practice on United States capital market transactions and corporate governance matters involving U.S. listed companies. Over the course of his career, Mr. Venick has represented a number of publicly traded companies listed on NASDAQ and The NYSE. Mr. Venick currently splits his time between Loeb & Loeb LLP’s Hong Kong and Beijing offices. He serves as the Managing Partner of the Hong Kong office and is the Chief Legal Representative of the Beijing office. From 2004 to 2012, Mr. Venick worked as a corporate lawyer in Loeb & Loeb LLP’s Los Angeles office. Prior to that time, Mr. Venick worked as a corporate lawyer in Wilson Sonsini Goodrich & Rosati PC’s Palo Alto office. Mr. Venick holds a B.A. from the University of California at Santa Barbra and a J.D. from Loyola Law School.

Family Relationships

None of the directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K except that Mr. Yin and Ms. Huang are husband and wife.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Director Independence

Our Board of Directors has determined that we currently do not have any independent director as that term is defined in the listing standards of the Nasdaq Capital Market. We intend to appoint independent directors upon initial closing of this offering as required by the listing standard of Nasdaq Capital Market.

Duties of Directors

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)	duty to act in good faith in what the director believes to be in the best interests of the company as a whole;

(ii)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)	directors should not properly fetter the exercise of future discretion;

(iv)	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(v)	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Terms of Directors and Executive Officers

Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by the board of directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for reelection. All of our executive officers are appointed by and serve at the discretion of our board of directors. There is currently no shareholding qualification for directors.

Audit Committee, Compensation Committee, and Nominating Committee and Corporate Governance Committee

We established three committees under the board of directors on March 30, 2023, upon the effectiveness of the registration statement of which this prospectus forms a part: An Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Even though we are exempted from corporate governance standards because we are a Foreign Private Issuer (“FPI”), we have voluntarily adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee.  Our audit committee consists of Mr. Wenhua Yang, Mr. Jianben Song and Mr. Lawrence Venick. Mr. Wenhua Yang is the chairman of our audit committee. We have determined that Mr. Yang, Mr. Song and Mr. Venick satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act. Our board also has determined that Mr. Yang qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq Listing Rules. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee.  Our compensation committee consists of Mr. Wenhua Yang, Mr. Jianben Song and Mr. Lawrence Venick. Mr. Song is the chairman of our compensation committee. We have determined that Mr. Yang, Mr. Song and Mr. Venick satisfy the “independence” requirements of Section 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Securities Exchange Act. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

●	reviewing and approving to the board with respect to the total compensation package for our most senior executive officers;

●	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

●	reviewing and recommending to the board with respect to the compensation of our directors;

●	reviewing periodically and approving any long-term incentive compensation or equity plans;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee.  Our nominating and corporate governance committee currently consists of Mr. Wenhua Yang, Mr. Jianben Song and Mr. Lawrence Venick. Mr. Venick is the chairperson of our nominating and corporate governance committee. Mr. Yang, Mr. Song and Mr. Venick satisfy the “independence” requirements of Section 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Securities Exchange Act. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Corporate Governance

Our board of directors has adopted a code of business conduct and ethics, which is applicable to all of our directors, officers and employees. We made our code of business conduct and ethics publicly available on our website.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the years ended December 31, 2022 and 2021 earned by or paid to our chief executive officer and principal executive officer, and our principal financial officer.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Share Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Deferred Compensation Earnings	Other	Total ($)
Xiaoyang Huang, Chief Executive Officer	2022	12,499	59,517	0	0	0	0	0	72,016
	2021	13,023	62,016	0	0	0	0	0	75,040

Bo Shi, Chief Technology Officer	2022	28,739	29,758	0	0	0	0	0	58,497
	2021	28,861	31,008	0	0	0	0	0	59,869

Tianyu Xia, Chief Financial Officer	2022	53,565	0	0	0	0	0	0	53,565
	2021	55,815	0	0	0	0	0	0	55,815

Agreements with Named Executive Officers

We entered into employment agreements with our CEO and CTO on July 1, 2018, and with our CFO on September 2, 2018. Each of our executive officers is employed for a specified time period, which will be renewed upon both parties’ agreement thirty days before the end of the current employment term. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. An executive officer may terminate his or her employment at any time with a one-month prior written notice. Each executive officer has agreed to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information. In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his employment and for one year following termination of the employment.

Our employment agreement with Xiaoyang Huang, our CEO, provides her term of one year with an annual salary of $70,000.

Our employment agreement with Bo Shi, our CTO, provides his term of one year with an annual salary of $55,000.

Our employment agreement with Tianyu Xia, our CFO, provides her term of three years with an annual salary of $60,000.

Compensation of Directors

For the fiscal years ended December 31, 2022 we did not compensate our directors for their services other than to reimburse them for out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Ordinary Shares offered in this offering for

●	each of our directors and executive officers who beneficially own our Ordinary Shares; and

●	each person known to us to own beneficially more than 5.0% of our Ordinary Shares.

The calculations in the table below are based on 10,987,679 Ordinary Shares outstanding on an as-converted basis as of the date of this prospectus, and 14,187,679 Ordinary Shares outstanding immediately after the completion of this offering, assuming no exercise of the underwriters’ over-allotment option.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them.

	Ordinary Shares			Ordinary Shares
	Beneficially Owned			Beneficially Owned
	Prior to This Offering			After This Offering(1)
	Number		%	Number	%
Directors and Executive Officers:
Shenping Yin	8,192,000	(2)(3)	74.55%	8,192,000	57.74%
Xiaoyang Huang	8,192,000	(2)(3)	74.55%	8,192,000	57.74%
Tianyu Xia	-			-
Bo Shi	431,000		3.92%	431,000	3.04%
Wenhua Yang	-			-
Jianben Song	-			-
Lawrence Venick	-			-
All Directors and Executive Officers:	8,623,000		78.48%	8,623,000	60.78%
5% Shareholders:
Fortune Enterprise Holdings Limited	8,192,000	(2)(3)	74.55%	8,192,000	57.74%

(1)	This calculation assumes that the underwriters do not exercise any portion of its over-allotment option.

(2)	These Ordinary Shares are deemed as beneficially owned by Shenping Yin and Xiaoyang Huang as they are husband and wife.

(3)	Fortune Enterprise Holdings Limited was incorporated in British Virgin Islands with its registered address at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands. Mr. Yin and Ms. Huang are the shareholders and directors of Fortune Enterprise Holdings Limited, they are deemed as the beneficial owners of these securities.

(4)	Represents 431,000 Ordinary Shares held by Star Discover Global Limited, a British Virgin Islands company which Bo Shi owns and controls 60% equity interest and voting power.

History of Share Capital

We were incorporated in the Cayman Islands as an exempted company with limited liability on November 3, 2017.

As of the date of this prospectus, our authorized share capital consists of US$50,000 divided into 490,000,000 ordinary shares, and 10,000,000 preference shares. par value US$0.0001 per share. Holders of Ordinary Shares are entitled to one vote per share.

On November 3, 2017 and December 16, 2017, the Company issued an aggregate of 10,987,679 ordinary shares to Fortune Enterprise Holdings Limited, Star Discover Global Limited, Oriental Xinhe Holdings Limited, Luotec Information Limited, Lintec Information Limited, Tians Technology Limited, Centurion Tech Holdings Limited, Eternal Blessing Holdings Limited and Circatrade Universal Holdings Limited as inducements for them to enter into the VIE Agreements pursuant to which the Company shall obtain absolute control rights and the rights to the assets, property and revenue of HiTek. The issuance was conducted in private transactions under Cayman Islands laws.

As of the date of this prospectus, none of our outstanding Ordinary Share is held by record holders in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Upon completion of this offering, Mr. Yin and Ms. Huang will hold 57.74% of the combined total of our outstanding Ordinary Shares, assuming no exercise of the over-allotment option. Following the completion of this offering, Mr. Yin and Ms. Huang will continue to have the power to act alone in approving any action requiring a vote of the majority of our Ordinary Shares and to elect all of our directors.

Contractual Arrangements with WFOE, HiTek and Its Shareholders

To comply with PRC laws restricting foreign ownership in the IT business in China, we conduct our IT business through HiTek, a VIE entity that we control through a series of contractual arrangements between our PRC subsidiary WFOE, HiTek and its shareholders, Xiaoyang Huang, Shenping Yin, Bo Shi, Zhishuang Wang, Liuqing Huang, Jingru Li, Mian Tang, Ce Tian, Xianfeng Lin, Inner Mongolia Guangxin Investment Co., Ltd. and Baotou Zhongzhe Hengtong Technology Co., Ltd. Such contractual arrangements provide us (i) the power over HiTek, (ii) the exposure or rights to variable returns from our involvement with HiTek, and (iii) the ability to affect those returns through use of our power over HiTek to affect the amount of our returns. Therefore, we control HiTek. For a description of these contractual arrangements, see “Business — Our History and Corporate Structure”.

Payment of Dividend

See “Dividend Policy”.

Material Transactions with Related Parties

Advances from Related Parties

As of June 30, 2022, Company has outstanding advances owed to Fengqi (Beijing) Zhineng Technology Co., Ltd., 3.04%  owned by HiTek’s Chairman Mr. Shenping Yin, in the amount $617. The advances are due on demand and non-interest bearing.

As of December 31, 2021, Company has outstanding advances owed to Fengqi (Beijing) Zhineng Technology Co., Ltd., 5.7% owned by HiTek’s Chairman Mr. Shenping Yin, in the amount $4,163. The advances are due on demand and non-interest bearing.

As of December 31, 2020, Company has outstanding advances owed to Fengqi (Beijing) Zhineng Technology Co., Ltd., 5.7% owned by HiTek’s Chairman Mr. Shenping Yin, in the amount $3,005. The advances are due on demand and non-interest bearing.

Sales revenues from related parties

The Company generated sales revenues from Beijing Zhongzhe Yuantong Technology Co., Ltd., which is under the same common control with Baotou Zhongzhe Hengtong Technology Co., Ltd., in hardware sales and software sales of $nil for six months ended June 30, 2022; in hardware sales of $nil for fiscal year ended December 31,2021 and $255,344 for fiscal year ended December 31, 2020; and software sales of $nil for fiscal year ended December 31,2021 and $353,977 for the fiscal year ended December 31, 2020.

Accounts receivables from related parties

As of June 30, 2022, accounts receivable from Beijing Zhongzhe Yuantong Technology Co., Ltd. is $705,668.

As of December 31, 2021, accounts receivable from Beijing Zhongzhe Yuantong Technology Co., Ltd. is $963,034.

As of December 31, 2020, accounts receivable from Beijing Zhongzhe Yuantong Technology Co., Ltd. is $1,509,383.

Cost of revenues from related parties

The Company purchased from Fengqi (Beijing) Zhineng Technology Co., Ltd., 3.04%  owned by HiTek’s Chairman Mr. Shenping Yin, in hardware of   $8,345 for six months ended June 30, 2022, $52,961 for fiscal year ended December 31,2021 and $nil for fiscal year ended December 31, 2020

Employment Agreements

See “Management — Employment Agreements”.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below.

As of the date of this prospectus, our authorized share capital consists of US$50,000 divided into 490,000,000 ordinary shares, and 10,000,000 preference shares, par value US$0.0001 per share.

We have adopted our amended and restated memorandum and articles of association, which become effective on July 15, 2021. Our amended and restated memorandum and articles of association provide that, our authorized share capital upon completion of the offering will be $50,000 divided into 500,000,000 shares of a par value of $0.0001, comprised of 490,000,000 ordinary Shares, and 10,000,000 preference shares. Our directors may, in their absolute discretion and without the approval of our shareholders, create and designate out of the unissued preference shares of our company one or more classes or series of preference shares, comprising such number of preference shares, and having such designations, powers, preferences, privileges and other rights, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, as our directors may determine. Immediately upon the completion of this offering, we will have 14,187,679 Ordinary Shares issued and outstanding, assuming no exercise of the over-allotment option. We will issue Ordinary Shares in this offering. The following are summaries of material provisions of our proposed post-offering memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon the completion of this offering.

Ordinary shares

Dividends.  Subject to any rights and restrictions of any other class or series of shares, our board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of our lawfully available funds. No dividends shall be declared by the board out of our company except the following:

●	profits; or

●	“share premium account,” which represents the excess of the price paid to our company on issue of its shares over the par or “nominal” value of those shares, which is similar to the U.S. concept of additional paid in capital.

However, no dividend shall bear interest against the Company.

Voting Rights.  Holders of our ordinary shares vote as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Subject to any special rights or restrictions as to voting attached to any shares, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. At any general meeting a resolution put to the vote of the meeting shall be decided by poll.

Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes of the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes of the ordinary shares cast.

Under Cayman Islands law, some matters, such as amending the memorandum and articles of association, changing the name or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require approval of shareholders by a special resolution.

There are no limitations on non-residents or foreign shareholders in the memorandum and articles of association to hold or exercise voting rights on the ordinary shares imposed by foreign law or by the charter or other constituent document of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the ordinary shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of ordinary shares in the Company have been paid.

Winding Up; Liquidation.  Upon the winding up of our company, after the full amount that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of our ordinary shares are entitled to receive any remaining assets of the Company available for distribution as determined by the liquidator. The assets received by the holders of our ordinary shares in a liquidation may consist in whole or in part of property, which is not required to be of the same kind for all shareholders.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares.  Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. Any ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares.  We may issue shares that are, or at its option or at the option of the holders are, subject to redemption on such terms and in such manner as it may, before the issue of the shares, determine. Under the Companies Act, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the memorandum and articles of association authorize this and it has the ability to pay its debts as they come due in the ordinary course of business.

No Preemptive Rights.  Holders of ordinary shares will have no preemptive or preferential right to purchase any securities of our company.

Variation of Rights Attaching to Shares.  If at any time the share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the memorandum and articles of association, be varied or abrogated with the consent in writing of the holders of three-fourth of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Anti-Takeover Provisions. Some provisions of our current memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

Special Considerations for Exempted Companies. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue shares with no par value;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members

Under Cayman Islands law, we must keep a register of members and there will be entered therein:

●	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member and the voting rights of shares of each member;

●	whether voting rights are attached to the share in issue;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this public offering, the register of members will be immediately updated to reflect the issue of shares by us. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Preference shares

Our amended and restated memorandum and articles of association authorizes the issuance of 10,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. No preference shares are being issued or registered in this offering. Accordingly, our board of directors is empowered, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. We may issue some or all of the preference shares to effect a business combination. In addition, the preference shares could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any preference shares, we cannot assure you that we will not do so in the future.

Warrants

There are no outstanding warrants to purchase any of our securities.

Options

There are no outstanding options to purchase any of our securities.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.

In certain circumstances, the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of 66.6% in value) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the director of the Cayman Islands company is required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands company, the director of the Cayman Islands company is further required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not be available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedure of which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

the shareholders have been fairly represented at the meeting in question;

the arrangement is such as a businessman would reasonably approve; and

the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions.

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Shareholders’ Suits.

Our Cayman Islands legal counsel, Maples and Calder (Cayman) LLP, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

a company is acting, or proposing to act, illegally or beyond the scope of its authority;

the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of civil liabilities.

The Cayman Islands has a different body of securities laws as compared to the United States and may provide less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

We have been advised by our Cayman Islands legal counsel, Maples and Calder (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Amended and Restated Memorandum and Articles of Association

Our amended and restated memorandum and articles of association filed under the laws of the Cayman Islands contain provisions designed to provide certain rights and protections to our shareholders prior to the consummation of a business combination.

The Companies Act permits a company incorporated in the Cayman Islands to amend its memorandum and articles of association with the approval of the holders of at least two-thirds of such company’s issued and outstanding ordinary shares who attend and vote at a general meeting. A company’s articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Cayman Islands company may amend its memorandum and articles of association regardless of whether its memorandum and articles of association provides otherwise. Accordingly, although we could amend any of the provisions relating to our proposed offering, structure and business plan which are contained in our amended and restated memorandum and articles of association, we view all of these provisions as binding obligations to our shareholders and neither we, nor our officers or directors, will take any action to amend or waive any of these provisions unless we provide public shareholders with the opportunity to convert their public shares in connection with any such vote. The foregoing is set forth in our amended and restated memorandum and articles of association and cannot be amended.

Anti-Money Laundering — Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection – Cayman Islands

We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “Data Protection Act”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in the Company you will provide us with certain personal information which constitutes personal data within the meaning of the Data Protection Act (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the Data Protection Act, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the Data Protection Act, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the Data Protection Act or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

a)	where this is necessary for the performance of our rights and obligations under any purchase agreements;

b)	where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

c)	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including Tax authority.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the Data Protection Act.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Duties of Directors

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)	duty to act in good faith in what the director believes to be in the best interests of the company as a whole;

(ii)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)	directors should not properly fetter the exercise of future discretion;

(iv)	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(v)	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten per cent in par value of the issued shares which as at that date carry the right to vote at general meetings deposited in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Companies Act, our articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles, the office of a director may be terminated forthwith if (a) he is prohibited by applicable law, the rules of the stock exchange and/or the rules of any competent regulatory authority from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g)he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from three consecutive meetings of directors, or (i) he is removed by ordinary resolution of our shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Companies Act and our articles, our company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Act and our articles, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Act, our articles may only be amended by special resolution of our shareholders.

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our ordinary shares, and while application has been made for the ordinary shares to be listed on the Nasdaq Capital Market, a regular trading market for our Ordinary Shares may not develop. Future sales of substantial amounts of Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Ordinary Shares to fall or impair our ability to raise equity capital in the future. Upon completion of this offering and assuming the issuance of 3,200,000 Ordinary Shares offered hereby, we will have an aggregate of 14,187,679 Ordinary Shares outstanding, assuming no over-allotment option is exercised. All of the Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Lock-up Agreements

We have agreed that we will not offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, sell any option or contract to purchase, purchase any option or contract to sell, lend, or otherwise transfer or dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests), directly or indirectly, any of our Ordinary Shares or any securities that are convertible into or exercisable or exchangeable for our Ordinary Shares, or file any registration statement with the SEC relating to the offering of any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares (other than a registration statement on Form S-8) without the prior written consent of the Representatives for a period ending 180 days after the commencement of sales of the offering, except issuances pursuant to the exercise of employee share options outstanding on the date hereof and certain other exceptions.

Each of our directors and executive officers who purchased Ordinary Shares from our principal shareholder, Mr. Shenping Yin and Ms. Xiaoyang Huang, and existing beneficial owners of 5% or more of our outstanding Ordinary Shares has agreed, subject to some exceptions, not to offer, pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests), directly or indirectly, any of our Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares or make any demand for or exercise any right with respect to, the registration of any Ordinary Shares or any security convertible into or exercisable or exchangeable for Ordinary Shares, without the prior written consent of the Representatives for a period ending 180 days after the commencement date of the trading of the Ordinary Shares. After the expiration of the 180-day period, Ordinary Shares held by our directors, executive officers or existing beneficial owners of 5% or more of our outstanding Ordinary Shares may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

The 180-day restricted period is subject to adjustment under certain circumstances. If (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions will continue to apply until the expiration of the 180-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless, with respect to the restricted period applicable to us, our directors and executive officers and our existing beneficial owners of 5% or more of our outstanding Ordinary Shares, such extension is waived by the Representatives.

Rule 144

All of our Ordinary Shares outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of Ordinary Shares then outstanding, in the form of Ordinary Shares or otherwise, which will equal approximately shares immediately after this offering; or

●	the average weekly trading volume of the Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, in each case, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

TAXATION

Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares

The following sets forth the material Cayman Islands, Chinese and U.S. federal income tax consequences related to an investment in our Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to an investment in our Ordinary Shares, such as the tax consequences under state, local and other tax laws. Unless otherwise noted in the following discussion, this section is the opinion of Messina Madrid Law PA, our U.S. Tax counsel, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law, and of Jingtian & Gongcheng, our PRC counsel, insofar as it relates to legal conclusions with respect to matters of Chinese tax law.

The following brief description applies only to U.S. Holders (defined below) that hold Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

WE URGE POTENTIAL PURCHASERS OF OUR SHARES TO CONSULT THEIR OWN TAX
ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX
CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SHARES.

People’s Republic of China Enterprise Taxation

The following brief description of Chinese enterprise laws is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy.”

We are a holding company incorporated in the Cayman Islands and we gain substantial income by way of dividends paid to us from our PRC subsidiaries. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that actually, comprehensively manage and control the production and operation, staff, accounting, property and other aspects of an enterprise, the only official guidance for this definition currently available is set forth in SAT Notice 82, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although Hitek Global Inc. does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of SAT Notice 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in SAT Notice 82 to evaluate the tax residence status of Hitek Global Inc. and its subsidiaries organized outside the PRC.

According to SAT Notice 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

We believe that we do not meet some of the conditions outlined in the immediately preceding paragraph. For example, as a holding company, the key assets and records of Hitek Global Inc., including the resolutions and meeting minutes of our board of directors and the resolutions and meeting minutes of our shareholders, are located and maintained outside the PRC. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC Tax authority. Accordingly, we believe that Hitek Global Inc. and its offshore subsidiaries should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in SAT Notice 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC Tax authority and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.

The implementation rules of the EIT Law provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or gains are treated as China-sourced income. It is not clear how “domicile” may be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for PRC tax purposes, any dividends we pay to our overseas shareholders which are non-resident enterprises as well as gains realized by such shareholders from the transfer of our shares may be regarded as China-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%. We are unable to provide a “will” opinion because Jingtian & Gongcheng, our PRC counsel, believes that it is possible but highly unlikely that the Company and its offshore subsidiaries would be treated as a “resident enterprise” for PRC tax purposes because they do not meet some of the conditions outlined in SAT Notice 82. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC Tax authority as of the date of the prospectus. Therefore it is possible but highly unlikely that the income received by our overseas shareholders will be regarded as China-sourced income.

See “Risk Factors — Risks Related to Doing Business in the PRC — Under the enterprise Income Tax Law, we may be classified as a “Resident enterprise” of China.”

Our company pays an EIT rate of 25% for WFOE. Any gain or loss recognized by you generally will be treated as United States source gain or loss. However, if we are treated as a PRC resident enterprise for PRC tax purposes and PRC tax were imposed on any gain, and if you are eligible for the benefits of the tax treaty between the United States and PRC, you may elect to treat such gain as PRC source gain under such treaty and, accordingly, you may be able to credit the PRC tax against your United States federal income tax liability.

Cayman Islands Tax Considerations

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of the Company. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of the warrants. An instrument of transfer in respect of a warrant is stampable if executed in or brought into the Cayman Islands.

No stamp duty is payable in respect of the issue of our Ordinary Shares or on an instrument of transfer in respect of such shares.

The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Law (As Revised)

Undertaking as to Tax Concessions

In accordance with the provision of Section 6 of The Tax Concessions Law (As Revised), the Financial Secretary undertakes with Hitek Global Inc. (“the Company”):

1.	That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

2.	In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

a.	On or in respect of the shares, debentures or other obligations of the Company; or

b.	by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Law (As Revised).

These concessions shall be for a period of twenty years from the date hereof.

United States Federal Income Taxation

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	pension plans;

●	cooperatives;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	traders that elect to use a mark-to-market method of accounting;

●	Certain former U.S. citizens or long-term residents;

●	tax-exempt entities (including private foundations);

●	persons liable for alternative minimum tax;

●	persons holding our Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our shares (by vote or value);

●	persons who acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as consideration; or

●	persons holding our Ordinary Shares through partnerships or other pass-through entities.

All of whom may be subject to tax rules that differ significantly from those discussed below.

Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. Federal tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of the United States or any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ordinary shares.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, the full amount of any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Capital Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, A U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of our ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ordinary shares. Any capital gain or loss will be long-term if the ordinary shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gain of individuals and certain other non-corporate U.S. Holders will generally be eligible for a reduced rate of taxation. In the event that gain from the disposition of the ordinary shares is subject to tax in the PRC, a U.S. Holder that is eligible for the benefits of the Treaty may treat such gain as PRC-source gain under the Treaty. If a U.S. Holder is not eligible for the benefits of the Treaty or fails to treat any such gain as PRC-source, then such U.S. Holder would generally not be able to use any foreign tax credit arising from any PRC tax imposed on the disposition of the ordinary shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

Based on our current and anticipated operations and the composition of our assets, we do not expect to be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our current taxable year. Our actual PFIC status for the current taxable year will not be determinable until the close of such taxable year and, accordingly, there is no guarantee that we will not be a PFIC for the current taxable year. PFIC status is a factual determination for each taxable year which cannot be made until the close of the taxable year. A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change from no to yes. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Ordinary Shares, our PFIC status will depend in large part on the market price of our Ordinary Shares. Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. If we are a PFIC for any year during which you hold Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. However, if we cease to be a PFIC, you may avoid some of the adverse effects of the PFIC regime by making a “deemed sale” election with respect to the Ordinary Shares.

If we are a PFIC for any taxable year during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

●	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income;

●

the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the Ordinary Shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of your taxable year over your adjusted basis in such Ordinary Shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the Ordinary Shares are regularly traded on the Nasdaq Capital Market and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders.

Under the Hiring Incentives to Restore Employment Act of 2010, certain United States Holders are required to report information relating to Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

UNDERWRITING

We entered into an underwriting agreement with Pacific Century Securities, LLC and R.F. Lafferty & Co., Inc. to act as Representatives for the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, the number of our Ordinary Shares at the public offering price, less the underwriting discounts, as set forth on the cover page of this prospectus and as indicated below:

Name	Number of Ordinary Shares
Pacific Century Securities, LLC	3,175,000
R.F. Lafferty & Co., Inc.	25,000
Total	3,200,000

The underwriters are offering the shares subject to their acceptance of the Ordinary Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Ordinary Shares offered by this prospectus if any such shares are taken.

We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We have granted to the underwriters a 45-day option from the date of the closing of this offering to purchase up to 480,000 additional shares from us at the initial public offering price less the underwriting discounts. The option may be exercised in whole or in part, and may be exercised more than once, during the 45-day option period. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus.

Our Ordinary Shares have been approved to be listed on the NASDAQ Capital Market under the symbol “HKIT”.

Discounts and Expenses

We have agreed to pay the underwriters a cash fee equal to eight and one-half percent (8.5%) of the aggregate gross proceeds raised in this offering.

The underwriters initially propose to offer the Ordinary Shares to the public at the public offering price set forth on the cover page of this prospectus. After this offering, the public offering price and concession to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the price per share and total public offering price, underwriting discounts, and proceeds before expenses to us.

	Total
	Per Share	No Exercise	Full Exercise
Public offering price	$5.00	$16,000,000	$18,400,000
Underwriting discounts to be paid by us:	$0.425	$1,360,000	$1,564,000
Proceeds, before expenses, to us	$4.575	$14,640,000	$16,836,000

We have agreed to the Representatives by deduction from the net proceeds of this offering contemplated herein, a non-accountable expense allowance equal to $150,000.

We have agreed to pay a $100,000 for the Representatives’ accountable expenses including reasonable legal counsel fees, due diligence expenses, road show expenses and other expenses. Any portion of the $100,000 to the extent not actually incurred will be returned to the Company.

We shall also be responsible for all expenses relating to the offering, including, without limitation, (a) the cost of preparing, printing and filing the registration statement with the U.S. Securities and Exchange Commission, amendments and supplements thereto, and post-effective amendments, as well as the filing with FINRA, and payment of all necessary fees in connection therewith and printing of a sufficient number of preliminary and final prospectuses, as the underwriters may reasonably request; (b) the cost of preparing, printing, and delivering exhibits thereto, in such quantities as the Underwriter may reasonably request; (c) the fees of counsel and accountants for the Company, including fees associated with any blue sky filings; (d) fees associated with the Company’s transfer agent; (e) the fees to translate documents for due diligence purposes; (f) all expenses incurred by us in connection with any “road show” presentation to potential investors, except that the Underwriters will pay all of the travel, lodging and other expenses of the Underwriters or any of their employees incurred by them in connection with the “road show”; (g) the costs and charges of the transfer agent and the registrar for the Ordinary Share; and (h) all other expenses incident to the performance by us of other obligations under the Underwriting Agreement.

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriters fees and commissions, will be approximately $1,116,860, all of which are payable by us.

The underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC.

Lock-Up Agreements

We and each of our officers, directors, and 5% or greater shareholders, have agreed that, subject to certain exceptions, we will not without the prior written consent of the Representative, for a period of 180 beginning on the date of commencement part of sales of this offering (the “restricted period”):

●

Issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares;

●	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares; or

●	file any registration statement with the SEC relating to the offering of any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares (other than a registration statement on Form S-8).

The Representatives may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Price Stabilization

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”).

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the Underwriters of the Ordinary Share in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

●	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of our Ordinary Share available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Ordinary Share originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

●	In passive market making, market makers in the shares who are the underwriters or prospective underwriter may, subject to limitations, make bids for or purchases of our Ordinary Share until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Ordinary Share or preventing or retarding a decline in the market price of the shares. As a result, the price of our Ordinary Share may be higher than the price that might otherwise exist in the open market. These transactions may be effected on NASDAQ Capital Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters may in the future perform, various financial advisory and investment banking services for us, for which it received or will receive customary fees and expenses.

In addition, in the ordinary course of the business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Determination of Offering Price

Prior to this offering, there has been no public market for the Ordinary Shares. The public offering price of the shares we are offering was determined by us in consultation with the underwriters based on discussions with potential investors in light of a number of factors, including:

●	the information set forth in this prospectus and otherwise available to the Underwriters;

●	our prospects and the history and prospects for the industry in which we compete;

●	an assessment of our management;

●	our prospects for future earnings;

●	the general condition of the securities markets at the time of this offering;

●	the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

●	other factors deemed relevant by the underwriters and us.

The initial public offering price of $5.00 set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our Ordinary Shares, or that the shares will trade in the public market at or above the initial public offering price.

Electronic Offer, Sale and Distribution of Ordinary Shares

A prospectus in electronic format may be made available on the websites maintained by the underwriters. In addition, Ordinary Shares may be sold by the underwriters to securities dealers who resell Ordinary Shares to online brokerage account holders. Other than the prospectus in electronic format, the information on the Underwriter’s website and any information contained in any other website maintained by the Underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Underwriter in its capacity as Underwriter and should not be relied upon by investors.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Ordinary Shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Ordinary Shares, where action for that purpose is required. Accordingly, the Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Canada. The Ordinary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted customers, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Ordinary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the Underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriters conflicts of interest in connection with this offering.

Cayman Islands.  This prospectus does not constitute a public offer of the Ordinary Shares, whether by way of sale or subscription, in the Cayman Islands. The underwriters have represented and agreed that they have not offered or sold, and will not offer or sell, directly or indirectly, any Ordinary Shares to any member of the public in the Cayman Islands.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State unless the prospectus has been approved by the competent authority in such Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

●	by the underwriters to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and the underwriters that:

●	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

●	in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Hong Kong.  The Ordinary Shares may not be offered or sold by means of this document or any other document other than (i) in circumstances that do not constitute an offer or invitation to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) or the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Malaysia. The Ordinary Shares have not been and may not be approved by the securities commission Malaysia, or SC, and this document has not been and will not be registered as a prospectus with the SC under the Malaysian capital markets and services act of 2007, or CMSA. Accordingly, no securities or offer for subscription or purchase of securities or invitation to subscribe for or purchase securities are being made to any person in or from within Malaysia under this document except to persons falling within any of paragraphs 2(g)(i) to (xi) of schedule 5 of the CMSA and distributed only by a holder of a capital markets services license who carries on the business of dealing in securities and subject to the issuer having lodged this prospectus with the SC within seven days from the date of the distribution of this prospectus in Malaysia. The distribution in Malaysia of this document is subject to Malaysian laws. Save as aforementioned, no action has been taken in Malaysia under its securities laws in respect of this document. This document does not constitute and may not be used for the purpose of a public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the approval of the SC or the registration of a prospectus with the SC under the CMSA.

Japan. The Ordinary Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and ordinary shares will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

People’s Republic of China.  This prospectus may not be circulated or distributed in the PRC and the Ordinary Shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and Hong Kong Special Administrative Region.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our Ordinary Shares may not be circulated or distributed, nor may our Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where our Ordinary Shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Taiwan. The Ordinary Shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Ordinary Shares in Taiwan.

United Kingdom. An offer of the shares may not be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or the FSMA, except to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances that do not require the publication by the Company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or the FSA.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) may only be communicated to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to the Company.

All applicable provisions of the FSMA with respect to anything done by the underwriters in relation to the shares must be complied with in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Cayman) LLP, our counsel as to Cayman Islands law. Certain legal matters as to United States Federal and New York State law will be passed upon for us by Hunter Taubman Fischer & Li LLC. The U.S. federal income tax laws in connection with this offering will be passed upon for us by Messina Madrid Law PA. The underwriters are being represented by VCL Law LLP with respect to legal matters of United States federal and New York State law. Legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng and for the underwriters by DeHeng Law Offices.

EXPERTS

The consolidated financial statements as of December 31, 2021 and 2020 included in this prospectus have been so included in reliance on the report of UHY LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of UHY LLP is located at 1185 Avenue of Americas, 38th Floor, New York, NY 10036.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

HITEK GLOBAL INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Hitek Global Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Hitek Global Inc. (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2017.

New York, New York

May 13, 2022

HITEK GLOBAL INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$2,091,308	$1,861,554
Short-term investments	5,197,015	2,826,055
Accounts receivable, net	2,357,114	2,129,283
Accounts receivable-related parties, net	414,639	696,086
Advances to suppliers, net	1,110,923	902,460
Inventories, net	409,021	119,809
Deferred offering cost	1,026,567	1,165,722
Prepaid expenses and other current assets	360,552	1,075,199
Total current assets	12,967,139	10,776,168

Non-current assets
Non-current accounts receivable	3,134,361	2,009,766
Non-current accounts receivable-related parties	548,395	813,297
Non-current advance to a third party	333,717	301,625
Property, equipment and software, net	156,761	504,203
Total non-current assets	4,173,234	3,628,891
Total Assets	$17,140,373	$14,405,059

Liabilities and Equity
Current Liabilities
Accounts payable	$518,739	$379,413
Deferred revenue	784,530	752,286
Taxes payable	1,299,147	943,452
Due to related parties	4,163	3,005
Accrued expenses and other current liabilities	181,925	303,075
Total Current Liabilities	2,788,504	2,381,231

Non-current Liabilities
Deferred income tax liabilities, non-current	1,225,641	857,364
Total non-current liabilities	1,225,641	857,364
Total Liabilities	4,014,145	3,238,595

Commitments and Contingencies

Shareholders’ Equity
Ordinary Shares* (par value $0.0001 per share, 490,000,000 shares authorized; 10,987,679 and 10,987,679 shares issued and outstanding at December 31, 2021 and 2020, respectively)	1,099	1,099
Additional paid-in capital	2,628,356	2,628,356
Statutory reserve	767,207	713,737
Retained earnings	8,993,370	7,377,483
Accumulated other comprehensive income	736,196	445,789
Total Shareholders’ Equity	13,126,228	11,166,464

Total Liabilities and Shareholders’ Equity	$17,140,373	$14,405,059

*	Retrospectively restated for effect of Reverse Split.

The accompanying notes are an integral part of these consolidated financial statements.

HITEK GLOBAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Years Ended December 31,
	2021	2020
Revenues
Hardware	$2,434,694	$2,105,018
Hardware - related party	-	255,344
Tax devices and service	1,970,363	2,254,176
Software	2,056,106	699,490
Software - related party	-	353,977
IT services	-	136,722
Total revenues	6,461,163	5,804,727
Cost of revenues	(2,581,218)	(2,633,455)
Gross profit	3,879,945	3,171,272

Operating expenses:
General and administrative expenses	1,699,934	1,415,484
Selling expenses	76,477	2,012
Total operating expenses	1,776,411	1,417,496

Operating income	2,103,534	1,753,776

Other income (expense)
Government subsidies	6,883	101,965
Net investment income	103,375	99,574
Financial (expense) income, net	(2,190)	2,607
Other, net	608	179
Total other income	108,676	204,325

Net income before provision for income taxes	2,212,210	1,958,101
Income tax expense	542,853	269,242

Net income	$1,669,357	$1,688,859
Comprehensive income
Net income	$1,669,357	$1,688,859
Foreign currency translation gain	290,407	521,914

Comprehensive income	$1,959,764	$2,210,773
Earnings per ordinary share
– Basic and diluted	$0.15	$0.15

Weighted average number of ordinary shares outstanding
– Basic and diluted	10,987,679	10,987,679

The accompanying notes are an integral part of these consolidated financial statements.

HITEK GLOBAL INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary Shares		Additional			Accumulated other
	Number of shares	Amount	paid-in capital	Statutory reserve	Retained earnings	comprehensive (loss) income	Total Equity
Balance as of January 1, 2020	10,987,679	$1,099	$2,628,356	$664,747	$5,737,614	$(76,125)	$8,955,691
Foreign currency translation	-	-	-	-	-	521,914	521,914
Net income	-	-	-	-	1,688,859	-	1,688,859
Appropriation of Statutory reserve	-	-	-	48,990	(48,990)	-	-
Balance as of December 31, 2020	10,987,679	$1,099	$2,628,356	$713,737	$7,377,483	$445,789	$11,166,464
Foreign currency translation	-	-	-	-	-	290,407	290,407
Net income	-	-	-	-	1,669,357	-	1,669,357
Appropriation of Statutory reserve	-	-	-	53,470	(53,470)	-	-
Balance as of December 31, 2021	10,987,679	$1,099	$2,628,356	$767,207	$8,993,370	$736,196	$13,126,228

The accompanying notes are an integral part of these consolidated financial statements.

HITEK GLOBAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2021	2020

Operating Activities
Net income	$1,669,357	$1,688,859
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	355,738	378,594
Loss on disposal of property, plant and equipment	-	94
Interest income	(6,525)	(6,522)
Net investment gain	(103,375)	(99,574)
Reversal for doubtful accounts of receivables and advances to suppliers	(123,754)	(33,519)
(Reversal) provision of obsolete inventories provision	(5,317)	6,783
Deferred income tax	340,624	242,296
Changes in operating assets and liabilities:
Short-term investment –Trading securities	(2,625,216)	(174,379)
Accounts receivable	(1,100,056)	934,525
Accounts receivable from related parties	578,157	186,223
Advances to suppliers	(184,369)	(848,649)
Deferred offering cost	155,915	(335,898)
Inventory, net	(276,672)	397,603
Prepaid expenses and other current assets	769,913	(673,019)
Due from related party	-	708
Accounts payable	127,422	172,025
Deferred revenue	12,089	(58,463)
Taxes payable	327,807	159,464
Due to related parties	1,062	2,843
Accrued expenses and other current liabilities	(127,375)	(7,144)
Net cash (used in) provided by operating activities	(214,575)	1,932,850

Investing Activities
Advance payment for software development	(25,582)	(285,346)
Loans lent to third parties	(356,595)	(144,925)
Repayment from third-party loans	317,059	-
Purchases of Held-to-maturity investments	(1,240,329)	(2,463,732)
Redemption of Held-to-maturity Investments	1,705,453	2,028,956
Net cash provided by (used in) investing activities	400,006	(865,047)

Effect of exchange rate changes on cash and cash equivalents	44,323	17,531
Net increase in cash and cash equivalents	229,754	1,085,334
Cash and cash equivalents at beginning of year	1,861,554	776,220
Cash and cash equivalents at end of year	$2,091,308	$1,861,554

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$32,646	$26,300

The accompanying notes are an integral part of these consolidated financial statements.

HITEK GLOBAL INC.

Notes to CONSOLIDATED Financial Statements

NOTE 1 – NATURE OF OPERATIONS

HiTek Global Inc. (the “Company”) was incorporated under the laws of the Cayman Islands on November 3, 2017 in anticipation of an initial public offering. The Company through its variable interest entity (“VIE”) and VIE’s subsidiaries provide hardware sales, software sales, Information Technology (“IT”) maintenance services and tax devices and services in the People’s Republic of China (the “PRC”).

The Company issued an aggregate of 10,987,679 ordinary shares to Fortune Enterprise Holdings Limited, an entity 100% owned by Shenping Yin, and eight other shareholders on November 3, 2017 and December 16, 2017. Of the 10,987,679 ordinary shares, 74.55% was owned by Fortune Enterprise Holdings Limited. On November 20, 2017, the Company formed its wholly-owned subsidiary, HiTek Hong Kong Limited (“HiTek HK”) in Hong Kong. On March 15, 2018, HiTek HK formed its wholly-owned subsidiary, Tian Dahai (Xiamen) Information Technology Co. Ltd. (“WFOE”) in PRC.

Xiamen Hengda HiTek Computer Network Co., Ltd. (“HiTek”), was established in January 1996 by Shenping Yin, Xiaoyang Huang (the spouse of Shenping Yin) and nine other shareholders, who held 29.83%, 44.74% and 25.43% of its equity interests, respectively, in Xiamen, Fujian Province, PRC pursuant to PRC laws. The Company entered into a series of contractual arrangements with HiTek which were effective in March 2018, and its equity holders through WFOE to obtain control and became the primary beneficiary of HiTek for accounting purpose.

In September 1999, Xiamen Huasheng HiTek Computer Network Co., Ltd (“Huasheng”), a fully owned subsidiary of HiTek was incorporated under the laws of the PRC.

In September 2017, Huoerguosi Hengda Information Technology Co., Ltd (“Huoerguosi”), a fully owned subsidiary of HiTek was established in XinJiang Province, PRC.

In April 2021, Xiamen Haitian Weilai Technology Co., Ltd. (“Haitian Weilai”), a fully owned subsidiary of WFOE was incorporated under the laws of the PRC.

As all the above mentioned companies presented were under common control, the series of contractual arrangements between the Company and HiTek in March 2018 constituted a reorganization under common control and were required to be retrospectively applied to the consolidated financial statements at their historical amounts. The consolidated financial statements have been prepared as if the existing corporate structure had been in existence throughout all periods. This includes a retrospective presentation for all equity related disclosures, including share and per share, which have been revised to reflect the effects of the reorganization.

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Information

The accounting and financial reporting policies of the Company conform to generally accepted accounting principles (“GAAP”) in the United States and the preparation of the consolidated financial statements is in conformity with GAAP which requires management to make estimates and assumptions that affect reported amounts and disclosures.

Reclassification

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

Principles of Consolidation

The accompanying consolidated financial statements include financial information related to the Company and its wholly-owned subsidiaries and those variable interest entities (“VIEs”) where the Company is the primary beneficiary (“PB”).

In preparing the consolidated financial statements, all significant inter-company accounts and transactions have been eliminated. Assets held in an agency or fiduciary capacity are not included in the consolidated financial statements.

VIE Agreements with HiTek

Due to PRC legal restrictions of foreign ownership in certain sectors, neither we nor our subsidiaries own any equity interest in HiTek. Instead, WFOE, HiTek and HiTek’s shareholders entered into a series of contractual arrangements (“VIE Agreements”) on March 31, 2018, which have not been tested in a court of law. The VIE Agreements by and among WFOE, HiTek, and HiTek’s shareholders include (i) certain power of attorney agreements and equity interest pledge agreement, which provide WFOE effective control over HiTek; (ii) an exclusive technical consulting and service agreement which allows WFOE to receive substantially all of the economic benefits from HiTek; and (iii) certain exclusive equity interest purchase agreements which provide WFOE with an exclusive option to purchase all or part of the equity interests in and/or assets of HiTek when and to the extent permitted by PRC laws. Accordingly, the Company is considered the primary beneficiary of VIE for accounting purpose and has consolidated the VIE and the VIE’s subsidiaries’ assets, liabilities, results of operations, and cash flows in the accompanying consolidated financial statements.

Each of the VIE Agreements is described in detail below:

Exclusive Technical Consulting and Service Agreement

Pursuant to the Exclusive Technical Consulting and Service Agreement between HiTek and WFOE, WFOE provides HiTek with technical support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis. The Exclusive Technical Consulting and Service Agreement has come into effect as of March 31, 2018. For services rendered to HiTek by WFOE under this agreement, WFOE is entitled to collect a service fee that shall be paid per quarter of 100% of HiTek’s quarterly profit. The term of the Exclusive Technical Consulting and Service Agreement is ten years unless it is terminated by WFOE with 30-day prior notice.

Equity Interest Pledge Agreement

WFOE, HiTek and HiTek shareholders entered into an Equity Interest Pledge Agreement, pursuant to which HiTek shareholders pledged all of their equity interests in HiTek to WFOE in order to guarantee the performance of HiTek’s obligations under the Exclusive Technical Consulting and Service Agreement as described above. The Equity Interest Pledge Agreement has come into effect as of March 31, 2018. During the term of the pledge, WFOE is entitled to receive any dividends declared on the pledged equity interests   of HiTek. The Equity Interest Pledge Agreement ends when all contractual obligations under the Exclusive Technical Consulting and Service Agreement have been fully performed.

Exclusive Equity Interests Purchase Agreement

Under the Exclusive Equity Interests Purchase Agreement, the HiTek Shareholders granted WFOE (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, part or all of their equity interests in HiTek. The option price is equal to the capital paid in by the HiTek Shareholders subject to any appraisal or restrictions required by applicable PRC laws and regulations. The Exclusive Equity Interests Purchase Agreement remains effective for a term of ten years and may be renewed at WFOE’s election.

Power of Attorney

Each shareholder of the HiTek has executed an irrevocable power of attorney in favor of WFOE. Pursuant to this power of attorney, the WFOE has full power and authority to exercise all of such shareholders’ rights with respect to their equity interest in the VIE Companies, including HiTek, Huasheng and Huoerguosi. The power of attorney will remain in force for so long as the shareholder remains a shareholder of HiTek.

During the years ended December 31, 2021 and 2020, there were no transactions in HiTek Global Inc. and HiTek HK besides minimal capital transactions and professional fee payments. As of December 31, 2021, our variable interest entities accounted for an aggregate of 93% and 100% of our total assets and total liabilities, respectively. As of December 31, 2020, our variable interest entities accounted for an aggregate of 87% and 100% of our total assets and total liabilities, respectively. As of December 31, 2021 and 2020, $1,557,325 and $1,335,727 of cash and cash equivalents were denominated in RMB, respectively.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Significant accounting estimates reflected in the Company’s consolidated financial statements include allowance for doubtful accounts, inventory obsolescence, deferred taxes, and the useful lives of property and equipment. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

Fair Values of Financial Instruments

The U.S. GAAP accounting standards regarding fair value of financial instruments and related fair value measurements define fair value, establish a three-level valuation hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The three levels of inputs are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable.

ASC 825-10 “Financial Instruments”, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts receivable – related party, advances to suppliers, deferred offering costs, prepaid expenses and other, accounts payable and accrued liabilities, income taxes payable, VAT and other taxes payable, and due to related parties approximate their fair market value based on the short-term maturity of these instruments.

The Company’s investments measured at fair value on a recurring basis consist of trading securities and held-to-maturity debt securities. The valuation for the Level 1 position is based on quoted prices in active markets. The following table presents information about our assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021 and 2020 and indicates the fair value hierarchy of the valuation techniques we utilized to determine such fair value. The valuation techniques are based on the fair value measurement on a recurring basis of trading securities and held-to-maturity debt securities. As of December 31, 2021, the Held-to-maturity debt securities had been fully redeemed.

		Quoted	Significant	Significant
		Prices in	Other	Other
		Active	Observable	Unobservable
	December 31,	Markets	Inputs	Inputs
	2021	(Level 1)	(Level 2)	(Level 3)
Trading securities	$5,197,015	$188,208	$5,008,807	$-
Total	$5,197,015	$188,208	$5,008,807	$-

		Quoted	Significant	Significant
		Prices in	Other	Other
		Active	Observable	Unobservable
	December 31,	Markets	Inputs	Inputs
	2020	(Level 1)	(Level 2)	(Level 3)
Trading securities	$2,366,475	$191,130	$2,175,345	$-
Held-to-maturity debt securities	459,580	-	459,580	-
Total	$2,826,055	$191,130	$2,634,925	$-

Earnings Per Share

Basic earnings per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted-average number of ordinary shares and dilutive potential ordinary shares outstanding during the period.

For the years ended December 31, 2021 and 2020, there were no other contracts to issue ordinary shares, such as options, warrants or conversion rights, which would have a dilutive effect on earnings per share.

Cash and Cash Equivalents

Cash consists of cash on hand and cash in banks. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company maintains cash with various financial institutions in the PRC. As of December 31, 2021 and 2020, cash balances held in PRC banks are uninsured. The Company has not experienced any losses in bank accounts during the years ended December 31, 2021 and 2020.

Concentrations of Credit Risk

Currently, all of the Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC’s economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, short-term investments, trade accounts receivable, and accounts receivable – related parties and advances to suppliers. A portion of the Company’s sales are credit sales which are to the customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Short-term Investments

Short-term investments consist of trading stock and debt securities, which include mutual funds and wealth management products issued by commercial bank. The Company accounts for short term investment in accordance with FASB ASC Topic 320 “Investments — Debt and Equity Securities.” Dividend and interest income, including amortization of the premium and discount arising at acquisition, for all categories of investments in securities are included in Consolidated Statements of Operations. Net realized and unrealized holding gains and losses for short term investments are included in Consolidated Statements of Operations.

If a security is acquired with the intent of selling it within hours or days, the security shall be classified as trading securities. The Company classifies investments in trading stock and mutual funds as trading securities. Unrealized holding gains and losses for trading securities are included in earnings.

If the Company has positive intent and ability to hold to maturity, the security shall be classified as held-to-maturity securities. The Company classifies investments in wealth management products issued by commercial banks as held-to-maturity securities as the Company intends to hold these investments in wealth management products until maturity and the maturity terms of these investments are within one year.  Due to the short term maturity, the investments in wealth management products are valued at carrying value, which approximates the amortized cost. For individual securities classified as held-to-maturity securities, the Company evaluates whether a decline in fair value below the amortized cost basis is other-than-temporary, in accordance with ASC 320. Other-than-temporary impairment loss is recognized in earnings equal to the entire excess of the debt security’s amortized cost basis over its fair value at the balance sheet date of the reporting period for which the assessment is made.

Accounts Receivable, Accounts Receivable - related party and Concentration of Risk

Accounts receivable are presented net of an allowance for doubtful accounts. If any, the Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company reviews the collectability of its receivables on an ongoing basis. After all attempts to collect a receivable have failed. The receivable is written off against the allowance.

The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, its current credit-worthiness and current economic trends.

The Company considers the following factors where determining whether to permit a longer payment period:

●	the customer’s past payment history;

●	the customer’s general risk profile, including factors such as the customer’s size, age and public or private status;

●	macroeconomic conditions that may affect a customer’s ability to pay; and

●	the relative importance of the customer relationship to the Company’s business.

The normal payment period was approximately 6 months to 1 year after the customers received goods or were served. The Company gave customers different credit period considering the above factors. For the large customers such as large-scale oil and coal mine customers, the Company gave a two-year credit period. For IT outsourcing customers, the Company gave a year and half credit period. For small and medium customers, the Company gave a half year credit period.

In accordance with ASC 210-10-45, the non-current accounts receivable and non-current accounts receivable-related parties represent the amounts that the Company does not reasonably expect to be realized during the normal operating cycle of the Company based on the Company’s best estimates and customers’ historical payment behaviors. The Company uses approximately one-year time period as the basis to the separation of current and non-current assets.

Advances to Suppliers, Net

Advances to suppliers are the amounts prepaid to suppliers for purchases of inventory. In evaluating the reserve for doubtful account, the Company mainly considers the age of the balance. As of December 31, 2021 and 2020, advances to suppliers consisted of the following:

	As of December 31,
	2021	2020
Advances to suppliers - Inventories	$751,301	$907,099
Advances to suppliers - Services	366,903	-
Less: reserve for doubtful account	(7,281)	(4,639)
Total	$1,110,923	$902,460

As of December 31, 2021, the advances to third-party suppliers for services amounted to $366,903, which includes $ 304,592 of advances for outsourcing software service, and $62,311 of advances for sales commission.

Deferred Offering Costs

The Company complies with the requirement of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering. Deferred offering costs will be charged to shareholders’ equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Inventories

Inventories are stated at the lower of cost (weighted average basis) or net realizable value. The methods of determining inventory costs are used consistently from year to year. Allowance for inventory obsolescence is provided when the market value of certain inventory items is lower than the cost.

Property, Equipment and Software, Net

Property, equipment and software are carried at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation and amortization are removed from the accounts, and any resulting gains or losses are included in the statement of operations in the year of disposition. The Company examines the possibility of decreases in the value of property, equipment and software, when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Estimated useful lives are as follows, taking into account the assets’ estimated residual value:

Classification	Estimated useful life
Furniture and office equipment	2-3 years
Computer equipment	2-3 years
Transportation equipment	5 years
Buildings and improvements	20 years
Software	3 years

Impairment of Long-lived Assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.  The Company did not record any impairment charge for the years ended December 31, 2021 and 2020.

Revenue Recognition

Beginning January 1, 2019, the Company has adopted the ASU 2014-09, Topic 606, “Revenue from Contracts with Customers” and its related amendments (collectively referred to as “FASB ASC 606”) for its new revenue recognition accounting policy that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. Based on the Company’s analysis, it did not identify a material cumulative catch-up adjustment to the opening consolidated balance sheet on January 1, 2019. With adoption of ASC 606, revenue is now recognized when all of the following five steps are met: (i) identify the contract(s) with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations; (v) recognize revenue when (or as) each performance obligation is satisfied. The adoption of the new revenue recognition standard has no material impact on the Company’s consolidated financial statements for any periods prior to 2019. Therefore, prior period amounts are not adjusted.

The Company generates its revenues primarily from four sources: (1) hardware sales, (2) software sales, (3) IT services and (4) tax devices and services. The Company recognizes revenue when performance obligations under the terms of a contract with its customers are satisfied. This occurs when the control of the goods and services have been transferred to the customer.

●	Hardware sales

Hardware revenues are generated primarily from the sale of computer and network hardware to end users. The products include computers, printers, internet cables, certain internet servers, cameras and monitors. The sales of hardware represent a single performance obligation. The Company usually recognizes the revenue at the point in time when ownership is transferred to end customers. The Company’s revenue derived from sales of hardware is reported on a gross basis since the Company is primarily obligated in the transaction, bears inventory and credit risk and has discretion in establishing the prices. Hardware sales are classified as “Revenue-Hardware” on the Company’s consolidated statements of operations.

●	Software sales

HiTek also does business in software sales and focuses on the perpetual licenses sales for one of the self-developed software Communication Interface System(“CIS”). CIS is based on LINUX, which is a general embedded interface system used in petrochemical and coal enterprises. The system is used to communicate the RCTX-X module, collect the work diagram, the electricity diagram, the pressure temperature and other measures, and can extract the data and import it to the software of the windows platform to display analysis.

Performance Obligations - Software contracts with customers include multiple performance obligations such as sale of software license, installation of software, operation training service and warranty. The installation and operation training are essential to the functionality of the software which are provided to the clients prior to the acceptance of the software. The Company provides one-year warranty which mainly telephone supports. The Company estimates that costs associated with warranty are de minimis to the overall contract. Therefore, the Company does not further allocate transaction price.

The Company recognizes the revenue at the point in time when the software is accepted by the customer. Revenues from software sales contracts are classified as “Revenue-Software” on the Company’s consolidated statements of operations.

●	IT Services

HiTek provides IT support and maintenance services for its clients. HiTek’s IT service business is directly responsible for periodical check, on-call repairing and maintenance service, technical support for client’s IT facilities and IT disaster recovery etc., The sales of IT service represent a single performance obligation.

Revenue from IT service contracts are recognized ratably over service period if the collections of payments can be reasonably assured as the Company performs periodical IT services. If the collections of payments cannot be reasonably assured, the Company recognizes IT service revenue when cash is collected. As of December 31, 2021, the company is still providing IT services. For the year ended December 31, 2021, as all the payments received by the company are receivables of previous years, the revenue has not been recognized yet.

●	Tax Devices and Services

Before January 21, 2021, all VAT general taxpayer businesses in China are required to purchase the Anti-Counterfeiting Tax Control System (“ACTCS” or Golden Tax Disk or GTD) tax devices to issue the VAT Invoice and for quarterly VAT filing. HiTek is authorized to carry out the implementation of ACTCS specialty hardware retailing. The price of GTD and related supporting services are determined by the National Development and Reform Commission. From January 21, 2021, the new taxpayers can receive electronic tax control ukey for free from the Tax authority. HiTek could provide supporting services to the new taxpayers.

Performance Obligations - Tax devices and services contracts with customers include multiple performance obligations such as delivery of products, installation and after-sales supporting services, tax control system risk investigation service, and tax invoicing management service, such as training service on issuing electronic invoice, complete tax declaration automatically and back up data online.

Revenue from the sales of GTD devices is recognized at the point in time when ownership is transferred to end customers. The Company provides the tax device after-sales supporting services and tax invoicing management service, charging the service fee on an annual basis because the service period is usually one year. Revenue related to its service is recognized as the services are performed and amounts are earned, using the straight-line method over the term of the related services agreement. The Company also charges a one time service charge for each investigation request. Revenue related to tax control system risk investigation service is recognized at the point in time when the services are performed. Revenue is recognized based on each performance obligation’s standalone selling price that are sold separately and charged to customers at contract inception.

The Company’s revenue derived from its gross billings and is reported on a gross basis since the Company is primarily obligated in the transaction, is subject to inventory and credit risk and has several but not all of the indications that revenue should be recorded on the gross basis.

●	Contract balances

Prepayments received from customers prior to the services being performed are recorded as deferred revenue. Deferred revenue consists of the annual service fees for Golden Tax Disk and tax invoicing management service received from customers while the services have not yet been performed. The Company recognizes the service fees amount as revenue on a straight-line basis in accordance with the service periods.

●	Practical expedients and exemptions

The Company generally expenses sales commissions if any incurred because the amortization period would have been one year or less.

Deferred Revenue

Deferred revenue consists of the annual service fees for Golden Tax Disk (defined below) received from customers but the services have not yet been performed. The Company recognizes the service amount as revenue on a straight-line basis in accordance with the service periods. Deferred revenue as of December 31, 2021 and 2020 was $784,530 and $752,286, respectively. For the year ended December 31, 2021 and 2020, the Company recognized revenue of $752,286 and $763,191, respectively, that was included in the deferred revenue balance at the beginning of each year.

Cost of Revenue

Cost of revenue is comprised of (i) the direct cost of our hardware products purchased from third parties; (ii) logistics-related costs, which primarily include product packaging and freight-in charges; (iii) third-party royalties paid related to the GTD; and (iv) compensation for the employees who handle the products and perform IT services and other costs that are necessary for us to provide the services to our customers.

Selling Expenses

Selling expenses consists of primarily shipping and handling costs for products sold and advertisement, marketing expenses for promotion of our products. During the year ended December 31, 2021, selling expenses also included sales commission paid to a third party for obtaining contracts with customers.

General and Administrative Expenses

General and administrative expenses consist primarily of costs in salary and welfare expenses for our general administrative and management staff, facilities costs, depreciation and amortization expenses, professional fees, accounting fees, meals and entertainment, utilities, and other miscellaneous expenses incurred in connection with general operations. All depreciation and amortization expenses were recorded in general and administrative expenses because fixed assets are mainly for sales and administrative purpose.

Government Subsidies

Grants are given by the government to mainly support the Company for the sales of software products with the 3% VAT refund. Grants are recognized as government subsidies income in the consolidated statements of operations when received.

Research and Development Expenses

The Company follows the guidance in FASB ASC 985-20, Cost of Software to Be Sold, Leased or Marketed, regarding software development costs to be sold, leased, or otherwise marketed. FASB ASC 985-20-25 requires research and development costs for software development to be expensed as incurred until the software model is technologically feasible. Technological feasibility is established when the enterprise has completed all planning, designing, coding, testing, and identification of risks activities necessary to establish that the product can be produced to meet its design specifications, features, functions, technical performance requirements. A certain amount of judgment and estimation is required to assess when technological feasibility is established, as well as the ongoing assessment of the recoverability of capitalized costs. The Company’s products reach technological feasibility shortly before the products are released and sold to the public. Therefore, research and development costs are generally expensed as incurred.

The Company expenses research and development expenses as incurred and are included as part of general and administrative expenses. Research and development expenses for the years ended December 31, 2021 and 2020 were $43,661 and $35,904, respectively.

The Company defers certain costs related to the software development activities associated with certain software which the Company has determined have future economic benefit. Management periodically reviews and revises, when necessary, its estimate of the future benefit of these costs and expenses them if it deems there no longer is a future benefit. The Company has two software (for internal use) (Finance and Taxation Service Platform Mobile Application and Corporate Full-Service Platform Mobile Application).

Income Taxes

The Company is governed by the Income Tax Law of the PRC. The Company accounts for income taxes using the asset/liability method prescribed by ASC 740, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company applied the provisions of ASC 740-10-50, “Accounting for Uncertainty in Income Taxes,” which provides clarification related to the process associated with accounting for uncertain tax positions recognized in the Company’s consolidated financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period.

Value Added Taxes (“VAT”)

Prior to May 1, 2018, the Company is subject to VAT at the rate of 6% and 17% on revenue generated from providing services and products, respectively. Starting from May 1, 2018, the VAT rate for revenue generated from providing products was changed from 17% to 16%. Starting from April 1, 2019, the VAT rate for revenue generated from providing products was changed from 16% to 13%. VAT is reported as a deduction of revenue when incurred. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in taxes payable.

Foreign Currency Translation

The functional currency of the Company’s operations in the PRC is the Chinese Yuan or Renminbi (“RMB”). The consolidated financial statements are translated to U.S. dollars using the period end rates of exchange for assets and liabilities, equity is translated at historical exchange rates, and average rates of exchange (for the period) are used for revenues and expenses and cash flows. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income / loss. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

All of the Company’s revenue transactions are transacted in its functional currency. The Company does not enter into any material transaction in foreign currencies. Transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

The exchange rates as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and 2020 are as follows:

	December 31,		For the years ended December 31,
	2021	2020	2021	2020
Foreign currency	Balance Sheet	Balance Sheet	Profits/Loss	Profits/Loss
RMB:1USD	6.3588	6.5277	6.4499	6.9001

Comprehensive Income

Comprehensive income is comprised of net income (loss) and all changes to the statements of shareholders’ equity (deficit), except those due to investments by shareholders and changes in paid-in capital. For the Company, comprehensive income for the years ended December 31, 2021 and 2020 consisted of net income and unrealized income (loss) from foreign currency translation adjustment.

Related Parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Subsequent Event

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through May 13, 2022, the date that the consolidated financial statements were available to be issued. With the exception of those matters discussed in Note 6, there were no material subsequent events that required recognition or additional disclosure in these consolidated financial statements.

Recent Accounting Pronouncements

Recently issued accounting pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 changes the impairment model for most financial assets and certain other instruments. The standard will replace the “incurred loss” approach with an “expected loss” model for instruments measured at amortized cost. For available-for-sale debt securities, entities will be required to record allowances rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. The amendments in ASU 2016-13 are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is in the process of evaluating the impact of adoption of this guidance on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract.” These amendments align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). The accounting for the service element of a hosting arrangement that is a service contract is not affected by these amendments. The amendments are effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2020. The adoption of ASU 2018-15 had no significant impact on the consolidated financial statements.

In October 2018, the FASB issued ASU 2018-17, “Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities”. “The new guidance supersedes the private company alternative for common control leasing arrangements issued in 2014 and expands it to all qualifying common control arrangements. The ASU also amends the guidance for determining whether a decision-making fee is a variable interest. The amendments require organizations to consider indirect interests held through related parties under common control on a proportional basis rather than as the equivalent of a direct interest in its entirety (as currently required in GAAP). Therefore, these amendments likely will result in more decision makers not consolidating VIEs. This ASU are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Adoption of ASU 2018-17 had no significant impact have material impact on the consolidated financial statements.

In March 2019, the FASB issued ASU 2019-01, “Leases (Topic 842): Codification Improvements”. “These amendments align the guidance for fair value of the underlying asset by lessors that are not manufacturers or dealers in Topic 842 with that of existing guidance. As a result, the fair value of the underlying asset at lease commencement is its cost, reflecting any volume or trade discounts that may apply. However, if there has been a significant lapse of time between when the underlying asset is acquired and when the lease commences, the definition of fair value (in Topic 820, Fair Value Measurement) should be applied. (Issue 1). The ASU also requires lessors within the scope of Topic 942, Financial Services—Depository and Lending, to present all “principal payments received under leases” within investing activities. (Issue 2). Finally, the ASU exempts both lessees and lessors from having to provide certain interim disclosures in the fiscal year in which a company adopts the new leases standard. (Issue 3). “The transition and effective date provisions apply to Issue 1 and Issue 2. They do not apply to Issue 3 because the amendments for that Issue are to the original transition requirements in Topic 842. The effective date of those amendments is for fiscal years beginning after December 15, 2021. Upon adoption, the Company will recognize a lease liability and corresponding right-to-use asset based on the present value of minimum lease payments. The effects on the results of operations are not expected to be significant, as recognition and measurement of expenses and cash flows for leases will be substantially the same under the new standard.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows.

NOTE 3 – SHORT-TERM INVESTMENT

Short-term investments consisted of the following:

	As of December 31,
Short-term investments	2021	2020
Trading securities	$5,197,015	$2,366,475
Held-to-maturity debt securities	-	459,580
Total	$5,197,015	$2,826,055

Investment income for the years ended December 31, 2021 and 2020 consists of the following:

	For the years ended December 31,
	2021	2020
Gain from sales of short-term investments:
Trading securities	$3,945	$46,492
Held-to-maturity debt securities	17,189	32,093
Unrealized holding income:
Trading securities	82,241	20,989
Net investment income	$103,375	$99,574

NOTE 4 – accounts receivable, Net

At December 31, 2021 and 2020, accounts receivable, net consisted of the following:

	As of December 31,
	2021	2020
Accounts receivable	$2,536,589	$2,427,507
Less: allowance for doubtful accounts	(179,475)	$(298,224)
Accounts receivable, net	$2,357,114	$2,129,283
Accounts receivable – related parties, net	$414,639	$696,086
Non-current accounts receivable	$3,134,361	$2,009,766
Non-current accounts receivable-related parties	$548,395	$813,297

The allowance for the doubtful accounts at December 31, 2021 and 2020, totaled $179,475 and $298,224, respectively, representing management best estimate. The following table describes the movements in the allowance for doubtful accounts during the years ended December 31, 2021 and 2020:

Balance at January 1, 2020	$307,026
Decrease in allowance for doubtful accounts	(27,696)
Foreign exchange difference	18,894
Balance at December 31, 2020	$298,224
Decrease in allowance for doubtful accounts	(124,881)
Foreign exchange difference	6,132
Balance at December 31, 2021	$179,475

The Company reviews the outstanding receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. For the years ended December 31, 2021 and 2020, doubtful accounts recovery for accounts receivable amounted to $124,881 and $27,696, respectively.

NOTE 5 – INVENTORIES, NET

At December 31, 2021 and 2020, inventories consisted of the following:

	As of December 31,
	2021	2020
Inventory	$419,726	$135,491
Less: reserve for obsolete inventories	(10,705)	(15,682)
Total	$409,021	$119,809

Inventory includes computer, network hardware, and Golden Tax Disks. The Company reviews its inventories periodically to determine if any reserves are necessary for potential obsolescence or if a write-down is necessary if the carrying value exceeds net realizable value. For the years ended December 31, 2021 and 2020, inventory (recovery)/ obsolescence expense amounted to ($5,317) and $6,783, respectively.

NOTE 6 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

At December 31, 2021 and 2020, prepaid expenses and current assets consisted of the following:

	As of December 31,
	2021	2020
Other receivables, net	$105,623	$909,046
Loan receivable	211,060	160,087
Prepaid expenses	43,869	6,066
Total	$360,552	$1,075,199

On January 13, 2020, the Company entered into a loan agreement in the principal amount of RMB1,000,000 (approximately $153,193) to an unrelated party, which was restricted for its operating activities, to improve the utilization and efficiency of the Company’s free cash. The loan was due by January 13, 2021 at a rate of 4.5% per annum. The principal and the accrued interest have been repaid by February 4, 2021.

On April 12, 2021, the Company entered into a loan agreement in the principal amount of RMB1,300,000 (approximately $204,441) to an unrelated party, which was restricted for its operating activities, to improve the utilization and efficiency of the Company’s free cash. The loan will be due by March 31, 2022 at a rate of 4.5% per annum. The principal and the accrued interest have been repaid by March 31, 2022.

On June 8, 2021, the Company entered into a loan agreement in the principal amount of RMB1,000,000 (approximately $153,193) to an unrelated party, which was restricted for its operating activities, to improve the utilization and efficiency of the Company’s free cash. The loan was due by July 15, 2021 at a rate of 4.5% per annum. The principal have been repaid by July 14, 2021 one day in advance.

	As of December 31,
	2021	2020
Loan receivable:
Principal	$204,441	$153,193
Interest receivable	6,619	6,894
Total	$211,060	$160,087

NOTE 7 – NON-CURRENT ADVANCE TO A THIRD PARTY

In 2020, the Company signed a software development contract (for internal use) (Corporate Full-Service Platform Mobile Application) which the software development company obligated to perform certain specific software development activities on September 10, 2020. The scope of the work includes analyzing and confirming the application requirements checklist provided by the Company, designing under user interface, coding, arranging/locating the servers, and launching. As of December 31, 2021, the total contract price was approximately $472,000 and shall be paid using installment payment method (30% within 30 working days after the signing of this contract, 50% within 30 working days upon launching of the official version, and 20% within 90 working days upon launching of the official version). The ownership of the final product belongs to the Company and the copyrights will be shared with the software development company. As of December 31, 2021, product development costs capitalized totaled $333,717 (recorded in non-current advances to a third party) and the Company’s commitments to additional costs under software development contracts amounted to $138,283 as of December 31, 2021. In March 2021, the Company signed a supplementary agreement to postpone the official launch after closing of the Company’s initial public offering. It will be transferred to property, equipment and software, net under appropriate conditions. The Company will restart the project and make the final payment of $138,283 in December 2022, regardless of whether the IPO is completed or not.

NOTE 8 – PROPERTY, equipment AND SOFTWARE, net

At December 31, 2021 and 2020, property, equipment and software consisted of the following:

	As of December 31,
	2021	2020
Office furniture	$2,798	$2,726
Computer equipment	7,111	6,927
Transportation equipment	73,429	71,529
Buildings and improvements	487,430	474,818
Software	1,160,596	1,130,567
	1,731,364	1,686,567
Less: accumulated depreciation and amortization	(1,574,603)	(1,182,364)
	$156,761	$504,203

For the year ended December 31, 2021 and 2020, depreciation expense amounted to $355,738 and $378,594, respectively.

The Company defers certain costs related to the software development activities associated with certain software which the Company has determined have future economic benefit. Management periodically reviews and revises, when necessary, its estimate of the future benefit of these costs and expenses them if it deems there no longer is a future benefit. The Company has two software programs (for internal use) (Finance and Taxation Service Platform Mobile Application and Corporate Full-Service Platform Mobile Application). As of December 31, 2018, the two software programs were placed into service and an aggregate of $1,073,237 was capitalized and recorded as Property, equipment and software, net in the consolidated balance sheet. For the year ended December 31 2021 and 2020 amortization expense amounted to $332,822 and $356,517, respectively.

NOTE 9 – Taxes payable

At December 31, 2021 and 2020 taxes payable consisted of the following:

	As of December 31,
	2021	2020
Value-added Tax payable	$990,173	$832,270
Income tax payable	198,130	25,441
Other taxes payable	110,844	85,741
Total	$1,299,147	$943,452

NOTE 10 – RELATED PARTY TRANSACTIONS

The following represented related party balances as of December 31, 2021 and 2020:

	As of December 31,
	2021	2020
Accounts receivable
Beijing Zhongzhe Yuantong Technology Co., Ltd.(1)	414,639	696,086
	$414,639	$696,086
Non-current accounts receivable-related parties
Beijing Zhongzhe Yuantong Technology Co., Ltd.(1)	$548,395	$813,297
	$548,395	$813,297

	As of December 31,
	2021	2020
Due to related parties
Fengqi (Beijing) Zhineng Technology Co., Ltd.(2)	$4,163	$3,005
	$4,163	$3,005

	For the years ended December 31,
	2021	2020
Revenue
Beijing Zhongzhe Yuantong Technology Co., Ltd.(1)	$-	$609,321
	$-	$609,321
Cost of revenues
Fengqi (Beijing) Zhineng Technology Co., Ltd.(2)	$52,961	$-
	$52,961	$-

(1)	Beijing Zhongzhe Yuantong Technology Co., Ltd. (“Beijing Zhongzhe”) and one of the minority shareholder of HiTek is under common control. As of March 22, 2022, Beijing Zhongzhe subsequently repaid $220,167.

(2)	Mr. Yin is the director and a minority shareholder of Fengqi (Beijing) Zhineng Technology Co., Ltd.

NOTE 11 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

At December 31, 2021 and 2020 accrued expenses and other current liabilities consisted of the following:

	As of December 31,
	2021	2020
Payroll	$180,855	$302,033
Other payable	1,070	1,042
Total	$181,925	$303,075

NOTE 12 – STATUTORY RESERVE

Pursuant to the laws applicable to the PRC, PRC entities must make appropriations from after-tax profit to the non-distributable “statutory surplus reserve fund”. Subject to certain cumulative limits, the “statutory surplus reserve fund” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 50% of the registered capital (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). As of December 31, 2021 and 2020, the balance of total statutory reserves was $767,207 and $713,737, respectively.

NOTE 13 – ORDINARY SHARES

The Company is authorized to issue 500,000,000 ordinary shares of $0.0001 par value. On November 3, 2017 and December 16, 2017, the Company issued an aggregate of 10,987,679 ordinary shares to nine shareholders.

On July 15, 2021, the Company has approved and adopted the amended and restated memorandum and articles of association. The amended and restated memorandum and articles of association provide that, The Company’ s authorized share capital upon completion of the offering will be $50,000 divided into 500,000,000 shares of a par value of $0.0001, comprised of 490,000,000 ordinary Shares, and 10,000,000 preference shares.

NOTE 14 – INCOME TAXES

The entities within the Company file separate tax returns in the respective tax jurisdictions in which they operate.

Cayman Islands

The Company is a tax-exempt entity incorporated in Cayman Islands.

Hong Kong

HiTek Hong Kong Limited was incorporated in Hong Kong and does not conduct any substantial operations of its own. No provision for Hong Kong profits tax has been made in the consolidated financial statements as HiTek Hong Kong Limited has no assessable profits for the year ended December 31, 2021 and 2020.

PRC

The Company’s PRC operating subsidiary and VIEs, being incorporated in the PRC, are governed by the income tax law of the PRC and is subject to PRC enterprise income tax (“EIT”). The EIT rate of PRC is 25%, which applies to both domestic and foreign invested enterprises. One of the Company’s subsidiaries located in the Xinjiang Huoerguosi special development zones, Huoerguosi, is currently exempt from corporate income tax in China from January 1, 2017 to December 31, 2021. State Administration of Taxation and Ministry of Finance issued a notice related to the tax relief policy of the small- scale enterprises in January 2019. According to the notice, from January 1, 2019 to December 31, 2021, if a small profit-making enterprise has annual taxable income less than or equal to RMB 1 million, only 25% of its annual taxable income will be subject to income tax at a reduced rate of 20%; for those with annual taxable income more than RMB 1 million but did not exceed RMB 3 million, 50% of their annual taxable income will be subject to income tax at the same reduced rate of 20%. The Company had been qualified as a small and micro enterprise and enjoyed the tax relief policy before 2021, but had not met the standards of small and micro enterprise and couldn’t enjoy preferential tax rates since 2021.

The Company’s income (loss) before income taxes includes the following:

	For the years ended December 31
	2021	2020
Non-PRC operations	$(328,672)	$(46,483)
PRC operations	2,540,883	2,004,584
Total income before income taxes	$2,212,211	$1,958,101

Income tax expense was comprised of the followings:

	For the years ended December 31,
	2021	2020
Current tax expense
PRC	$202,229	$26,946
Deferred tax expense
PRC	340,624	242,296
Total income tax expense	$542,853	$269,242

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The cumulative tax effect at the expected rate of 25% of significant items comprising the net deferred tax amount is at December 31, 2021 and 2020 as follows:

	As of December 31,
	2021	2020
Deferred tax assets
Net operating loss	$8,060	$408
Deferred revenue	147,876	188,072
Unbilled cost	225,242	165,244
Software amortization	290,149	200,428
Allowance for doubtful accounts	15,270	28,252
Inventories obsolescence	1,759	26,956
Unrealized losses on trading securities	1,966	-
Accrued Bonus	40,377	46,792
Other	27,491	20,676
Total deferred tax assets	758,190	676,828
Deferred tax liabilities
Unbilled revenue	(1,880,466)	(1,485,397)
Deferred government subsidiary income	(46,511)	(45,308)
Unrealized gain on short-term investment	(23,742)	(2,133)
Other	(13,977)	(1,354)
Total deferred tax liabilities	(1,964,696)	(1,534,192)
Valuation allowance	(19,135)	-
Net deferred tax liabilities	$(1,225,641)	$(857,364)

Following is a reconciliation of income tax expense at the effective rate to income tax at the calculated statutory rates:

	For the years ended December 31,
	2021	2020
PRC statutory tax rate	25.0%	25.0%
Effect of different tax rates in different jurisdictions	3.7%	-
Permanent difference
For inventory loss	-	0.1%
For deferred offering costs	0.7%	(2.5)%
For others	0.4%	0.8%
Tax holiday effect	(5.3)%	(9.6)%
Effective tax rate	24.5%	13.8%

Uncertain Tax Positions

The Company did not have significant unrecognized uncertain tax positions or any unrecognized liabilities, interest or penalties associated with unrecognized tax benefit as of and for the years ended December 31, 2021 and 2020.

NOTE 15 – EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share for the periods presented:

	For the year ended December 31,
	2021	2020
Numerator:
Net income	$1,669,357	$1,688,859
Denominator:
Weighted-average shares used in computing basic and diluted net income per share	10,987,679	10,987,679
Net income per share of ordinary shares: -basic and diluted	$0.15	$0.15

NOTE 16 – CONCENTRATIONS

For the year ended December 31, 2021 two customers accounted for 42% of total HiTek’s revenues, the largest of which represented 28%. As of December 31, 2021, the balance due from three customers accounted for 97% of the Company’s total trade account receivable, the largest of which accounted for 66%, followed by the balance which accounted for 16% of the Company’s trade accounts receivable, while one customer which is a related party of HiTek represented 15% of HiTek’s accounts receivable.

For the year ended December 31, 2020 two customers accounted for 32% of total HiTek’s revenues, the largest of which represented 22%, while one customer which is a related party of HiTek represented 10% of HiTek’s revenues. As of December 31, 2020, the balance due from two customers accounted for 80% of the Company’s total trade account receivable, the largest of which accounted for 53%, followed by the balance due from a related party, which accounted for 27% of the Company’s trade accounts receivable.

For the year ended December 31, 2021, two suppliers accounted for 21% of the total purchases. At December 31, 2021, three suppliers accounted for 46% of the Company’s trade accounts payable.

For the year ended December 31, 2020, two suppliers accounted for 38% of the total purchases. At December 31, 2020, four suppliers accounted for 50% of the Company’s trade accounts payable.

NOTE 17 – COMMITMENTS AND CONTINGENCY

Lease Obligations

The Company leases certain office premises and apartments for employees under operating lease agreements with various terms through November 19, 2023. Future minimum lease payments under the operating lease agreements are as follows:

Amount
Twelve months ending December 31,
2022	$26,051
2023	18,205
$44,256

Rental expense for the year ended December 31, 2021 and 2020 were $34,554 and $55,849, respectively.

Underwriter Agreement

Underwriter Agreement with R.F. Lafferty & Co., Inc. and US Tiger Securities, Inc.

On October 5, 2020, the Newbridge terminated the underwriter agreement with the Company which signed on May 10, 2019.

On November 10, 2020, the Company entered into an engagement with R.F. Lafferty & Co., Inc. and US Tiger Securities, Inc. (the “Underwriters”). The agreement was expired on November 9, 2021. Then an amendment to the agreement was signed by all parties to extend the service termination date to December 31, 2022. Under the engagement, the Company agrees to pay the following fees:

1)	Cash retainer: $100,000 which is refundable to the extent that the Underwriters’ incurred expenses are less than the retainer paid.

2)	Cash fee: At the closing of the IPO, the Underwriters will receive a commission equal to eight and one-half percent (8.5%) of the gross proceeds received.

3)	Non-Accountable expenses: $150,000 payable at the closing of the IPO which is intended to cover the Underwriters’ legal and road show expenses associated with the IPO.

As of December 31, 2021, the Company has paid a total of $60,000 cash retainer to the underwriter.

The engagement letter also states that, for purposes of covering over-allotments, if any, the Company shall grant the Underwriters an option, exercisable within 45 days after the closing of the Offering, to acquire up to an additional 15.0% of the total number of Securities to be offered by the Company, on the same terms as the Securities sold in the Offering.

Risks in relation to the VIE structure

It is possible that the Company’s operation of certain of its operations and businesses through its VIE could be found by PRC authorities to be in violation of PRC law and regulations prohibiting or restricting foreign ownership of companies that engage in such operations and businesses. While the Company’s management considers the possibility of such a finding by PRC regulatory authorities under current law and regulations to be remote, on January 19, 2015, the Ministry of Commerce of the PRC, or (the “MOFCOM”) released on its Website for public comment a proposed PRC law (the “Draft FIE Law”) that appears to include VIE within the scope of entities that could be considered to be foreign invested enterprises (or “FIEs”) that would be subject to restrictions under existing PRC law on foreign investment in certain categories of industry. Specifically, the Draft FIE Law introduces the concept of “actual control” for determining whether an entity is considered to be an FIE. In addition to control through direct or indirect ownership or equity, the Draft FIE Law includes control through contractual arrangements within the definition of “actual control.” If the Draft FIE Law is passed by the People’s Congress of the PRC and goes into effect in its current form, these provisions regarding control through contractual arrangements could be construed to reach the Company’s VIE arrangements, and as a result the Company’s VIE could become explicitly subject to the current restrictions on foreign investment in certain categories of industry. If a finding were made by PRC authorities, under existing law and regulations or under the Draft FIE Law if it becomes effective, about the Company’s operation of certain of its operations and businesses through its VIEs, regulatory authorities with jurisdiction over the licensing and operation of such operations and businesses would have broad discretion in dealing with such a violation, including levying fines, confiscating the Company’s income, revoking the business or operating licenses of the affected businesses, requiring the Company to restructure its ownership structure or operations, or requiring the Company to discontinue all or any portion of its operations. Any of these actions could cause significant disruption to the Company’s business operations, and have a severe adverse impact on the Company’s cash flows, financial position and operating performance.

In addition, it is possible that the contracts among WFOE, HiTek and HiTek’s shareholders would not be enforceable in China if PRC government authorities or courts were to find that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event that the Company was unable to enforce these contractual arrangements, the Company would not be able to exert effective control over the VIEs. Consequently, the VIEs’ results of operations, assets and liabilities would not be included in the Company’s consolidated financial statements. If such were the case, the Company’s cash flows, financial position, and operating performance would be materially adversely affected. The Company’s contractual arrangements WFOE, HiTek and HiTek’s shareholders are approved and in place. Management believes that such contracts are enforceable, and considers the possibility remote that PRC regulatory authorities with jurisdiction over the Company’s operations and contractual relationships would find the contracts to be unenforceable.

The Company’s operations and businesses rely on the operations and businesses of its VIEs, which hold certain recognized revenue-producing assets. The VIEs also have an assembled workforce, focused primarily on research and development, whose costs are expensed as incurred. The Company’s operations and businesses may be adversely impacted if the Company loses the ability to use and enjoy assets held by its VIE.

NOTE 18 – SUBSEQUENT EVENTS

On January 21, 2022 and March 28, 2022, the Company entered into two loan agreements in the principal amount of RMB30,000,000 (approximately $4,717,871) and RMB3,000,000 (approximately $471,787) to a third party, which were restricted for business operation. The loans will be due by January 21, 2024 and July 27, 2022 at a rate of 12% per annum, respectively.

On January 21, 2022, the Company entered into a Borrowing agreement in the principal amount of RMB15,000,000 (approximately $2,358,936) from another third party in a normal course of business. The loan will be due by January 21, 2024 at a rate of 12% per annum.

Note 19 – Events (Unaudited) Subsequent to the Date of the independent Auditor’s Report

On June 14, 2022, the Company entered a Loan agreement in the principal amount of RMB 7,000,000 (approximately $1,045,713 with an exchange rate of 0.1494 as of June 30, 2022) to a third party, which was restricted for business operation. As of June 30, 2022, the Company has a total of RMB 40,000,000 (approximately $5,975,500) in loan receivable, which were restricted for business operation. The principal amount of RMB30,000,000 (approximately $4,481,625), RMB3,000,000 (approximately $448,163) and RMB 7,000,000 (approximately $1,045,713) are due by January 21, 2024, July 27, 2022 and June 13, 2023 at a rate of 12% per annum, respectively. RMB 3,000,000 (approximately $448,163) of the principal has been collected by August 5, 2022. As of June 30, 2022, the Company borrowed from a third party with a total amount of RMB 20,000,000 (approximately $2,987,750). The borrowings amount of RMB 15,000,000 (approximately $2,240,813), RMB1,500,000 (approximately $224,081) and RMB3,500,000 (approximately $522,856) are due by January 21, 2024, July 27, 2022, and June 13, 2023 at a rate of 12% per annum, respectively. On August 5, 2022, the borrowing of RMB 1.5 million (approximately $224,081) was fully repaid.

Pursuant to a mining right pledge agreement dated August 5, 2022 between HiTek, as representative of the Lenders, and the Borrower, the Loans are secured by the Borrower’s coal mining permit, issued by Bobai County Natural Resources Bureau, which grants the Borrower a 20-year mining rights for certain building granite mine in Daguang Village, Shuiming Town, Bobai County, Guangxi Province, for a production of 1.306 million cubic meters.

HITEK GLOBAL INC.

HITEK GLOBAL INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,690,819	$2,091,308
Short-term investments	2,804,365	5,197,015
Accounts receivable, net	2,567,558	2,357,114
Accounts receivable-related parties, net	319,793	414,639
Advances to suppliers, net	1,017,879	1,110,923
Inventories, net	612,164	409,021
Deferred offering cost	935,685	1,026,567
Short-term loan receivables	1,493,875	204,441
Prepaid expenses and other current assets	160,326	156,111
Total current assets	11,602,464	12,967,139

Non-current assets
Non-current accounts receivable	3,629,737	3,134,361
Non-current accounts receivable-related parties	385,875	548,395
Non-current advance to a third party	435,229	333,717
Long-term loan receivables	4,481,625	-
Property, equipment and software, net	137,914	156,761
Total non-current assets	9,070,380	4,173,234
Total Assets	$20,672,844	$17,140,373

Liabilities and Equity
Current Liabilities
Accounts payable	$517,535	$518,739
Short-term borrowings	746,938	-
Deferred revenue	1,048,291	784,530
Taxes payable	1,404,484	1,299,147
Due to related parties	617	4,163
Accrued expenses and other current liabilities	265,528	181,925
Total Current Liabilities	3,983,393	2,788,504

Non-current Liabilities
Long-term borrowings	2,240,813	-
Deferred income tax liabilities, non-current	1,322,608	1,225,641
Total non-current liabilities	3,563,421	1,225,641
Total Liabilities	7,546,814	4,014,145

Commitments and Contingencies

Shareholders’ Equity
Ordinary Shares (par value $0.0001 per share, 490,000,000 shares authorized; 10,987,679 and 10,987,679 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively)	1,099	1,099
Additional paid-in capital	2,628,356	2,628,356
Statutory reserve	767,207	767,207
Retained earnings	9,631,797	8,993,370
Accumulated other comprehensive income	97,571	736,196
Total Shareholders’ Equity	13,126,030	13,126,228

Total Liabilities and Shareholders’ Equity	$20,672,844	$17,140,373

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HITEK GLOBAL INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME

	For the Six Months Ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)
Revenues
Hardware	$799,247	$1,112,547
Tax devices and service	961,054	966,510
Software	1,098,849	911,875
Total revenues	2,859,150	2,990,932
Cost of revenues	(1,019,028)	(1,092,897)
Gross profit	1,840,122	1,898,035

Operating expenses:
General and administrative expenses	787,113	774,572
Selling expenses	291,272	379
Total operating expenses	1,078,385	774,951

Operating income	761,737	1,123,084

Other income (expense)
Government subsidies	8,588	3,073
Net investment (loss) income	(6,124)	31,197
Financial income (expense), net	120,176	(5,194)
Other, net	1,400	310
Total other income	124,040	29,386

Net income before provision for income taxes	885,777	1,152,470
Income tax expense	247,350	285,268

Net income	$638,427	$867,202
Comprehensive income
Net income	$638,427	$867,202
Foreign currency translation (loss) gain	(638,625)	136,076

Comprehensive (loss) income	$(198)	$1,003,278
Earnings per ordinary share
– Basic and diluted	$0.06	$0.08

Weighted average number of ordinary shares outstanding
– Basic and diluted	10,987,679	10,987,679

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HITEK GLOBAL INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Ordinary Shares		Additional			Accumulated other
	Number of shares	Amount	paid-in capital	Statutory reserve	Retained earnings	comprehensive income	Total Equity
Balance as of January 1, 2021	10,987,679	$1,099	$2,628,356	$713,737	$7,377,483	$445,789	$11,166,464
Foreign currency translation	-	-	-	-	-	136,076	136,076
Net income	-	-	-	-	867,202	-	867,202
Balance as of June 30, 2021 (unaudited)	10,987,679	$1,099	$2,628,356	$713,737	$8,244,685	$581,865	$12,169,742

	Ordinary Shares		Additional			Accumulated other
	Number of shares	Amount	paid-in capital	Statutory reserve	Retained earnings	comprehensive income	Total Equity
Balance as of January 1, 2022	10,987,679	$1,099	$2,628,356	$767,207	$8,993,370	$736,196	$13,126,228
Foreign currency translation	-	-	-	-	-	(638,625)	(638,625)
Net income	-	-	-	-	638,427	-	638,427
Balance as of June 30, 2022 (unaudited)	10,987,679	$1,099	$2,628,356	$767,207	$9,631,797	$97,571	$13,126,030

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HITEK GLOBAL INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)

Operating Activities
Net income	$638,427	$867,202
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,367	201,549
Interest income	(23,163)	(2,274)
Net investment (loss) gain	6,124	(31,235)
Reversal for doubtful accounts of receivables and advances to suppliers	(4,241)	(753)
(Reversal) provision of obsolete inventories provision	(2,853)	2,098
Deferred income tax	163,677	135,810
Changes in operating assets and liabilities:
Short-term investment – Trading securities	3,742,348	(732,390)
Accounts receivable	(1,015,176)	(1,117,825)
Accounts receivable from related parties	216,190	19,638
Advances to suppliers	44,047	90,321
Deferred offering cost	60,000	(93,310)
Inventory	(228,306)	(196,882)
Prepaid expenses and other current assets	34,285	857,772
Accounts payable	25,606	121,228
Deferred revenue	313,257	99,076
Taxes payable	176,134	190,857
Due to related parties	(3,450)	(1,665)
Accrued expenses and other current liabilities	68,040	(140,084)
Net cash provided by operating activities	4,222,313	269,133

Investing Activities
Loans lent to a third party	(6,176,843)	(355,503)
Repayment from a third-party loan	207,247	161,522
Purchases of Held-to-maturity investments	(1,544,211)	(1,081,967)
Advance payment for software development	(122,207)	-
Redemption of Held-to-maturity investments	-	772,833
Net cash used in investing activities	(7,636,014)	(503,115)

Financing Activities
Loan borrowed from a third party	3,088,422	-
Net cash provided by financing activities	3,088,422	-
Effect of exchange rate changes on cash and cash equivalents	(75,210)	41,631
Net decrease in cash and cash equivalents	(400,489)	(192,351)
Cash and cash equivalents at beginning of period	2,091,308	1,861,554
Cash and cash equivalents at end of period	$1,690,819	$1,669,203

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$34,202	$26,896
Cash paid for interest	$94,969	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HITEK GLOBAL INC.

Notes to UNAUDITED CONDENSED CONSOLIDATED Financial Statements

NOTE 1 – NATURE OF OPERATIONS

HiTek Global Inc. (the “Company”) was incorporated under the laws of the Cayman Islands on November 3, 2017 in anticipation of an initial public offering. The Company through its variable interest entity (“VIE”) and VIE’s subsidiaries provide hardware sales, software sales, Information Technology (“IT”) maintenance services and tax devices and services in the People’s Republic of China (the “PRC”).

The Company issued an aggregate of 10,987,679 ordinary shares to Fortune Enterprise Holdings Limited, an entity 100% owned by Shenping Yin, and eight other shareholders on November 3, 2017 and December 16, 2017. Of the 10,987,679 ordinary shares, 74.55% was owned by Fortune Enterprise Holdings Limited. On November 20, 2017, the Company formed its wholly-owned subsidiary, HiTek Hong Kong Limited (“HiTek HK”) in Hong Kong. On March 15, 2018, HiTek HK formed its wholly-owned subsidiary, Tian Dahai (Xiamen) Information Technology Co. Ltd. (“WFOE”) in PRC.

Xiamen Hengda HiTek Computer Network Co., Ltd. (“HiTek”), was established in January 1996 by Shenping Yin, Xiaoyang Huang (the spouse of Shenping Yin) and nine other shareholders, who held 29.83%, 44.74% and 25.43% of its equity interests, respectively, in Xiamen, Fujian Province, PRC pursuant to PRC laws. The Company entered into a series of contractual arrangements with HiTek which were effective in March 2018, and its equity holders through WFOE to obtain control and became the primary beneficiary of HiTek for accounting purpose.

In September 1999, Xiamen Huasheng HiTek Computer Network Co., Ltd (“Huasheng”), a fully owned subsidiary of HiTek was incorporated under the laws of the PRC.

In September 2017, Huoerguosi Hengda Information Technology Co., Ltd (“Huoerguosi”), a fully owned subsidiary of HiTek was established in XinJiang Province, PRC.

In April 2021, Xiamen Haitian Weilai Technology Co., Ltd. (“Haitian Weilai”), a fully owned subsidiary of WFOE was incorporated under the laws of the PRC.

As all the above mentioned companies presented were under common control, the series of contractual arrangements between the Company and HiTek in March 2018 constituted a reorganization under common control and were required to be retrospectively applied to the consolidated financial statements at their historical amounts. The consolidated financial statements have been prepared as if the existing corporate structure had been in existence throughout all periods. This includes a retrospective presentation for all equity related disclosures, including share and per share, which have been revised to reflect the effects of the reorganization.

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Information

The unaudited condensed consolidated financial statements as of June 30, 2022 and for the six months periods ended June 30, 2022 and 2021 are unaudited. The accompanying unaudited consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial reporting. Operating results as presented are not necessarily indicative of the results to be expected for a full year.

These unaudited condensed consolidated financial statements and related notes should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Post-Effective Amendment No. 14 to Form F-1 for the year ended December 31, 2021 filed on May 16, 2022.

Reclassification

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include financial information related to the Company and its wholly-owned subsidiaries and those variable interest entities (“VIEs”) where the Company is the primary beneficiary (“PB”).

In preparing the unaudited condensed consolidated financial statements, all significant inter-company accounts and transactions have been eliminated. Assets held in an agency or fiduciary capacity are not included in the consolidated financial statements.

VIE Agreements with HiTek

Due to PRC legal restrictions of foreign ownership in certain sectors, neither we nor our subsidiaries own any equity interest in HiTek. Instead, WFOE, HiTek and HiTek’s shareholders entered into a series of contractual arrangements (“VIE Agreements”) on March 31, 2018, which have not been tested in a court of law. The VIE Agreements by and among WFOE, HiTek, and HiTek’s shareholders include (i) certain power of attorney agreements and equity interest pledge agreement, which provide WFOE effective control over HiTek; (ii) an exclusive technical consulting and service agreement which allows WFOE to receive substantially all of the economic benefits from HiTek; and (iii) certain exclusive equity interest purchase agreements which provide WFOE with an exclusive option to purchase all or part of the equity interests in and/or assets of HiTek when and to the extent permitted by PRC laws. Accordingly, the Company is considered the primary beneficiary of VIE for accounting purpose and has consolidated the VIE and the VIE’s subsidiaries’ assets, liabilities, results of operations, and cash flows in the accompanying consolidated financial statements.

Each of the VIE Agreements is described in detail below:

Exclusive Technical Consulting and Service Agreement

Pursuant to the Exclusive Technical Consulting and Service Agreement between HiTek and WFOE, WFOE provides HiTek with technical support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis. The Exclusive Technical Consulting and Service Agreement has come into effect as of March 31, 2018. For services rendered to HiTek by WFOE under this agreement, WFOE is entitled to collect a service fee that shall be paid per quarter of 100% of HiTek’s quarterly profit. The term of the Exclusive Technical Consulting and Service Agreement is ten years unless it is terminated by WFOE with 30-day prior notice.

Equity Interest Pledge Agreement

WFOE, HiTek and HiTek shareholders entered into an Equity Interest Pledge Agreement, pursuant to which HiTek shareholders pledged all of their equity interests in HiTek to WFOE in order to guarantee the performance of HiTek’s obligations under the Exclusive Technical Consulting and Service Agreement as described above. The Equity Interest Pledge Agreement has come into effect as of March 31, 2018. During the term of the pledge, WFOE is entitled to receive any dividends declared on the pledged equity interests of HiTek. The Equity Interest Pledge Agreement ends when all contractual obligations under the Exclusive Technical Consulting and Service Agreement have been fully performed.

Exclusive Equity Interests Purchase Agreement

Under the Exclusive Equity Interests Purchase Agreement, the HiTek Shareholders granted WFOE (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, part or all of their equity interests in HiTek. The option price is equal to the capital paid in by the HiTek Shareholders subject to any appraisal or restrictions required by applicable PRC laws and regulations. The Exclusive Equity Interests Purchase Agreement remains effective for a term of ten years and may be renewed at WFOE’s election.

Power of Attorney

Each shareholder of the HiTek has executed an irrevocable power of attorney in favor of WFOE. Pursuant to this power of attorney, the WFOE has full power and authority to exercise all of such shareholders’ rights with respect to their equity interest in the VIE Companies, including HiTek, Huasheng and Huoerguosi. The power of attorney will remain in force for so long as the shareholder remains a shareholder of HiTek.

During the six months ended June 30, 2022 and two years ended December 31, 2021 and 2020, there were no transactions in HiTek Global Inc. and HiTek HK besides minimal capital transactions and professional fee payments. As of June 30, 2022, our variable interest entities accounted for an aggregate of 96% and 98%   of our total assets and total liabilities, respectively. As of December 31, 2021, our variable interest entities accounted for an aggregate of 93% and 100% of our total assets and total liabilities, respectively.   As of June 30, 2022 and December 31, 2021, $1,373,852    and $1,557,325 of cash and cash equivalents were denominated in RMB, respectively.

Use of Estimates and Assumptions

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Significant accounting estimates reflected in the Company’s unaudited condensed consolidated financial statements include allowance for doubtful accounts, inventory obsolescence, deferred taxes, and the useful lives of property and equipment. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

Fair Values of Financial Instruments

The U.S. GAAP accounting standards regarding fair value of financial instruments and related fair value measurements define fair value, establish a three-level valuation hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The three levels of inputs are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable.

ASC 825-10 “Financial Instruments”, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts receivable – related party, loan receivable, prepaid expenses, advances to suppliers, deferred offering costs, prepaid expenses and other, accounts payable and accrued liabilities, borrowings, income taxes payable, VAT and other taxes payable, and due to related parties approximate their fair market value based on the short-term maturity of these instruments.

The Company’s investments measured at fair value on a recurring basis consist of trading securities and held-to-maturity debt securities. The valuation for the Level 1 position is based on quoted prices in active markets. The following table presents information about our assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2022 and December 31, 2021 and indicates the fair value hierarchy of the valuation techniques we utilized to determine such fair value. The valuation techniques are based on the fair value measurement on a recurring basis of trading securities and held-to-maturity debt securities.

		Quoted	Significant	Significant
		Prices in	Other	Other
		Active	Observable	Unobservable
	June 30,	Markets	Inputs	Inputs
	2022	(Level 1)	(Level 2)	(Level 3)
Trading securities	$1,310,490	$145,267	$1,165,223	$-
Held-to-maturity debt securities	1,493,875	-	1,493,875	-
Total	$2,804,365	$145,267	$2,659,098	$-

		Quoted	Significant	Significant
		Prices in	Other	Other
		Active	Observable	Unobservable
	December 31,	Markets	Inputs	Inputs
	2021	(Level 1)	(Level 2)	(Level 3)
Trading securities	$5,197,015	$188,208	$5,008,807	$-
Total	$5,197,015	$188,208	$5,008,807	$-

Earnings Per Share

Basic earnings per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted-average number of ordinary shares and dilutive potential ordinary shares outstanding during the period.

As of June 30, 2022 and December 31, 2021, there were no other contracts to issue ordinary shares, such as options, warrants or conversion rights, which would have a dilutive effect on earnings per share.

Cash and Cash Equivalents

Cash consists of cash on hand and cash in banks. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company maintains cash with various financial institutions in the PRC. As of June 30, 2022 and December 31, 2021, cash balances held in PRC banks are uninsured. The Company has not experienced any losses in bank accounts during   the six months ended June 30, 2022 and year ended December 31, 2021.

Concentrations of Credit Risk

Currently, all of the Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC’s economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, short-term investments, trade accounts receivable, and accounts receivable – related parties and advances to suppliers. A portion of the Company’s sales are credit sales which are to the customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

In January 2020, the World Health Organization declared a global health emergency as the COVID-19 outbreak continues to spread beyond China. On March 11, 2020, the World Health Organization declared the COVID-19 a global epidemic, the negative impact on our operation from the beginning of year 2020 to date and the operating result for fiscal year 2020.   As of the date of this prospectus, the COVID-19 pandemic is generally considered under control in China. In light of the current circumstances, in the absence of long-term local lockdown, the Company estimates its financial results will not be adversely affected in the second half of 2022. The Company is closely monitoring the development of the COVID-19 pandemic and continuously evaluating any further potential impact on its business, results of operations and financial condition. If the outbreak persists or escalates, the Company may be subject to further negative impact on its business operations and financial condition

Short-term Investments

Short-term investments consist of trading stock and debt securities, which include mutual funds and wealth management products issued by commercial bank. The Company accounts for short term investment in accordance with FASB ASC Topic 320 “Investments — Debt and Equity Securities.” Dividend and interest income, including amortization of the premium and discount arising at acquisition, for all categories of investments in securities are included in Consolidated Statements of Operations. Net realized and unrealized holding gains and losses for short term investments are included in Consolidated Statements of Operations.

If a security is acquired with the intent of selling it within hours or days, the security shall be classified as trading securities. The Company classifies investments in trading stock and mutual funds as trading securities. Unrealized holding gains and losses for trading securities are included in earnings.

If the Company has positive intent and ability to hold to maturity, the security shall be classified as held-to-maturity securities. The Company classifies investments in wealth management products issued by commercial banks as held-to-maturity securities as the Company intends to hold these investments in wealth management products until maturity and the maturity terms of these investments are within one year.  Due to the short term maturity, the investments in wealth management products are valued at carrying value, which approximates the amortized cost. For individual securities classified as held-to-maturity securities, the Company evaluates whether a decline in fair value below the amortized cost basis is other-than-temporary, in accordance with ASC 320. Other-than-temporary impairment loss is recognized in earnings equal to the entire excess of the debt security’s amortized cost basis over its fair value at the balance sheet date of the reporting period for which the assessment is made.

Accounts Receivable, Accounts Receivable - related party and Concentration of Risk

Accounts receivable are presented net of an allowance for doubtful accounts. If any, the Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company reviews the collectability of its receivables on an ongoing basis. After all attempts to collect a receivable have failed. The receivable is written off against the allowance.

The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, its current credit-worthiness and current economic trends.

The Company considers the following factors where determining whether to permit a longer payment period:

●	the customer’s past payment history;

●	the customer’s general risk profile, including factors such as the customer’s size, age and public or private status;

●	macroeconomic conditions that may affect a customer’s ability to pay; and

●	the relative importance of the customer relationship to the Company’s business.

The normal payment period was approximately 6 months to 1 year after the customers received goods or were served. The Company gave customers different credit period considering the above factors. For the large customers such as large-scale oil and coal mine customers, the Company gave a two-year credit period. For IT outsourcing customers, the Company gave a year and half credit period. For small and medium customers, the Company gave a half year credit period.

In accordance with ASC 210-10-45, the non-current accounts receivable and non-current accounts receivable-related parties represent the amounts that the Company does not reasonably expect to be realized during the normal operating cycle of the Company based on the Company’s best estimates and customers’ historical payment behaviors. The Company uses approximately one-year time period as the basis to the separation of current and non-current assets.

Advances to Suppliers, Net

Advances to suppliers are the amounts prepaid to suppliers for purchases of inventory. In evaluating the reserve for doubtful account, the Company mainly considers the age of the balance. As of June 30, 2022 and December 31, 2021, advances to suppliers consisted of the following:

	June 30,	December 31,
	2022	2021
	(Unaudited)
Advances to suppliers - Inventories	$821,557	$751,301
Advances to suppliers - Services	198,042	366,903
Less: reserve for doubtful account	(1,720)	(7,281)
Total	$1,017,879	$1,110,923

As of June 30, 2022, the advances to third-party suppliers for outsourcing software services amounted to $198,042.

As of December 31, 2021, the advances to third-party suppliers for services amounted to $366,903, which includes $ 304,592 of advances for outsourcing software service, and $62,311 of advances for sales commission.

Deferred Offering Costs

The Company complies with the requirement of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering. Deferred offering costs will be charged to shareholders’ equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Inventories

Inventories are stated at the lower of cost (weighted average basis) or net realizable value. The methods of determining inventory costs are used consistently from year to year. Allowance for inventory obsolescence is provided when the market value of certain inventory items is lower than the cost.

Property, Equipment and Software, net

Property, equipment and software are carried at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation and amortization are removed from the accounts, and any resulting gains or losses are included in the statement of operations in the year of disposition. The Company examines the possibility of decreases in the value of property, equipment and software, when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Estimated useful lives are as follows, taking into account the assets’ estimated residual value:

Classification	Estimated useful life
Furniture and office equipment	2-3 years
Computer equipment	2-3 years
Transportation equipment	5 years
Buildings and improvements	20 years
Software	3 years

Impairment of Long-lived Assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not record any impairment charge as of June 30, 2022 and December 31, 2021.

Revenue Recognition

Beginning January 1, 2019, the Company has adopted the ASU 2014-09, Topic 606, “Revenue from Contracts with Customers” and its related amendments (collectively referred to as “FASB ASC 606”) for its new revenue recognition accounting policy that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. Based on the Company’s analysis, it did not identify a material cumulative catch-up adjustment to the opening consolidated balance sheet on January 1, 2019. With adoption of ASC 606, revenue is now recognized when all of the following five steps are met: (i) identify the contract(s) with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations; (v) recognize revenue when (or as) each performance obligation is satisfied. The adoption of the new revenue recognition standard has no material impact on the Company’s consolidated financial statements for any periods prior to 2019. Therefore, prior period amounts are not adjusted.

The Company generates its revenues primarily from four sources: (1) hardware sales, (2) software sales, (3) IT services and (4) tax devices and services. The Company recognizes revenue when performance obligations under the terms of a contract with its customers are satisfied. This occurs when the control of the goods and services have been transferred to the customer.

■	Hardware sales

Hardware revenues are generated primarily from the sale of computer and network hardware to end users. The products include computers, printers, internet cables, certain internet servers, cameras and monitors. The sales of hardware represent a single performance obligation. The Company usually recognizes the revenue at the point in time when ownership is transferred to end customers. The Company’s revenue derived from sales of hardware is reported on a gross basis since the Company is primarily obligated in the transaction, bears inventory and credit risk and has discretion in establishing the prices. Hardware sales are classified as “Revenue-Hardware” on the Company’s consolidated statements of operations.

■	Software sales

HiTek also does business in software sales and focuses on the perpetual licenses sales for one of the self-developed software Communication Interface System(“CIS”). CIS is based on LINUX, which is a general embedded interface system used in petrochemical and coal enterprises. The system is used to communicate the RCTX-X module, collect the work diagram, the electricity diagram, the pressure temperature and other measures, and can extract the data and import it to the software of the windows platform to display analysis.

Performance Obligations - Software contracts with customers include multiple performance obligations such as sale of software license, installation of software, operation training service and warranty. The installation and operation training are essential to the functionality of the software which are provided to the clients prior to the acceptance of the software. The Company provides one-year warranty which mainly telephone supports. The Company estimates that costs associated with warranty are de minimis to the overall contract. Therefore, the Company does not further allocate transaction price.

The Company recognizes the revenue at the point in time when the software is accepted by the customer. Revenues from software sales contracts are classified as “Revenue-Software” on the Company’s consolidated statements of operations.

■	Tax Devices and Services

Before January 21, 2021, all VAT general taxpayer businesses in China are required to purchase the Anti-Counterfeiting Tax Control System (“ACTCS” or Golden Tax Disk or GTD) tax devices to issue the VAT Invoice and for quarterly VAT filing. HiTek is authorized to carry out the implementation of ACTCS specialty hardware retailing. The price of GTD and related supporting services are determined by the National Development and Reform Commission. From January 21, 2021, the new taxpayers can receive electronic tax control ukey for free from the Tax authority. HiTek   could provide supporting services to the new taxpayers.

Performance Obligations - Tax devices and services contracts with customers include multiple performance obligations such as delivery of products, installation and after-sales supporting services, tax control system risk investigation service, and tax invoicing management service, such as training service on issuing electronic invoice, complete tax declaration automatically and back up data online.

Revenue from the sales of GTD devices is recognized at the point in time when ownership is transferred to end customers. The Company provides the tax device after-sales supporting services and tax invoicing management service, charging the service fee on an annual basis because the service period is usually one year. Revenue related to its service is recognized as the services are performed and amounts are earned, using the straight-line method over the term of the related services agreement. The Company also charges a one time service charge for each investigation request. Revenue related to tax control system risk investigation service is recognized at the point in time when the services are performed. Revenue is recognized based on each performance obligation’s standalone selling price that are sold separately and charged to customers at contract inception.

The Company’s revenue derived from its gross billings and is reported on a gross basis since the Company is primarily obligated in the transaction, is subject to inventory and credit risk and has several but not all of the indications that revenue should be recorded on the gross basis.

■	Contract balances

Prepayments received from customers prior to the services being performed are recorded as deferred revenue. Deferred revenue consists of the annual service fees for Golden Tax Disk and tax invoicing   management   service received from customers while the services have not yet been performed. The Company recognizes the service fees amount as revenue on a straight-line basis in accordance with the service periods.

■	Practical expedients and exemptions

The Company generally expenses sales commissions if any incurred because the amortization period would have been one year or less.

Deferred Revenue

Deferred revenue consists of the annual service fees for Golden Tax Disk (defined below) received from customers but the services have not yet been performed. The Company recognizes the service amount as revenue on a straight-line basis in accordance with the service periods. Deferred revenue as of June 30, 2022 and December 31, 2021 was $1,048,291 and $784,530, respectively.

Cost of Revenue

Cost of revenue is comprised of (i) the direct cost of our hardware products purchased from third parties; (ii) logistics-related costs, which primarily include product packaging and freight-in charges; (iii) third-party royalties paid related to the GTD; and (iv) compensation for the employees who handle the products and perform IT services and other costs that are necessary for us to provide the services to our customers.

Selling Expenses

Selling expenses consists of primarily shipping and handling costs for products sold and advertisement, marketing expenses for promotion of our products. During the six months ended June 30, 2022, selling expenses also included sales commission paid to a third party for obtaining contracts with customers.

General and Administrative Expenses

General and administrative expenses consist primarily of costs in salary and welfare expenses for our general administrative and management staff, facilities costs, depreciation and amortization expenses, professional fees, accounting fees, meals and entertainment, utilities, and other miscellaneous expenses incurred in connection with general operations. All depreciation and amortization expenses were recorded in general and administrative expenses because fixed assets are mainly for sales and administrative purpose.

Government Subsidies

Grants are given by the government to mainly support the Company for the increase in production and social insurance compensation for rural laborers. Grants are recognized as government subsidies income in the consolidated statements of operations when received.

Research and Development Expenses

The Company follows the guidance in FASB ASC 985-20, Cost of Software to Be Sold, Leased or Marketed, regarding software development costs to be sold, leased, or otherwise marketed. FASB ASC 985-20-25 requires research and development costs for software development to be expensed as incurred until the software model is technologically feasible. Technological feasibility is established when the enterprise has completed all planning, designing, coding, testing, and identification of risks activities necessary to establish that the product can be produced to meet its design specifications, features, functions, technical performance requirements. A certain amount of judgment and estimation is required to assess when technological feasibility is established, as well as the ongoing assessment of the recoverability of capitalized costs. The Company’s products reach technological feasibility shortly before the products are released and sold to the public. Therefore, research and development costs are generally expensed as incurred.

The Company expenses research and development expenses as incurred and are included as part of general and administrative expenses. Research and development expenses for the six months ended June 30, 2022 and 2021 were $25,035 and $20,441, respectively.

The Company defers certain costs related to the software development activities associated with certain software which the Company has determined have future economic benefit. Management periodically reviews and revises, when necessary, its estimate of the future benefit of these costs and expenses them if it deems there no longer is a future benefit. The Company has two software (for internal use) (Finance and Taxation Service Platform Mobile Application and Corporate Full-Service Platform Mobile Application). They are all fully amortized as of December 31, 2022.

Income Taxes

The Company is governed by the Income Tax Law of the PRC. The Company accounts for income taxes using the asset/liability method prescribed by ASC 740, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company applied the provisions of ASC 740-10-50, “Accounting for Uncertainty in Income Taxes,” which provides clarification related to the process associated with accounting for uncertain tax positions recognized in the Company’s consolidated financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period.

Value Added Taxes (“VAT”)

Prior to May 1, 2018, the Company is subject to VAT at the rate of   6% and 17% on revenue generated from providing services and products, respectively. Starting from May 1, 2018, the VAT rate for revenue generated from providing products was changed from 17% to   16%. Starting from April 1, 2019, the VAT rate for revenue generated from providing products was changed from 16% to   13%. VAT is reported as a deduction of revenue when incurred. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in taxes payable.

Foreign Currency Translation

The functional currency of the Company’s operations in the PRC is the Chinese Yuan or Renminbi (“RMB”). The consolidated financial statements are translated to U.S. dollars using the period end rates of exchange for assets and liabilities, equity is translated at historical exchange rates, and average rates of exchange (for the period) are used for revenues and expenses and cash flows. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income / loss. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

All of the Company’s revenue transactions are transacted in its functional currency. The Company does not enter into any material transaction in foreign currencies. Transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

The exchange rates as of June 30, 2022 and December 31, 2021 and for the six months ended June 30, 2022 and 2021 are as follows:

	June 30,	December 31,	Six months ended June 30,
	2022	2021	2022	2021
Foreign currency	Balance Sheet	Balance Sheet	Profits/Loss	Profits/Loss
RMB:1USD	6.6940	6.3588	6.4758	6.4697

Comprehensive Income

Comprehensive income is comprised of net income (loss)   and all changes to the statements of shareholders’ equity    , except those due to investments by shareholders and changes in paid-in capital. For the Company, comprehensive income   (loss) as of June 30, 2022, and June 30, 2021 consisted of net income and unrealized income (loss) from foreign currency translation adjustment.

Related Parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Recent Accounting Pronouncements

Recently issued accounting pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 changes the impairment model for most financial assets and certain other instruments. The standard will replace the “incurred loss” approach with an “expected loss” model for instruments measured at amortized cost. For available-for-sale debt securities, entities will be required to record allowances rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. The amendments in ASU 2016-13 are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is in the process of evaluating the impact of adoption of this guidance on its consolidated financial statements.

In March 2019, the FASB issued ASU 2019-01, “Leases (Topic 842): Codification Improvements”. “These amendments align the guidance for fair value of the underlying asset by lessors that are not manufacturers or dealers in Topic 842 with that of existing guidance. As a result, the fair value of the underlying asset at lease commencement is its cost, reflecting any volume or trade discounts that may apply. However, if there has been a significant lapse of time between when the underlying asset is acquired and when the lease commences, the definition of fair value (in Topic 820, Fair Value Measurement) should be applied. (Issue 1). The ASU also requires lessors within the scope of Topic 942, Financial Services—Depository and Lending, to present all “principal payments received under leases” within investing activities. (Issue 2). Finally, the ASU exempts both lessees and lessors from having to provide certain interim disclosures in the fiscal year in which a company adopts the new leases standard. (Issue 3). “The transition and effective date provisions apply to Issue 1 and Issue 2. They do not apply to Issue 3 because the amendments for that Issue are to the original transition requirements in Topic 842. The effective date of those amendments is for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company don’t adopt the new standard for the six months ending June 30, 2022 and the Company will adopt the new standard for the year ending December 31, 2022. Upon adoption, the Company will recognize a lease liability and corresponding right-to-use asset based on the present value of minimum lease payments. The effects on the results of operations are not expected to be significant, as recognition and measurement of expenses and cash flows for leases will be substantially the same under the new standard.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows.

NOTE 3 – SHORT-TERM INVESTMENT

Short-term investments consisted of the following:

	June 30,	December 31,
	2022	2021
	(Unaudited)
Short-term investments
Trading securities	$1,310,490	$5,197,015
Held-to-maturity debt securities	1,493,875	-
Total	$2,804,365	$5,197,015

Investment income (loss) for the six months ended June 30, 2022 and 2021 consists of the following:

	For the Six Months Ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)
(Loss) gain from sales of short-term investments:
Trading securities	$(24,453)	$16,770
Held-to-maturity debt securities	-	7,886
Unrealized holding income:
Trading securities	6,872	6,541
Held-to-maturity debt securities	11,457	-
Net investment (loss) income	$(6,124)	$31,197

NOTE 4 – accounts receivable, NET

At June 30, 2022 and December 31, 2021, accounts receivable, net consisted of the following:

	June 30,	December 31,
	2022	2021
	(Unaudited)
Accounts receivable	$2,739,327	$2,536,589
Less: allowance for doubtful accounts	(171,769)	(179,475)
Account receivable, net	$2,567,558	$2,357,114
Account receivable - related parties, net	$319,793	$414,639
Non-current accounts receivable	$3,629,737	$3,134,361
Non-current accounts receivable - related parties	$385,875	$548,395

The allowance for the doubtful accounts at June 30, 2022 and December 31, 2021, totaled $171,769 and $179,475, respectively, representing management best estimate. The following table describes the movements in the allowance for doubtful accounts during the six months ended June 30, 2022 and during the years ended December 31, 2021:

Balance at January 1, 2021	$298,224
Decrease in allowance for doubtful accounts	(124,881)
Foreign exchange difference	6,132
Balance at December 31, 2021	$179,475
Increase in allowance for doubtful accounts	1,324
Foreign exchange difference	(9,030)
Balance at June 30, 2022	$171,769

The Company reviews the outstanding receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. For the six months ended June 30, 2022 and 2021, doubtful accounts expense amounted to $1,324 and $24, respectively.

NOTE 5 – INVENTORIES, NET

At June 30, 2022 and December 31, 2021, inventories consisted of the following:

	June 30,	December 31,
	2022	2021
	(Unaudited)
Inventory	$619,573	$419,726
Less: reserve for obsolete inventories	(7,409)	(10,705)
Total	$612,164	$409,021

Inventory includes computer, network hardware, and Golden Tax Disks. The Company reviews its inventories periodically to determine if any reserves are necessary for potential obsolescence or if a write-down is necessary if the carrying value exceeds net realizable value. For the six months ended June 30, 2022 and 2021, inventory obsolescence (recovery)   expense amounted to ($2,853) and $2,098 respectively.

NOTE 6 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

At June 30, 2022 and December 31, 2021, prepaid expenses and other current   assets consisted of the following:

	June 30,	December 31,
	2022	2021
	(Unaudited)
Other receivables, net	$51,011	$105,623
Interest receivable	63,549	6,619
Prepaid expenses	45,766	43,869
Total	$160,326	$156,111

NOTE 7 – LOAN RECEIVABLE

At June 30, 2022 and December 31, 2021, loan receivable consisted of the following:

	June 30,	December 31,
	2022	2021
	(Unaudited)
Short-term loan receivables	$1,493,875	$204,441
Long-term loan receivables	$4,481,625	$-
Total	5,975,500	204,441

On April 12, 2021, the Company entered into a loan agreement in the principal amount of RMB1,300,000 (approximately $204,441) to an unrelated party, which was restricted for its operating activities, to improve the utilization and efficiency of the Company’s free cash. The loan was   due by March 31, 2022 at a rate of 4.5% per annum. The principal and the accrued interest have been repaid by March 31, 2022.

On January 21, 2022, March 28, 2022 and June 14, 2022, the Company entered into three loan agreements in the principal amount of RMB30,000,000 (approximately $4,481,625 with an exchange rate of 0.1494 as of June 30, 2022), RMB3,000,000 (approximately $448,163 with an exchange rate of 0.1494 as of June 30, 2022) and RMB7,000,000 (approximately $1,045,713 with an exchange rate of 0.1494 as of June 30, 2022) to an unrelated party, which was restricted for its operating activities, to improve the utilization and efficiency of the Company’s free cash. The loans will be due by January 20, 2024, July 27, 2022 and June 13, 2023, at a rate of 12% per annum, respectively. RMB 3,000,000 (approximately $448,163) of the principal and RMB120,000 (approximately $18,531) of the interest have been repaid by August 5, 2022.   Pursuant to a mining right pledge agreement dated August 5, 2022 between HiTek, as representative of the Lenders, and the Borrower, the Loans are secured by the Borrower’s coal mining permit, issued by Bobai County Natural Resources Bureau, which grants the Borrower a 20-year mining rights for certain building granite mine in Daguang Village, Shuiming Town, Bobai County, Guangxi Province, for a production of 1.306 million cubic meters.

The interest income for the six months ended June 30, 2022 and 2021 was $248,064 and $1,984. respectively, which was accrued as interest receivable in Note 6.

NOTE 8 – NON-CURRENT ADVANCE TO A THIRD PARTY

In 2020, the Company signed a software development contract (for internal use) (Corporate Full-Service Platform Mobile Application) which the software development company obligated to perform certain specific software development activities on September 10, 2020. The scope of the work includes analyzing and confirming the application requirements checklist provided by the Company, designing under user interface, coding, arranging/locating the servers, and launching. As of June 30, 2022, the total contract price was approximately $448,000   and shall be paid using installment payment method (30% within 30 working days after the signing of this contract, 50% within 30 working days upon launching of the official version, and 20% within 90 working days upon launching of the official version). The ownership of the final product belongs to the Company and the copyrights will be shared with the software development company. As of June 30, 2022, product development costs capitalized totaled $435,229 (recorded in non-current advances to a third party), of which $119,405 was paid to a third party authorized by the software development company,   and the Company’s commitments to additional costs under software development contracts amounted to $12,771 as of June 30, 2022. In March 2021, the Company signed a supplementary agreement to postpone the official launch after closing of the Company’s initial public offering. It will be transferred to property, equipment and software, net under appropriate conditions. The Company will restart the project and make the final payment of $12,771 in December 2022, regardless of whether the IPO is completed or not.

NOTE 9 – PROPERT, equipment AND SOFTWARE, net

At June 30, 2022 and December 31, 2021, property, equipment and software, net consisted of the following:

	June 30,	December 31,
	2022	2021
	(Unaudited)
Office furniture	$2,659	$2,798
Computer equipment	6,755	7,111
Transportation equipment	69,752	73,429
Buildings and improvements	463,022	487,430
Software	1,102,480	1,160,596
	1,644,668	1,731,364
Less: accumulated depreciation and amortization	(1,506,754)	(1,574,603)
Net book value	$137,914	$156,761

For the six months ended June 30, 2022 and 2021, depreciation and amortization expense amounted to $11,367 and $201,549, respectively.

NOTE 10 – Taxes payable

At June 30, 2022 and December 31, 2021, taxes payable consisted of the following:

	June 30,	December 31,
	2022	2021
	(Unaudited)
Value-added Tax payable	$1,052,691	$990,173
Income tax payable	223,680	198,130
Other taxes payable	118,113	110,844
Total	$1,404,484	$1,299,147

NOTE 11 – RELATED PARTY TRANSACTIONS

The following represented related party balances as of June 30, 2022 and December 31, 2021:

	June 30,	December 31,
	2022	2021
	(Unaudited)
Accounts receivable
Beijing Zhongzhe Yuantong Technology Co., Ltd. (1)	$319,793	$414,639
	$319,793	$414,639

	June 30,	December 31,
	2022	2021
	(Unaudited)
Due to related parties
Fengqi (Beijing) Zhineng Technology Co., Ltd. (2)	$617	$4,163
	$617	$4,163

	June 30,	December 31,
	2022	2021
	(Unaudited)
Non-current accounts receivable-related parties
Beijing Zhongzhe Yuantong Technology Co., Ltd. (1)	$385,875	$548,395
	$385,875	$548,395

(1)	Beijing Zhongzhe Yuantong Technology Co., Ltd. (“Beijing Zhongzhe”) and one of the minority shareholder of HiTek is under common control. As of September 30, 2022, Beijing Zhongzhe subsequently repaid $293,367.

(2)	Mr. Yin is the director and a minority shareholder of Fengqi (Beijing) Zhineng Technology Co., Ltd.

NOTE 12 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

At June 30, 2022 and December 31, 2021, accrued expenses and other current liabilities consisted of the following:

	June 30,	December 31,
	2022	2021
	(Unaudited)
Payroll	$164,683	$180,855
Interest payable	24,649	-
Other payable	76,196	1,070
Total	$265,528	$181,925

NOTE 13 – BORROWINGS

At June 30, 2022 and December 31, 2021, borrowings consisted of the following:

	June 30,	December 31,
	2022	2021
	(Unaudited)
Short-term borrowings	$746,938	$-
Long-term borrowings	$2,240,813	$-
Total	2,987,751	-

On January 21, March 28 and June 14, 2022, the Company entered into three borrowing agreements in the principal amount of RMB15,000,000 (approximately $2,240,813 with an exchange rate of 0.1494 as of June 30, 2022), RMB1,500,000 (approximately $224,081 with an exchange rate of 0.1494 as of June 30, 2022) and RMB3,500,000 (approximately $522,856 with an exchange rate of 0.1494 as of June 30, 2022) from another third party in a normal course of business. The loan is a credit loan. The loan will be due by January 20, 2024, July 27, 2022 and June 13, 2023, at a rate of 12% per annum, respectively. RMB1,500,000 (approximately $224,081) of the principal have been repaid by August 5, 2022.

The interest expense for the six months ended June 30, 2022 and 2021 was $122,765. and nil. respectively, which was accrued as interest payable in Note 12.

NOTE 14 – STATUTORY RESERVE

Pursuant to the laws applicable to the PRC, PRC entities must make appropriations from after-tax profit to the non-distributable “statutory surplus reserve fund”. Subject to certain cumulative limits, the “statutory surplus reserve fund” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 50% of the registered capital (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). As of June 30, 2022 and December 31, 2021 the balance of total statutory reserves was $767,207 and $767,207, respectively.

NOTE 15 – ORDINARY SHARES

The Company is authorized to issue 500,000,000 ordinary shares of $0.0001 par value. On November 3, 2017 and December 16, 2017, the Company issued an aggregate of 10,987,679 ordinary shares to nine shareholders.

On July 15, 2021, the Company has approved and adopted the amended and restated memorandum and articles of association. The amended and restated memorandum and articles of association provide that, The Company’ s authorized share capital upon completion of the offering will be $50,000 divided into 500,000,000 shares of a par value of $0.0001, comprised of 490,000,000 ordinary Shares, and 10,000,000 preference shares.

NOTE 16 – INCOME TAXES

The entities within the Company file separate tax returns in the respective tax jurisdictions in which they operate.

Cayman Islands

The Company is a tax-exempt entity incorporated in Cayman Islands.

Hong Kong

HiTek Hong Kong Limited was incorporated in Hong Kong and does not conduct any substantial operations of its own. No provision for Hong Kong profits tax has been made in the consolidated financial statements as HiTek Hong Kong Limited has no assessable profits for the six months ended June 30, 2022 and 2021.

PRC

The Company’s PRC operating subsidiary and VIEs, being incorporated in the PRC, are governed by the income tax law of the PRC and is subject to PRC enterprise income tax (“EIT”). The EIT rate of PRC is 25%, which applies to both domestic and foreign invested enterprises. One of the Company’s subsidiaries located in the Xinjiang Huoerguosi special development zones, Huoerguosi, is currently exempt from corporate income tax in China from January 1, 2017 to December 31, 2021. Since the beginning of 2022, Huoerguosi did not enjoy the above preferential tax policy.    State Administration of Taxation and Ministry of Finance issued a notice related to the tax relief policy of the small- scale enterprises in January 2019. According to the notice, from January 1, 2019 to December 31, 2021, if a small profit-making enterprise has annual taxable income less than or equal to RMB 1 million, only 25% of its annual taxable income will be subject to income tax at a reduced rate of 20%; for those with annual taxable income more than RMB 1 million but did not exceed RMB 3 million, 50% of their annual taxable income will be subject to income tax at the same reduced rate of 20%. In April 2021, on the basis of the previous preferential policy, State Administration of Taxation and Ministry of Finance issued a notice stating that, from January 1, 2021 to December 31, 2022, for those with annual taxable income less than or equal to RMB 1 million, only 12.5% of its annual taxable income will be subject to income tax at a reduced rate of 20%. In March 2022, on the basis of the previous preferential policy, State Administration of Taxation and Ministry of Finance further issued a notice stating that, from January 1, 2022 to December 31, 2024, for those with annual taxable income more than RMB 1 million but did not exceed RMB 3 million, 25% of their annual taxable income will be subject to income tax at the same reduced rate of 20%.

The Company’s income (loss) before income taxes includes the following:

	For the Six Months Ended June 30
	2022	2021
	(Unaudited)	(Unaudited)
Non-PRC operations	$(276,088)	$(14,902)
PRC operations	1,161,865	1,167,372
Total income before income taxes	$885,777	$1,152,470

Income tax expense was comprised of the followings:

	For the Six Months Ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)
Current tax expense
PRC	$83,673	$149,458
Deferred tax expense
PRC	163,677	135,810
Total income tax expense	$247,350	$285,268

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The cumulative tax effect at the expected rate of 25% of significant items comprising the net deferred tax amount is at June 30, 2022 and December 31, 2021 as follows:

	June 30,	December 31,
	2022	2021
	(Unaudited)
Deferred tax assets
Deferred revenue	$229,328	$147,876
Unbilled cost	212,777	225,242
Unbilled interest expenses	29,691	-
Software amortization	275,620	290,149
Accrued Bonus	39,920	40,377
Other	47,380	54,546
Total deferred tax assets	834,716	758,190
Deferred tax liabilities
Unbilled revenue	(2,017,927)	(1,876,895)
Unbilled interest income	(63,387)	(3,571)
Deferred government subsidiary income	(44,182)	(46,511)
Unrealized gain on short-term investment	(4,433)	(23,742)
Other	(16,000)	(13,977)
Total deferred tax liabilities	(2,145,929)	(1,964,696)
Valuation allowance on net operating loss	(11,395)	(19,135)
Net deferred tax liabilities	$(1,322,608)	$(1,225,641)

Following is a reconciliation of income tax expense at the effective rate to income tax at the calculated statutory rates:

	For the Six Months Ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)
PRC statutory tax rate	25%	25%
Effect of different tax rates in different jurisdictions	7.8%	0.3%
Permanent difference
For others	-%	2.4%
Tax holiday effect	(4.9)%	(2.9)%
Effective tax rate	27.9%	24.8%

Uncertain Tax Positions

The Company did not have significant unrecognized uncertain tax positions or any unrecognized liabilities, interest or penalties associated with unrecognized tax benefit as of and for the six months ended June 30, 2022 and for the year ended December 31, 2021.

NOTE 17 – EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share for the periods presented:

	For the Six Months Ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)
Numerator:
Net income	$638,427	$867,202
Denominator:
Weighted-average shares used in computing basic and diluted net income per share	10,987,679	10,987,679
Net income per share of ordinary shares: -basic and diluted	$0.06	$0.08

NOTE 18 – CONCENTRATIONS

Major Customers

For the six months ended June 30, 2022, two customers accounted for 34% and 17% of total HiTek’s revenues. As of June 30, 2022, the balance due from three customers accounted for 98% of the Company’s total trade account receivable, the largest of which accounted for 66%, followed by the balance which accounted for 22% of the Company’s trade accounts receivable, while one customer which is a related party of HiTek represented 10% of HiTek’s accounts receivable.

For the six months ended June 30, 2021, two customers accounted for 35% and 12% of total HiTek’s revenues. As of June 30, 2021, the balance due from three customers accounted for 92% of the Company’s total trade account receivable, the largest of which accounted for 59%, followed by the balance due from a related party, which accounted for 22% of the Company’s trade accounts receivable.

Major Suppliers

For the six months ended June 30, 2022, three suppliers accounted for 28%, 25%and 20% of the total purchases. At June 30, 2022, two suppliers accounted for 37% of the Company’s trade accounts payable.

For the six months ended June 30, 2021, three suppliers accounted for 26%, 16% and 12% of the total purchases. As of June 30, 2021, three suppliers accounted for 54% of the Company’s trade accounts payable.

NOTE 19 – COMMITMENTS AND CONTINGENCY

Lease Obligations

The Company leases certain office premises and apartments for employees under operating lease agreements with various terms through December 31, 2024. Future minimum lease payments under the operating lease agreements are as follows:

Amount
(Unaudited)
Twelve months ending December 31,
2022	14,289
2023	21,476
2024	3,585
Total	$39,350

Rental expense for the six months ended June 30, 2022 and 2021 were $15,458 and $18,100, respectively.

Underwriter Agreement

On October 5, 2020, the Newbridge terminated the underwriter agreement with the Company which signed on May 10, 2019.

On November 10, 2020, the Company entered into an engagement with R.F. Lafferty & Co., Inc. and US Tiger Securities, Inc. (the “Underwriters”). The agreement was expired on November 9, 2021. Then an amendment to the agreement was signed by all parties to extend the service termination date to December 31, 2022.

On August 16, 2022, US Tiger Securities, Inc. terminated the underwriter agreement with the Company which signed on November 10, 2020 and amended on November 9, 2021.

On August 25, 2022, the Company entered into an engagement with R.F. Lafferty & Co., Inc. and Pacific Century Securities, LLC. (the “Underwriters”). The agreement was expired on the earlier of August 24, 2023 or the final closing of an Offering. Under the engagement, the Company agrees to pay the following fees:

1)	Cash retainer: $100,000 which is refundable to the extent that the Underwriters’ incurred expenses are less than the retainer paid.

2)	Cash fee: At the closing of the IPO, the Underwriters will receive a commission equal to eight and one-half percent (8.5%) of the gross proceeds received.

3)	Non-Accountable expenses: $150,000 payable at the closing of the IPO which is intended to cover the Underwriters’ legal and road show expenses associated with the IPO.

The engagement letter also states that, for purposes of covering over-allotments, if any, the Company shall grant the Underwriters an option, exercisable within 45 days after the closing of the Offering, to acquire up to an additional 15.0% of the total number of Securities to be offered by the Company, on the same terms as the Securities sold in the Offering.

Risks in relation to the VIE structure

It is possible that the Company’s operation of certain of its operations and businesses through its VIE could be found by PRC authorities to be in violation of PRC law and regulations prohibiting or restricting foreign ownership of companies that engage in such operations and businesses. While the Company’s management considers the possibility of such a finding by PRC regulatory authorities under current law and regulations to be remote, on January 19, 2015, the Ministry of Commerce of the PRC, or (the “MOFCOM”) released on its Website for public comment a proposed PRC law (the “Draft FIE Law”) that appears to include VIE within the scope of entities that could be considered to be foreign invested enterprises (or “FIEs”) that would be subject to restrictions under existing PRC law on foreign investment in certain categories of industry. Specifically, the Draft FIE Law introduces the concept of “actual control” for determining whether an entity is considered to be an FIE. In addition to control through direct or indirect ownership or equity, the Draft FIE Law includes control through contractual arrangements within the definition of “actual control.” If the Draft FIE Law is passed by the People’s Congress of the PRC and goes into effect in its current form, these provisions regarding control through contractual arrangements could be construed to reach the Company’s VIE arrangements, and as a result the Company’s VIE could become explicitly subject to the current restrictions on foreign investment in certain categories of industry. If a finding were made by PRC authorities, under existing law and regulations or under the Draft FIE Law if it becomes effective, about the Company’s operation of certain of its operations and businesses through its VIEs, regulatory authorities with jurisdiction over the licensing and operation of such operations and businesses would have broad discretion in dealing with such a violation, including levying fines, confiscating the Company’s income, revoking the business or operating licenses of the affected businesses, requiring the Company to restructure its ownership structure or operations, or requiring the Company to discontinue all or any portion of its operations. Any of these actions could cause significant disruption to the Company’s business operations, and have a severe adverse impact on the Company’s cash flows, financial position and operating performance.

In addition, it is possible that the contracts among WFOE, HiTek and HiTek’s shareholders would not be enforceable in China if PRC government authorities or courts were to find that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event that the Company was unable to enforce these contractual arrangements, the Company would not be able to exert effective control over the VIEs. Consequently, the VIEs’ results of operations, assets and liabilities would not be included in the Company’s consolidated financial statements. If such were the case, the Company’s cash flows, financial position, and operating performance would be materially adversely affected. The Company’s contractual arrangements WFOE, HiTek and HiTek’s shareholders are approved and in place. Management believes that such contracts are enforceable, and considers the possibility remote that PRC regulatory authorities with jurisdiction over the Company’s operations and contractual relationships would find the contracts to be unenforceable.

The Company’s operations and businesses rely on the operations and businesses of its VIEs, which hold certain recognized revenue-producing assets. The VIEs also have an assembled workforce, focused primarily on research and development, whose costs are expensed as incurred. The Company’s operations and businesses may be adversely impacted if the Company loses the ability to use and enjoy assets held by its VIE.

NOTE 20   – SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through November 28, 2022, the date that the consolidated financial statements were available to be issued. With the exception of those matters discussed in Notes 19, there were no material subsequent events that required recognition or additional disclosure in these consolidated financial statements.

Hitek Global Inc.

3,200,000 Ordinary Shares

Prospectus

March 31, 2023

Until and including April 25, 2023 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealers, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.